As filed with the Securities and Exchange Commission on March 14, 2011
Registration No. 333-172508

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	8731	35-1345024
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2701 Kent Avenue
West Lafayette, Indiana 47906
Phone: (765) 463-4527

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Cox
Vice President-Finance, Chief Financial and Administrative Officer and Treasurer
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906
Phone: (765) 463-4527

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Stephen J. Hackman, Esq.
Ice Miller LLP
One American Square, Suite 2900
Indianapolis, Indiana 46282-0200
Phone: (317) 236-2289

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Series A convertible preferred shares	$—	$—

Common shares issuable upon conversion of Series A convertible preferred shares(2)	$—	$—

Warrants to purchase common shares(2)	$—	$—

Common shares issuable upon exercise of warrants	$—	$—

Total	$5,000,000	$581

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends, anti-dilution provisions, or similar transactions. No additional registration fee is being paid for these shares.

(2)	No additional consideration is payable upon conversion of the Convertible Preferred Shares or upon issuance of the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated March 14, 2011

Bioanalytical Systems, Inc.

5,000 Series A Convertible Preferred Shares
(and _____ Common Shares underlying the Series A Convertible Preferred Shares)
_____ Warrants
(and _____ Common Shares underlying the Warrants)

We are offering up to 5,000 Series A convertible preferred shares (the “Series A preferred shares”) and warrants to purchase up to _____ common shares to purchasers in this offering. We are also offering up to _____ of our common shares issuable upon conversion of the Series A preferred shares and _____ of our common shares issuable upon exercise of the warrants. The Series A preferred shares and warrants will be sold in units for a purchase price equal to $1,000 per unit. Each unit will consist of (1) one Series A preferred share which is convertible into ___ of our common shares at a conversion price of $_.__ per common share, (2) one Class A Warrant to purchase ___ of our common shares, exercisable at any time after the closing date at an exercise price of $_.__ per common share and (3) one Class B Warrant to purchase ___ of our common shares, exercisable at any time after the closing date at an exercise price of $_.__ per common share. The conversion price of the Series A preferred shares and the exercise prices for the warrants will depend upon market conditions and will be determined by our Board of Directors after consulting with the placement agent for this offering.

The Series A preferred shares will not have a stated dividend rate, but will participate in any dividends payable upon our common shares on an “as-converted” basis.  The conversion of the Series A preferred shares and the exercise of the warrants are subject to certain ownership limitations described in this prospectus.  For a more detailed description of the Series A preferred shares, the warrants, and our common shares, see the section entitled “Description of Securities” beginning on page 12 of this prospectus.

Our common shares are quoted on the NASDAQ Capital Market under the symbol “BASI.” The last reported sale price of our common shares on March 11, 2011 was $1.94 per share.

We have retained Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) to act as our exclusive Placement Agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the units. We intend to enter into a Placement Agent agreement with the Placement Agent, relating to the units offered by this prospectus.  The Placement Agent is not purchasing or selling any of our units pursuant to this prospectus, nor are we requiring any minimum purchase or sale of any specific number of units. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth below. See “Plan of Distribution” beginning on page 17 of this prospectus for more information regarding this arrangement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for more information.

	Per Unit	Total
Public offering price	$-	$-
Placement Agent fees (1)	$-
Proceeds, before expenses, to us (2)	$-

(1) For the purpose of estimating the Placement Agent’s fees, we have assumed that they will receive their maximum commission on all sales made in the offering.  The Placement Agent will also be entitled to reimbursement of expenses up to a maximum of 1.2% of the gross proceeds raised in the offering, but in no event more than $60,000, and will receive common shares equal to 2% of the gross proceeds divided by _____ and warrants to purchase 2% of the aggregate number of our common shares sold in this offering.
(2) We estimate total expenses of this offering, excluding the Placement Agent’s fees, will be approximately $______.  For information concerning our obligation to reimburse the Placement Agent for certain of its expenses see “Plan of Distribution” beginning on page 17 of this prospectus.

This offering expires on the earlier of (i) the date upon which all of the units being offered have been sold, or (ii) _____, 2011.  We expect that delivery of the units being offered pursuant to this prospectus will be made to purchasers on or about ______, 2011.  In either event, the offering may be closed without further notice to you.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

LADENBURG THALMANN & CO. INC.

The date of this prospectus is ______, 2011.

Table of Contents

Prospectus Summary	1
The Offering	4
Risk Factors	6
Use of Proceeds	10
Determination of Offering Price	11
Dilution	11
Dividend Policy	11
Capitalization	11
Description of Securities	12
Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities	16
Plan of Distribution	17
Management’s Discussion and Analysis of Financial Condition and Results of Operations	18
Business	26
Properties	33
Management	33
Executive and Director Compensation	36
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	42
Material U.S. Federal Income Tax Considerations	43
Legal Proceedings	46
Legal Matters	46
Experts	46
Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not, and the Placement Agent has not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.  We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of units. Our business, financial condition, results of operations, and prospects may have changed since that date.

Some of the industry and market data contained in this prospectus are based on independent industry publications or other publicly available information that we believe are reliable as of their respective dates, while other information is based on our internal sources.

i

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Prospectus Summary

This summary highlights information about our Company and this offering contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. You should read this entire prospectus carefully, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless otherwise specified or the context otherwise requires, the terms “we”, “us”, “our”, “the Company”, or “ours” refer to Bioanalytical Systems, Inc. and its consolidated subsidiaries.

About Bioanalytical Systems, Inc.

Bioanalytical Systems Inc., a corporation organized in Indiana in 1974, provides contract drug development services and research equipment to many leading global pharmaceutical, medical research and biotechnology companies and institutions. We offer an efficient, variable-cost alternative to our clients' internal product development programs. Outsourcing development work to reduce overhead and speed drug approvals through the Food and Drug Administration ("FDA") is an established alternative to in-house development among pharmaceutical companies. We derive our revenues from sales of our research services and drug development tools, both of which are focused on determining drug safety and efficacy.  The Company has been involved in the research of drugs to treat numerous therapeutic areas since its formation.

We support the preclinical and clinical development needs of researchers and clinicians for small molecule and large biomolecule drug candidates.  We believe our scientists have the skills in analytical instrumentation development, chemistry, computer software development, physiology, medicine, analytical chemistry and toxicology to make the services and products we provide increasingly valuable to our current and potential clients. Our principal clients are scientists engaged in analytical chemistry, drug safety evaluation, clinical trials, drug metabolism studies, pharmacokinetics and basic neuroscience research from small start-up biotechnology companies to many of the largest global pharmaceutical companies.

Our services and products are marketed globally to pharmaceutical, medical research and biotech companies and institutions engaged in drug research and development. The research services industry is highly fragmented among many niche vendors led by a small number of larger companies; the latter offer an ever-growing portfolio of start-to-finish pharmaceutical development services. Our products are also marketed to academic and governmental institutions. Our services and products may have distinctly different clients (often separate divisions in a single large pharmaceutical company) and requirements. We believe that clients are facing increased pressure to outsource facets of their research and development activities.

We operate in two business segments – contract research services and research products, both of which address the bioanalytical, preclinical, and clinical research needs of drug developers. Both segments arose out of our expertise in a number of core technologies designed to quantify trace chemicals in complex matrices.

The contract research services segment provides screening and pharmacological testing, preclinical safety testing, formulation development, regulatory compliance and quality control testing. The following is a description of the services provided by our contract research services segment:

•
Product Characterization, Method Development and Validation: Analytical methods, primarily performed in West Lafayette, Indiana, determine potency, purity, chemical composition, structure and physical properties of a compound. Methods are validated to ensure that data generated are accurate, precise, reproducible and reliable and are used consistently throughout the drug development process and in later product support.

•
Bioanalytical Testing: We analyze specimens from preclinical and clinical trials to measure drug and metabolite concentrations in complex biological matrices. Bioanalysis is performed at our facilities in Indiana, Oregon and the United Kingdom (“UK”).

•
Stability Testing: We test stability of drug substances and formulated drug products and maintain secure storage facilities in West Lafayette, Indiana to establish and confirm product purity, potency and shelf life. We have multiple International Conference on Harmonization validated controlled-climate GMP (Good Manufacturing Practices) systems in place, and the testing capability to complete most stability programs.

•
In Vivo Pharmacology: We provide preclinical in vivo sampling services for the continuous monitoring of chemical changes in life, in particular, how a drug enters, travels through, and is metabolized in living systems. Most services are performed in customized facilities in Evansville, Indiana using our robotic Culex® APS (Automated Pharmacology System) system.

•
Preclinical and Pathology Services: We provide pharmacokinetic and safety testing in studies ranging from acute safety monitoring of drugs and medical devices to chronic, multi-year oncogenicity studies in our Evansville, Indiana site. Depending on protocol, multiple tissues may be collected to monitor pathological changes.

Our products business is focused on expediting preclinical screening of developmental drugs. We compete in small niches of the multibillion dollar analytical instrument industry. The products business targets unique niches in life science research. We design, develop, manufacture and market state-of-the-art in vivo sampling systems and accessories (including disposables, training and systems qualification), physiology monitoring tools and liquid chromatography and electrochemistry instruments platforms. We offer three (3) principal product lines:  Analytical Products, In vivo Sampling Products and Vetronics’ Products.  The following is a brief description of the products offered:

•
Analytical Products:  The analytical products consist of our liquid chromatographic and electrochemical instruments with associated accessories.  The critical component of these products is the Epsilon® electrochemical platform.  This incorporates all the hardware capabilities needed for most electrochemical experiments but can be modified through software development.  The market is principally academic institutions and industrial research companies.

•
In Vivo Sampling Products:  The in vivo sampling products consist of the Culex® family of automated in vivo sampling and dosing instruments.  These are used by pharmaceutical researchers to dose animals and collect biological samples (blood, bile, urine, microdialysate, feces or any bio-fluid) from the animals.  Since dosing and sample collections are automated, animals are not manually handled, reducing stress on the animals and producing more representative pharmacological data.  Behavior and other physiological parameters can also be monitored simultaneously.  Compared to manual methods, the Culex® products offer significant reduction in test model use and comparable reduction in labor.  The line also includes miniaturized in vivo sampling devices sold to drug developers and medical research centers to assist in the study of  a number of medical conditions including stroke, depression, Alzheimer’s and Parkinson’s diseases, diabetes and osteoporosis.

•
Vetronics’ Products:  The Vetronics’ products consist of instruments and related software to monitor and diagnose cardiac function (electro-cardiogram) and measure other vital physiological parameters primarily in cats and dogs in veterinary clinics.

Our Growth Strategy

We believe that the development of innovative new drugs is going through an evolution, evidenced by the significant reduction of expenditures on research and development at several major international pharmaceutical companies, accompanied by increases in outsourcing and investments in smaller start-up companies that are performing the early development work on new compounds.  Many of these companies are funded by either venture capital or pharmaceutical investment, or both, and generally do not build internal staffs that possess the extensive scientific and regulatory capabilities to perform the various activities necessary to progress a drug candidate to the filing of an Investigative New Drug (“IND”) application with the FDA.

While continuing to maintain and develop our relationships with large pharmaceutical companies, we intend to aggressively promote our services to developing businesses, which will require us to expand our existing capabilities to provide services early in the drug development process, and to consult with clients on regulatory strategy and compliance leading to their filings.  We have recently launched our Enhanced Drug Discovery services as part of this strategy, utilizing our proprietary Culex® technology to provide early experiments in our laboratories that previously would have been conducted in the sponsor’s facilities.

We will employ the following key strategies, among others, to achieve our growth goals:

•
Expand our CRO business.  We will grow our CRO business through increased investment in our people and facilities, and by expanding our network of relationships for new and existing CRO services as follows:

-	Gaining new clients for our existing CRO services from competitors or from internal client functions;
-	Focusing on new markets, such as start-ups, biotechs and generics, for our services;
-	Expanding Culex® automated in vivo sampling and dosing instrument capabilities into the discovery phase of research;
-	Partnering with Phase I clinical units;
-	Evaluating and expanding our capabilities in biologics, and
-	Investigating acquisition candidates that add services we do not currently offer to our markets, or that bring innovation to existing CRO offerings.

•
Expand our portfolio of commercially viable, innovative products.  We intend to expand our portfolio of value-added products using innovative technologies that are desired in the market.  We will utilize our own research and development efforts and existing client relationships to identify and prioritize opportunities that allow us to respond rapidly to the market and shorten the time to market for new products.

Challenges in Executing our Growth Strategy

We face several challenges to the successful implementation of our growth strategy. In addition, our business is subject to numerous risks, which we highlight in the section entitled "Risk Factors" immediately following this prospectus summary.  For example, our ability to grow by expanding our CRO business requires that we take business from competitors, identify new clients, expand our scientific capabilities and broaden our geographic presence. Our inability to do any of these could prevent us from successfully implementing our growth strategy. In addition, the success of our business model depends on our ability to correctly identify market needs for new technologies. If we are not successful in identifying market needs or in developing new products to meet those needs, we may not be successful in expanding our products portfolio. We believe that sustained growth at a higher rate will require that we attract additional scientific and business talent. If we are unable to accomplish this, it may negatively impact our ability to grow.

Where You Can Find More Information

Our common shares are quoted on the NASDAQ Capital Market under the symbol “BASI.”.

Our executive offices are located at 2701 Kent Avenue, West Lafayette, Indiana 47906, and our telephone number is 765.463.4527.  We make available on our website, www.BASInc.com, our annual reports, quarterly reports, and proxy statements, as well as up- to- date investor presentations. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

We have filed a registration statement on Form S-1 (Registration No. 333-172508) with the SEC under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our securities, you should consult the registration statement and its exhibits. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

The Offering

Our common shares are traded on the NASDAQ Capital Market under the symbol “BASI”. On March 11, 2011, the last sale price of our common shares as reported on the NASDAQ Capital Market was $1.94 per share.

Issuer	Bioanalytical Systems, Inc.

Units
Each unit consists of (1) one Series A convertible preferred share which is convertible into ___ of our common shares; (2) one Class A Warrant to purchase __ of our common shares; and (3) one Class B Warrant to purchase __ of our common shares.

Unit Price	$1,000 per unit

Series A preferred shares
Each unit includes one Series A preferred share. Each Series A preferred share is convertible into ___ of our common shares, has a liquidation preference and is redeemable at the option  of the Company.  The Series A preferred shares will not have a stated dividend rate, but will participate in any dividends payable upon our common shares on an “as converted” basis. See the section entitled “Description of Series A Preferred Shares”  beginning on page 13 of this prospectus.

Conversion Price of Series A preferred shares	$_.__

Common shares underlying Series A preferred shares included in units
Based on the conversion price of $_.__ per share, each Series A preferred share is convertible into __ of our common shares and all ___ Series A preferred shares offered hereby would be converted into ____ of our common shares.

Class A Warrant terms
Each unit includes a Class A Warrant to purchase ___ of our common shares which equals __% of the common shares underlying each Series A preferred share. Class A Warrants will entitle the holder to purchase common shares for an exercise price equal to $_.__. Class A Warrants are exercisable immediately after the date of issuance and expire five years after the date of issuance. See the section entitled “Description of Warrants” beginning on page 14 of this prospectus.

Class B Warrant terms
Each unit includes a Class B Warrant to purchase __ of our common shares which equals __% of the common shares underlying each Series A preferred share. Class B Warrants will entitle the holder to purchase common shares for an exercise price equal to $_.__.  Class B Warrants are exercisable immediately after the date of issuance and expire one year after the date of issuance. See the section entitled "Description of Warrants" beginning on page 14 of this prospectus.

Common shares outstanding before this offering	Approximately 4,915,318 shares.

Common shares to be outstanding after this offering including common shares underlying Series A preferred shares included in units	Approximately ______ shares.

Use of Proceeds
Assuming all units are sold, we estimate that the net proceeds to us from this offering will be approximately $__ million.  We intend to use the net proceeds from this offering for the purchase of laboratory equipment, working capital and general corporate purposes. See "Use of Proceeds."

Limitations on Exercise or Conversion
Notwithstanding anything herein to the contrary, the Company will not permit the conversion of the preferred shares or exercise of the warrants of any holder, if after such conversion or exercise such holder would beneficially own more than 4.99% of the common shares then outstanding.

Risk factors
You should carefully read and consider the information set forth under "Risk Factors," together with all of the other information set forth in this prospectus, before deciding to invest in the units offered by this prospectus.

The number of common shares outstanding before and after the offering is based on 4,915,318 shares outstanding as of March 11, 2011 and excludes:

•	691,500 common shares issuable upon exercise of options with a weighted average exercise price of $2.64 per share;

•	1,000 common shares reserved for future grants and awards under our equity incentive plans; and

•	_____ common shares issuable upon exercise of warrants to be issued in connection with this offering.

Risk Factors

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and the related notes thereto. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common shares could decline, and you may lose all or part of your investment in the units. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

We have experienced periods of losses on our operating activities.

Our overall strategy includes increasing revenue and reducing/controlling operating expenses.  We have concentrated our efforts in ongoing, Company-wide efficiency activities intended to increase productivity and reduce costs including personnel reductions, reduction or elimination of non-personnel expenses and realigning and streamlining operations.  Despite these efforts, we experienced a net loss in fiscal years 2004, 2005, 2006, 2008, 2009 and 2010.  Further, our net revenues in 2009 and 2010 when compared to the immediately preceding fiscal year, declined approximately 23.8% and 9.5% respectively.  Demand for our services and products may continue to be subject to substantial year-to-year fluctuations as a consequence of industry cyclicality, as well as global economic uncertainty and other factors, and such fluctuations may have a material adverse effect on our financial condition or results of operation.  We cannot assure that our efforts will result in any increased profitability, or if our efforts result in profit, that profits will continue, for any meaningful period of time.

We have limited ability to obtain additional financing.

Substantially all of our assets are encumbered as security for our existing indebtedness.  It could be difficult to raise additional debt without additional collateral for security.  There is also a limited market for our common shares, which could make it difficult to issue additional equity.  It could therefore be difficult to raise additional cash if our revolving line of credit and operations do not generate sufficient cash to fund our operations.

Noncompliance with debt covenants contained in our credit agreements could adversely affect our ability to borrow under our credit agreements and could ultimately render a substantial portion of our outstanding indebtedness immediately due and payable.

Certain of the Company’s credit agreements contain certain affirmative and negative covenants including compliance with certain financial ratios. A breach of any of these covenants or our inability to comply with any required financial ratios could result in a default under one or more credit agreements, unless we are able to obtain the necessary waivers or amendments to the credit agreements. Upon the occurrence of an event of default that is not waived, and subject to any appropriate cure periods, the lenders under the affected credit agreements could elect to exercise any of their available remedies, which may include the right to not lend any additional amounts to us or, in certain instances, to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable. If we are unable to repay the borrowings with respect to such credit facility when due the lenders could be permitted to proceed against their collateral. The election to exercise any such remedy could have a material adverse effect on our business and financial condition.

Unfavorable general economic conditions may materially adversely affect our business.

Unfavorable global economic conditions, including the recent recession in the United States and the recent financial crisis affecting the banking system and financial markets, could negatively affect our business. While it is difficult for us to predict the impact of general economic conditions on our business, these conditions could reduce customer demand for some of our services, which could cause our revenue to decline. Also, our customers, particularly smaller biotechnology companies which are especially reliant on the credit and capital markets, may not be able to obtain adequate access to credit or equity funding, which could affect their ability to make timely payments to us. Moreover, we rely on credit facilities to provide working capital to support our operations.  We regularly evaluate alternative financing sources.  Further changes in the commercial credit market or in the financial stability of our creditors may impact the ability of our creditors to provide additional financing. In addition, the financial condition of our credit facility providers, which is beyond our control, may adversely change. Any decrease in our access to borrowings under our credit facility, tightening of lending standards and other changes to our sources of liquidity could adversely impact our ability to obtain the financing we need to continue operating the business in our current manner.  For these reasons, among others, if the economic conditions stagnate or decline, our operating results and financial condition could be adversely affected.

A reduction in research and development budgets at pharmaceutical and biotechnology companies may adversely affect our business.

Our customers include researchers at pharmaceutical and biotechnology companies. Our ability to continue to grow and win new business is dependent in large part upon the ability and willingness of the pharmaceutical and biotechnology industries to continue to spend on research and development and to outsource the products and services we provide. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products and services. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies. Our business could be adversely affected by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies. Similarly, economic factors and industry trends that affect our clients in these industries also affect our business.

Our future success depends on our ability to keep pace with rapid technological changes that could make our services and products less competitive or obsolete.

The biotechnology, pharmaceutical and medical device industries generally, and contract research services more specifically, are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, services or products that are more effective or commercially attractive than our current or future technologies, services or products, or that render our technologies, services or products less competitive or obsolete. If competitors introduce superior technologies, services or products and we cannot make enhancements to ours to remain competitive, our competitive position, and in turn our business, revenues and financial condition, would be materially and adversely affected.

We operate in a highly competitive industry.

The Contract Research Organization (“CRO”) services industry is highly competitive. We often compete for business not only with other, often larger and better capitalized, CRO companies, but also with internal discovery and development departments within our clients, some of which are large pharmaceutical and biotechnology companies with greater resources than we have. If we do not compete successfully, our business will suffer. The industry is highly fragmented, with numerous smaller specialized companies and a handful of full-service companies with global capabilities much larger than ours. Increased competition might lead to price and other forms of competition that might adversely affect our operating results. As a result of competitive pressures, our industry experienced consolidation in recent years. This trend is likely to produce more competition among the larger companies for both clients and acquisition candidates. In addition, there are few barriers to entry for smaller specialized companies considering entering the industry. Because of their size and focus, these companies might compete effectively against larger companies such as us, which could have a material adverse impact on our business.

The loss of our key personnel could adversely affect our business.

Our success depends to a significant extent upon the efforts of our senior management team and other key personnel. The loss of the services of such personnel could adversely affect our business.  Also, because of the nature of our business, our success is dependent upon our ability to attract, train, manage and retain technologically qualified personnel.  There is substantial competition for qualified personnel, and an inability to recruit or retain qualified personnel may impact our ability to grow our business and compete effectively in our industry.

Any failure by us to comply with existing regulations could harm our reputation and operating results.

Any failure on our part to comply with existing regulations could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. For example, if we were to fail to properly monitor compliance with study protocols, the data collected could be disqualified.  If this were to happen, we could be contractually required to repeat a study at no further cost to the customer, but at substantial cost to us.  This would harm our reputation, our prospects for future work and our operating results. Furthermore, the issuance of a notice from the FDA based on a finding of a material violation by us of good clinical practice, good laboratory practice or good manufacturing practice requirements could materially and adversely affect our business and financial performance.

Our business uses biological and hazardous materials, which could injure people or violate laws, resulting in liability that could adversely impact our financial condition and business.

Our activities involve the controlled use of potentially harmful biological materials, as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our insurance coverage and ability to pay. Any contamination or injury could also damage our reputation, which is critical to getting new business. In addition, we are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations is significant and if changes are made to impose additional requirements, these costs could increase and have an adverse impact on our financial condition and results of operations.

The majority of our customers’ contracts can be terminated upon short notice.

Most of our contracts for CRO services are terminable by the client upon 30 to 90 days’ notice. Clients terminate or delay their contracts for a variety of reasons, including but not limited to:

•	products being tested fail to satisfy safety requirements;
•	products have undesired clinical results;
•	the client decides to forego a particular study;
•	inability to enroll enough patients in the study;
•	inability to recruit enough investigators;
•	production problems cause shortages of the drug; and
•	actions by regulatory authorities.

Although our contracts frequently entitle us to receive the costs of winding down the terminated projects, as well as all fees earned by us up to the time of termination, including a termination fee in some contracts, the loss, reduction in scope or delay of a large contract or the loss or delay of multiple contracts could materially adversely affect our business.

We may bear financial risk if we under-price our contracts or overrun cost estimates.

Since some of our contracts are structured as fixed price or fee-for-service, we bear the financial risk if we initially under-price our contracts or otherwise overrun our cost estimates. Such under pricing or significant cost overruns could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Our Products business depends on our intellectual property.

Our Products business is dependent, in part, on our ability to obtain patents in various jurisdictions on our current and future technologies and products, to defend our patents and protect our trade secrets and to operate without infringing on the proprietary rights of others. There can be no assurance that our patents will not be challenged by third parties or that, if challenged, those patents will be held valid. In addition, there can be no assurance that any technologies or products developed by us will not be challenged by third parties owning patent rights and, if challenged, will be held not to infringe on those patent rights. The expense involved in any patent litigation can be significant. We also rely on unpatented proprietary technology, and there can be no assurance that others will not independently develop or obtain similar products or technologies.

We might incur substantial expense to develop products that are never successfully developed and commercialized.

We have incurred and expect to continue to incur substantial research and development and other expenses in connection with our products business. The potential products to which we devote resources might never be successfully developed or commercialized by us for numerous reasons, including:

•	inability to develop products that address our customers’ needs;
•	competitive products with superior performance;
•	patent conflicts or unenforceable intellectual property rights;
•	demand for the particular product; and
•	other factors that could make the product uneconomical.

Incurring significant expenses for a potential product that is not successfully developed and/or commercialized could have a material adverse effect on our business, financial condition, prospects and share price.

Providing CRO services creates a risk of liability for which we may not be fully indemnified or insured.

In certain circumstances, we seek to manage our liability risk through contractual provisions with clients, requiring us to be indemnified by the clients or covered by the clients' product liability insurance policies.  Contractual indemnifications generally do not protect us against liability arising from certain of our own actions, such as negligence or intentional misconduct. We could be materially and adversely affected if we were required to pay damages or bear the costs of defending any claim which is not covered by a contractual indemnification provision or in the event that a party who must indemnify us does not fulfill its indemnification obligations or which is beyond the level of our insurance coverage.  Furthermore, we could be held liable for errors and omissions in connection with the services we perform.  There can be no assurance that our insurance coverage will be adequate, or that insurance coverage will continue to be available on acceptable terms, or that we can obtain indemnification arrangements or otherwise be able to limit our liability risk.

We may not be able to successfully expand our business through acquisitions.

We occasionally review acquisition candidates and acquisitions which we have already made.  We have faced substantial problems integrating acquisitions in the past, and if as a part of our growth strategy we decide to undertake an acquisition, we may not be able to successfully integrate it in order to realize the full benefit of such acquisition.  Factors which may affect our ability to grow successfully through acquisitions include:

•	inability to obtain financing due to our financial condition and recent performance;
•	difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;
•	diversion of management’s attention from current operations;
•	the possibility that we may be adversely affected by risk factors facing the acquired companies;
•
acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our common shares to the shareholders of the acquired company, dilutive to the percentage of ownership of our existing shareholders;

•	potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the seller; and
•	loss of key employees of the acquired companies.

Changes in government regulation or in practices relating to the pharmaceutical industry could change the need for the services we provide.

Governmental agencies throughout the world, but particularly in the United States, strictly regulate the drug development process. Our business involves helping pharmaceutical and biotechnology companies comply with the regulatory drug approval process. Changes in regulation, such as a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, or an increase in regulatory requirements that we have difficulty satisfying, or that make our services less competitive, could substantially change the demand for our services. Also, if the government increases efforts to contain drug costs and pharmaceutical and biotechnology company profits from new drugs, our customers may spend less, or reduce their growth in spending on research and development.

Privacy regulations could increase our costs or limit our services.

The US Department of Health and Human Services has issued regulations under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). These regulations demand greater patient privacy and confidentiality. Some state governments are considering more stringent regulations. These regulations might require us to increase our investment in security or limit the services we offer. We could be found legally liable if we fail to meet existing or proposed regulation on privacy and security of health information.

We may be affected by health care reform.

In March 2010, the United States Congress enacted health care reform legislation intended over time to expand health insurance coverage and impose health industry cost containment measures.  This legislation may significantly impact the pharmaceutical and biotechnology industries.  In addition, the U.S. Congress, various state legislatures and European and Asian governments may consider various types of health care reform in order to control growing health care costs. We are presently uncertain as to the effects of the recently enacted legislation on our business and are unable to predict what legislative proposals will be adopted in the future, if any.

Implementation of health care reform legislation may have certain benefits but also may contain costs that could limit the profits that can be made from the development of new drugs. This could adversely affect research and development expenditures by pharmaceutical and biotechnology companies, which could in turn decrease the business opportunities available to us both in the United States and abroad. In addition, new laws or regulations may create a risk of liability, increase our costs or limit our service offerings.

We rely on air transportation to serve our customers.

Our laboratories and certain of our other businesses are heavily reliant on air travel for transport of samples and other material, products and people. A significant disruption to the air travel system, or our access to it, could have a material adverse effect on our business.

Risks Related to Share Ownership

There is no public market for the Series A preferred shares or warrants to purchase common shares to be sold in this offering.

There is no established public trading market for the Series A preferred shares and warrants being sold in this offering, and we do not expect a market to develop.  In addition, we do not intend to apply for listing the Series A preferred shares or warrants on any securities exchange. Without an active market, the liquidity of these securities will be limited.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as result, our share price could decline.

The Series A conversion price is substantially higher than the net tangible book value per share of our outstanding common shares. On a pro forma basis, after giving effect to the sale of 5,000 Series A preferred shares in this offering and assuming the conversion of all the Series A preferred shares sold in the offering (and excluding common shares issuable upon exercise of warrants), our net tangible book value as of December 31, 2010 would have been $____, or $_.__ per share. This represents an immediate increase in net tangible book value of $_.__ per share to existing shareholders and an immediate dilution in net tangible book value of $_.__ per common share purchased, without giving effect to the potential exercise of warrants offered by this prospectus. In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional capital to finance our operations and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, may result in dilution to investors. In addition, the market price of our common shares could fall as a result of resales of any of these common shares due to an increased number of shares available for sale in the market.

Our share price could be volatile and our trading volume may fluctuate substantially.

The price of our common shares has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.60 to a high of $9.39 since December 31, 2005. Many factors could have a significant impact on the future price of our common shares, including:

•	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;
•	our failure to successfully implement our business objectives;
•	compliance with ongoing regulatory requirements;
•	market acceptance of our products;
•	technological innovations, new commercial products or drug discovery efforts and preclinical and clinical activities by us or our competitors;
•	changes in government regulations;
•	general economic conditions and other external factors;
•	actual or anticipated fluctuations in our quarterly financial and operating results;
•	the degree of trading liquidity in our common shares; and
•	our ability to meet the minimum standards required for remaining listed on the NASDAQ Capital Market.

Although we currently meet the listing requirements for the NASDAQ Capital Market, our common shares could be de-listed from the NASDAQ Capital Market and determined to be a “penny stock”.

The National Association of Securities Dealers, Inc. has certain standards for the continued listing of a security on the NASDAQ Capital Market.  These standards require, among other things, that a listed issuer have either (i) listed securities with a market value of at least $1.0 million and (ii) a bid price of at least $1.00 per share, and either (i) minimum shareholders’ equity of $2.5 million, (ii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years, or (iii) market value of the listed securities of at least $35.0 million.

If we are unsuccessful in maintaining our NASDAQ listing, then we may pursue listing and trading of our common shares on the Over-The-Counter Bulletin Board or another securities exchange or association with different listing standards than NASDAQ. We anticipate the change in listings may result in a reduction in some or all of the following, each of which could have a material adverse effect on our shareholders:

•	the liquidity of our common shares;
•	the market price of our common shares;
•	our ability to obtain financing for the continuation of our operations;
•	the number of institutional and other investors that will consider investing in our common shares;
•	the number of market makers in our common shares;
•	the availability of information concerning the trading prices and volume of our common shares; and
•	the number of broker-dealers willing to execute trades in our common shares.

Furthermore, if our common shares were removed from listing with the NASDAQ Capital Market and we are unsuccessful in listing our common shares on another national securities exchange, the shares may be subject to the so-called “penny stock” rules.  The SEC has adopted regulations that define a penny stock to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange.  For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions.  If our common shares were delisted and determined to be a penny stock, a broker-dealer may find it more difficult to trade our common shares and an investor may find it more difficult to acquire or dispose of our common shares on the secondary market.  Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

We have never paid cash dividends and do not intend to do so.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Use of Proceeds

Assuming all units are sold, we estimate that the net proceeds to us from this offering will be approximately $_._ million. However, the offering does not specify any minimum sale of any specific number of units as a result of which the net proceeds actually received by us may be considerably less than this estimate.  We intend to use up to $___ of the net proceeds from this offering to purchase laboratory equipment in the ordinary course of business and the remainder for working capital and general corporate purposes.

Determination of Offering Price

Some of the factors considered in determining the offering price of the units were the history and prospects of our Company and comparable companies, similar prior offerings of comparable companies, our management, our capital structure, and currently prevailing general conditions in equity securities markets, including current market valuations of publicly traded companies considered comparable to our company.  We cannot assure you, however, that the price at which the units, Series A preferred shares, common shares or warrants will sell in the public market after this offering will not be lower than the current offering price or that an active trading market in our units, Series A preferred shares, common shares or warrants will develop and continue after this offering. The conversion price of the Series A preferred shares and the exercise prices for the warrants will depend upon market conditions and will be determined by our Board of Directors after consulting with our Placement Agent for this offering.

Dilution

Our net tangible book value as of December 31, 2010 was $9,460,879 or $1.92 per common share. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of common shares outstanding. After giving effect to the sale of 5,000 Series A preferred shares in this offering and assuming the conversion of all the Series A preferred shares sold in the offering (and excluding common shares issuable upon exercise of warrants), our net tangible book value as of December 31, 2010 would have been $____, or $_.__ per share. This represents an immediate increase in net tangible book value of $_.__ per share to existing shareholders and an immediate dilution in net tangible book value of $_.__ per share to investors in this offering. The following table illustrates this calculation.

Series A conversion price		$-
Net tangible book value per share as of December 31, 2010	$-
Increase per share attributable to this offering	$-
As adjusted tangible book value per share after this offering		$-
Dilution per share to new investors in this offering		$-

The number of common shares outstanding used for existing shareholders in the table and calculations above is based on 4,915,318 shares outstanding as of December 31, 2010 and excludes:

•	689,500 common shares issuable upon the exercise of options outstanding at December 31, 2010 with a weighted average exercise price of $2.63 per share; and
•	3,000 common shares reserved for future grants and awards under our equity incentive plans as of December 31, 2010.

Dividend Policy

We have not declared or paid cash dividends on our common shares and do not anticipate paying any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

Capitalization

The following table sets forth our capitalization as of December 31, 2010:

•	on an actual basis; and

•
on a pro forma basis to reflect the sale of 5,000 Series A preferred shares in this offering and assuming the conversion of all the Series A preferred shares sold in the offering (and excluding common shares issuable upon exercise of warrants), after deducting the Placement Agent’s fees and other estimated offering related expenses payable by us.

The offering does not specify any minimum purchase or sale of any specific number of units. As a result, our actual total capitalization following completion of the offering may be significantly less than the “as adjusted” total capitalization reflected in the below table.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this prospectus.

	(Unaudited)
	December 31, 2010
	Actual	Pro forma

Cash and cash equivalents	$1,238
Shareholders' equity:
Preferred shares, 1,000,000 shares authorized, none issued and outstanding at December 31, 2010	-
Common shares, no par value, 19,000,000 shares authorized, 4,915,318 issued and outstanding as of December 31, 2010	1,191
Additional paid-in capital	13,412
Accumulated deficit	(3,671)
Accumulated other comprehensive income	84
Total shareholders' equity	11,016	-
Total capitalization	$12,254	$-

The number of common shares outstanding used for existing shareholders in the table and calculations above is based on 4,915,318 shares outstanding as of December 31, 2010 and excludes:

•	689,500 common shares issuable upon the exercise of options outstanding at December 31, 2010 with a weighted average exercise price of $2.63 per share; and
•	3,000 common shares reserved for future grants and awards under our equity incentive plans as of December 31, 2010.

Description of Securities

This prospectus relates to the sale of units.  Each unit includes (1) one Series A preferred share, (2) one Class A Warrant to purchase ___ common shares and (3) one Class B Warrant to purchase ___ common shares.  The terms of the Series A preferred shares are described below under the caption “Description of Series A Preferred Shares.”  The terms of the Class A Warrants and the Class B Warrants are described below under the caption “Description of Warrants.”

Authorized Capital

We currently have authority to issue 19,000,000 common shares and 1,000,000 preferred shares. In connection with the offering, we anticipate authorizing 5,000 Series A preferred shares. As of December 31, 2010, we had 4,915,318 common shares issued and outstanding and no preferred shares issued and outstanding.

Description of Common Shares

Voting Rights

Each outstanding common share is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding common shares are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The common shares are neither redeemable nor convertible. Holders of our common shares have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common shares are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred shares then outstanding.

We have never paid any cash dividends on our common shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Ltd.

Equity Compensation Plans

We have one stock-based compensation plan, the 2008 Stock Option Plan that replaced the 1997 Outside Director Stock Option Plan and the 1997 Employee Stock Option Plan, together referred to herein as the “Stock Plans.” As of December 31, 2010, 689,500 options to purchase our common shares were issued and outstanding under the Stock Plans with a weighted-average price of $2.63, and 3,000 of our common shares were reserved for future issuance under the 2008 Stock Option Plan.

Description of Series A Preferred Shares

Our Second Amended and Restated Articles of Incorporation authorize 1,000,000 preferred shares. Our board of directors is authorized, without further shareholder action, to establish various series of preferred shares from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Although there is no current intent to do so, our board of directors may, without shareholder approval, issue an additional class or series of preferred shares with voting and conversion rights which could adversely affect the voting power of the holders of the common shares or the Series A preferred shares, except as prohibited by the certificate of designation of preferences, rights and limitations of Series A preferred shares. As of the date of this prospectus, there were no preferred shares designated or outstanding.

In connection with the completion of this offering, we expect our Board of Directors to adopt resolutions which would authorize 5,000 shares of a new class of shares designated Series A Convertible Preferred Shares (the “Series A preferred shares”). The material terms and provisions of the Series A preferred shares are summarized below. For the complete terms of the Series A preferred shares, you should refer to the form certificate of designation of preferences, rights and limitations of Series A convertible preferred shares which is filed as an exhibit to the registration statement of which this prospectus is a part.

Liquidation Preference

The Series A preferred shares would rank, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common shares, (2) senior to any series of preferred shares ranked junior to the Series A preferred shares, and (3) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series A preferred shares will not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any Series A preferred shares are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding Series A preferred shares, (1) alter or change adversely the powers, preferences or rights given to the Series A preferred shares or alter or amend the certificate of designation, (2) authorize or create any class of shares ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series A preferred shares, (3) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A preferred shares, (4) increase the number of authorized Series A preferred shares, or (5) enter into any agreement with respect to any of the foregoing.

Indiana Law

Notwithstanding certain protections in the certificate of designation for holders of Series A preferred shares, Indiana law also provides holders of preferred shares with certain rights. The holders of the outstanding Series A preferred shares will be entitled to vote as a class upon a proposed amendment to the articles of incorporation if the amendment would:

•	increase or decrease the aggregate number of authorized shares of the class;
•	effect an exchange or reclassification of all or part of the shares of the class into shares of another class;
•	effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class;
•	change the designation, rights, preferences, or limitations of all or part of the shares of the class;
•	change the shares of all or part of the class into a different number of shares of the same class;
•	create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class;
•
increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class;

•	limit or deny an existing preemptive right of all or part of the shares of the class; or
•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

Redemption

We will have the right to redeem the Series A preferred shares for a cash payment equal to ___% of the stated value of the Series A preferred shares, subject to certain conditions, as set forth in the certificate of designation of the Series A preferred shares.  Holders of Series A preferred shares will receive 30 days prior notice of any redemption and will have the ability to convert the Series A preferred shares into common shares during this notice period, subject to the limitation on conversion described below.  There are no restrictions on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Conversion

Subject to certain ownership limitations as described below, the Series A preferred shares are convertible at any time at the option of the holder into our common shares at a conversion ratio determined by dividing the stated value of the Series A preferred shares (or $1,000) by a conversion price of $_.__ per share. Accordingly, each Series A preferred share is convertible into ___ common shares. The conversion price is subject to adjustment in the case of share splits, share dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, a holder of Series A preferred shares will not have the right to convert any portion of its Series A preferred shares if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of our common shares outstanding immediately after giving effect to its conversion.

Dividends

The Series A preferred shares are entitled to receive dividends (on an “as converted to common shares” basis) to and in the same form as dividends actually paid on our common shares. No other dividends will be paid on Series A preferred shares.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred shares shall first be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other classes or series of shares in accordance with the Company’s articles of incorporation.

Description of Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. However, this summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form of the warrants filed as exhibits to the registration statement of which this prospectus is a part.

Each unit includes one Class A Warrant to purchase ___ common shares and one Class B Warrant to purchase ___ common shares. Class A Warrants will entitle the holder to purchase common shares for an exercise price equal to $_.__ per share. Subject to certain limitations as described below the Class A Warrants are exercisable at the option of the holder beginning immediately after the date of issuance and will expire and be required to be forfeited on the fifth anniversary following the date of issuance.

Class B Warrants will entitle the holder to purchase common shares for an exercise price equal to $_.__ per share. Subject to certain limitations as described below, the Class B Warrants are exercisable at the option of the holder immediately after the date of issuance and will expire and be required to be forfeited one year following the date of issuance.

Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of our common shares outstanding immediately after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, share dividends, share splits, share combinations, reclassifications, reorganizations or similar events affecting our common shares, and also upon any distributions of assets, including cash, shares or other property to our shareholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless such holders are utilizing the cashless exercise provisions of the warrants. After the close of business on the applicable expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants.

Upon a holder’s exercise of a warrant, we will issue the common shares issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the warrant.

Prior to the exercise of any warrants to purchase common shares, holders of the warrants will not have any of the rights of holders of the common shares purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common shares purchasable upon exercise.

Certain Provisions of the Indiana Business Corporation Law

As an Indiana corporation, we are governed by the Indiana Business Corporation Law, or IBCL. Under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisitions or changes of control of us. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.

    Control Share Acquisitions

Under Chapter 42 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.

Under the IBCL, “control shares” are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

A “control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

An “issuing public corporation” means a corporation which has (i) 100 or more shareholders, (ii) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1,000,000, and (iii) (A) more than 10% of its shareholders resident in Indiana, (B) more than 10% of its shares owned of record or owned beneficially by Indiana residents, or (C) 1,000 shareholders resident in Indiana.

The provisions described above do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a bylaw adopted by the corporation’s board of directors, provide that they do not apply. Our second amended and restated articles of incorporation and our second amended and restated bylaws do not exclude us from Chapter 42.

   Certain Business Combinations

Chapter 43 of the IBCL restricts the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, then the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified “fair price” criteria.

For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

The definition of “beneficial owner” for purposes of Chapter 43 means a person who, directly or indirectly, owns the subject shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares, or holds any “derivative instrument” that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.

The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our second amended and restated articles of incorporation do not exclude us from Chapter 43.

   Directors’ Duties and Liability

Under Chapter 35 of the IBCL, directors are required to discharge their duties:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the directors reasonably believe to be in the best interest of the corporation.

Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

   Consideration of Effects on Other Constituents

Chapter 35 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board of directors, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation.

Chapter 35 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

   Mandatory Classified Board of Directors

Under Section 23-1-33-6(c) of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must have a classified board of directors unless the corporation adopts a bylaw expressly electing not to be governed by this provision by the later of July 31, 2009 or 30 days after the corporation’s voting shares are registered under Section 12 of the Exchange Act. In accordance with the law and our second amended and restated bylaws, the Board of Directors is divided into three classes: Class I, Class II and Class III, each class having a staggered term of three years. Each year the term of office of one Class expires.

   Indemnification

Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

Our second amended and restated articles of incorporation and second amended and restated bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers and employees against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Market for Registrant’s Common Equity and Related Shareholder Matters

Market Information

The following table sets forth the quarterly high and low sales price per share of our common shares for the last two fiscal years and for the first and second quarters of fiscal 2011.

	High	Low
Fiscal Year Ended September 30, 2009
First Quarter	$5.13	$1.00
Second Quarter	1.82	0.60
Third Quarter	1.81	0.70
Fourth Quarter	1.15	0.60

Fiscal Year Ended September 30, 2010
First Quarter	$2.42	$0.81
Second Quarter	1.42	0.65
Third Quarter	1.50	0.74
Fourth Quarter	1.22	0.77

Fiscal Year Ended September 30, 2011
First Quarter	$3.98	$0.84
Second Quarter (through March 11, 2011)	$3.00	$1.80

Shareholders

Our transfer agent is Computershare Ltd. On March 11, 2011, the last reported sale price of our common shares on The NASDAQ Capital Market was $1.94 per share. On February 28, 2011, there were approximately 2,700 holders of record of our common shares.

Plan of Distribution

Ladenburg Thalmann & Co. Inc., which we refer to herein as the Placement Agent, has agreed to act as our exclusive Placement Agent in connection with this offering subject to the terms and conditions of the Placement Agent agreement dated ______, 2011. The Placement Agent is not purchasing or selling any units offered by this prospectus nor is it required to arrange the purchase or sale of any specific number or dollar amount of units, but has agreed to use its best efforts to arrange for the sale of all of the units offered hereby. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus. There can be no assurance that we will sell the entire amount of units pursuant to this prospectus.

Confirmations and definitive prospectuses will be delivered, or otherwise made available, to all purchasers who agree to purchase units, informing the purchasers of the closing date as to such units.  Purchasers will also be informed of the date and manner in which they must transmit the purchase price for their units.

On such closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price of the units being sold by us on such closing date;
•	we will deliver Series A preferred shares and the warrants being sold on such closing date; and
•	we will pay the Placement Agent, a Placement Agent fee in accordance with the terms of our Placement Agent agreement.

We have agreed to pay the Placement Agent a Placement Agent’s cash fee equal to 7% of the gross proceeds of the offering.  Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to reimburse the Placement Agent’s expenses up to a maximum of 1.2% of the gross proceeds raised in the offering, but in no event more than $60,000.  The Placement Agent will also receive common shares equal to 2% of the gross proceeds divided by ____ and warrants to purchase 2% of the aggregate number of common shares issuable upon conversion of the Series A preferred shares and exercise of the warrants sold in this offering.  The Placement Agent warrants are not covered by this prospectus.  The warrants issued to the Placement Agent will be substantially identical to the warrants offered by this prospectus except that the warrants issued to the Placement Agent will have an exercise price per share of 125% of the public offering price, or $___, and the expiration date of such warrants shall be the five year anniversary of the effective date of this offering. Pursuant to FINRA Rule 5110(g), neither the Placement Agent warrants nor any warrant shares issued upon exercise of the Placement Agent warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

(i)	by operation of law or by reason of reorganization of the Company;
(ii)
to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

(iii)	if the aggregate amount of our securities held by the Placement Agent or related person do not exceed 1% of the securities being offered;
(iv)
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

(v)
in addition, the Placement Agent may exercise the Placement Agent warrants if all common shares received upon exercise remain subject to the lock-up restriction set forth above for the remainder of the time period.

The following table shows the per unit and total Placement Agent’s fees we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the units offered hereby.

Per unit Placement Agent’s fees	$-
Maximum offering total	$-

Because there is no minimum offering amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may be waived by the purchaser.

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended or the Securities Act. We may also be required to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

We are offering pursuant to this prospectus up to 5,000 of our units, but there can be no assurance that the offering will be fully subscribed. Accordingly, we may sell substantially less than 5,000 of our units, in which case our net proceeds would be substantially reduced and the total Placement Agent fees may be substantially less than the maximum total set forth above. The conversion price of the Series A preferred shares and the exercise prices for the warrants will depend upon market conditions and will be determined by our Board of Directors after consulting with our Placement Agent for this offering.

We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent’s fees and expenses, will be approximately $200,000, which includes our registration, legal, accounting and printing costs and various other fees.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agent agreement and the securities purchase agreement.  A copy of the form of securities purchase agreement with the investors is included as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 3 of this prospectus.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common shares and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

•	may not engage in any stabilization activity in connection with our securities; and
•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this prospectus. Some of the information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this prospectus may contain forward-looking statements based on management’s current expectations and projections about future events. There can be no assurance that actual results, outcomes or business conditions will not differ materially from those expected or projected in such forward-looking statements as a result of various factors, including, among others, trends in the demand for our products and services, trends in the industries that consume our products and services, global economic conditions, especially as they impact our markets, our ability to develop new products and services and other potential risks and uncertainties discussed in the Risk Factors section of this prospectus. The dollar amounts included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are in thousands unless otherwise indicated.  References to fiscal years refer to the Company’s fiscal year which ends on September 30.

Business Overview

We provide contract drug development services and research equipment to many leading global pharmaceutical, medical research and biotechnology companies and institutions that advance the drug discovery and development process. We offer an efficient, variable-cost alternative to our clients' internal product development programs. Outsourcing development work to reduce overhead and speed drug approvals through the Food and Drug Administration ("FDA") is an established alternative to in-house development among pharmaceutical companies. We derive our revenues from sales of our research services and drug development tools, both of which are focused on determining drug safety and efficacy.  Since our formation in 1974, our products and services have been utilized in the research of drugs to treat central nervous system disorders, diabetes, osteoporosis and other diseases.

We support the preclinical and clinical development needs of researchers and clinicians for small molecule and large biomolecule drug candidates. We believe our scientists have the skills in analytical instrumentation development, chemistry, computer software development, physiology, medicine, analytical chemistry and toxicology to make the services and products we provide increasingly valuable to our current and potential clients. Our principal clients are scientists engaged in analytical chemistry, drug safety evaluation, clinical trials, drug metabolism studies, pharmacokinetics and basic neuroscience research at many of the small start-up biotechnology companies and the largest global pharmaceutical companies.

Our business is largely dependent on the level of pharmaceutical and biotechnology companies' efforts in new drug discovery and approval. Our services segment is a direct beneficiary of these efforts, through outsourcing of research work by these companies. Our products segment is an indirect beneficiary of these efforts, as increased drug development leads to capital expansion, providing opportunities to sell the equipment we produce and the consumable supplies we provide that support our products.

Developments within the industries we serve have a direct, and sometimes material, impact on our operations. Currently, many large pharmaceutical companies have major "block-buster" drugs that are nearing the end of their patent protections. This puts significant pressure on these companies both to develop new drugs with large market appeal, and to re-evaluate their cost structures and the time-to-market of their products. Contract research organizations ("CROs") have benefited from these developments, as the pharmaceutical industry has turned to out-sourcing to both reduce fixed costs and to increase the speed of research and data development necessary for new drug applications.  The number of significant drugs that have reached or are nearing the end of their patent protection has also benefited the generic drug industry. Generic drug companies provide a significant source of new business for CROs as they develop, test and manufacture their generic compounds.

A significant portion of innovation in the pharmaceutical industry is now being driven by biotech and small, venture capital funded, drug development companies. Many of these companies are "single-molecule" entities, whose success depends on one innovative compound. While several of the biotech companies have reached the status of major pharmaceuticals, the industry is still characterized by smaller entities. These developmental companies generally do not have the resources to perform much of the research within their organizations, and are therefore dependent on the CRO industry for both their research and for guidance in preparing their FDA submissions. These companies have provided significant new opportunities for the CRO industry, including us. They do, however, provide challenges in selling, as they frequently have only one product in development, which causes CROs to be unable to develop a flow of projects from a single company. These companies may expend all their available funds and cease operations prior to fully developing a product. Additionally, the funding of these companies is subject to investment market fluctuations, which changes as the risk profiles and appetite of investors change.

Research services are capital intensive. The investment in equipment and facilities to serve our markets is substantial and continuing. While our physical facilities are adequate to meet market needs for the near term, rapid changes in automation, precision, speed and technologies necessitate a constant investment in equipment and software to meet market demands. We are also impacted by the heightened regulatory environment and the need to improve our business infrastructure to support our increasingly diverse operations, which will necessitate additional capital investment. Our ability to generate capital to reinvest in our capabilities, both through operations and financial transactions, is critical to our success. While we are currently committed to fully utilizing recent additions to capacity, sustained growth will require additional investment in future periods.  Our financial position could limit our ability to make such investments.

In fiscal 2009, there were several announcements of large mergers in the pharmaceutical industry. Pfizer Inc. and Eli Lilly and Co. have both announced significant acquisitions.  Also, Merck and Roche announced mergers with Schering-Plough and Genentech, respectively. We believe that such merger and consolidation activity reduced the demand and increased competition for CRO services and was a distraction for the research and development arms of these companies as they awaited finalization of new drug development portfolios.  With the closing of these major mergers, the pharmaceutical industry can now return to focusing on driving drugs and therapies through the development pipeline. We believe that as larger pharmaceutical companies become leaner and more efficient, generally focusing on their core competencies of fundamental research and development and commercialization, they will also continue to be conservative in their staffing and further reduce their in-house expertise. This should lead to reinvigoration of outsourcing as they assess their key internal priorities.

Our primary market, the CRO market, is experiencing serious economic pressures.  Pharmaceutical development companies have delayed the initiation of CRO studies and reduced their total spending for CRO services.  The combination of reduced customer demand, cost containment initiatives pursued by our customers and excess capacity within our industry generally, resulted in significant pricing pressure in fiscal 2010. This resulted in a significant negative impact on our revenues for fiscal 2010 as compared to our prior fiscal year.  In response, we have taken a number of steps to better support our customers in today's challenging environment, identify new strategies to enhance client satisfaction, improve operating efficiencies and generally strengthen our business model.

Patient Protection and Affordable Care Act

In March 2010, the Patient Protection and Affordable Care Act (the “Act”) was enacted by the U.S. Congress and signed into law by the President.  The purpose of the legislation is to extend medical insurance coverage to a higher percentage of U.S. citizens.  Many of the provisions in the Act have delayed effective dates over the next decade, and will require extensive regulatory guidance.  Companies in our principal client industry, pharmaceuticals, will be required under the Act to provide additional discounts on medicines provided under Medicare and Medicaid to assist in the funding of the program; however, government estimates are that over 31 million additional citizens will eventually be covered by medical insurance as a result of the Act, which should expand the markets for their products.  It is premature to accurately predict the impacts these and other competing forces will have on our basic client market, drug development.  Additionally, the Act does not directly impact spiraling health care costs in the U.S., which could lead to additional legislation impacting our target markets in the future.

We maintain an optional health benefits package for all of our full-time employees, which is largely paid by our contributions with employees paying a portion of the cost, generally less than 20% of the total.  Based on our current understanding of the Act, we do not anticipate significant changes to our programs or of their costs to the Company or our employees as a result of the Act.

We have experienced increases in the costs of our health benefit programs in excess of inflation rates, and expect those trends to continue.  We are exploring options in plan funding, delivery of benefits and employee wellness in our continuing effort to obtain maximum benefit for our health care expenditures, while maintaining quality programs for our employees.  We do not expect these efforts to have a material financial impact on the Company.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to stock-based compensation and asset impairment and significant judgments and estimates. We base our estimates on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making judgments and estimates. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

The majority of our service contracts involve the processing of bioanalytical samples for pharmaceutical companies. These contracts generally provide for a fixed fee for each assay method developed or sample processed and revenue is recognized under the specific performance method of accounting. Under the specific performance method, revenue and related direct costs are recognized when services are performed. Other service contracts generally consist of preclinical studies for pharmaceutical companies. Service revenue is recognized based on the ratio of direct costs incurred to total estimated direct costs under the proportional performance method of accounting. Losses on contracts are provided in the period in which the loss becomes determinable. Revisions in profit estimates are reflected on a cumulative basis in the period in which such revisions become known. The establishment of contract prices and total contract costs involves estimates made by the Company at the inception of the contract period. These estimates could change during the term of the contract which could impact the revenue and costs reported in the consolidated financial statements. Projected losses on contracts are provided for in their entirety when known. Revisions to estimates have not been material. Service contract fees received upon acceptance are deferred and classified within customer advances, until earned. Unbilled revenues represent revenues earned under contracts in advance of billings.

Product revenue from sales of equipment not requiring installation, testing or training is recognized upon shipment to customers. One product includes internally developed software and requires installation, testing and training, which occur concurrently. Revenue from these sales is recognized upon completion of the installation, testing and training when the services are bundled with the equipment sale.

Long-Lived Assets, Including Goodwill

Long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill is tested annually for impairment, and more frequently if events and circumstances indicate that the asset might be impaired, using a two-step process.  In the first step, we compare the fair value of each reporting unit, as computed primarily by present value cash flow calculations, to its book carrying value, including goodwill. We do not believe that market value is indicative of the true fair value of the Company mainly due to average daily trading volumes of less than 1%.  If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and we would then complete step 2 in order to measure the impairment loss. In step 2, the implied fair value is compared to the carrying amount of the goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, we would recognize an impairment loss equal to the difference. The implied fair value is calculated by allocating the fair value of the reporting unit (as determined in step 1) to all of its assets and liabilities (including unrecognized intangible assets) and any excess in fair value that is not assigned to the assets and liabilities is the implied fair value of goodwill.

The discount rate and sales growth rates are the two material assumptions utilized in our calculations of the present value cash flows used to estimate the fair value of the reporting units when performing the annual goodwill impairment test. We utilize a cash flow approach in estimating the fair value of the reporting units, where the discount rate reflects a weighted average cost of capital rate. The cash flow model used to derive fair value is sensitive to the discount rate and sales growth assumptions used. Due to fiscal year 2009 operating losses and lowered expectations for the near future, we performed an impairment test for our UK reporting unit as of June 30, 2009.  As a result of this test, we recorded a $472 impairment loss equal to the total value of the UK goodwill in fiscal 2009.

Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows. Assumptions used in our impairment evaluations, such as forecasted sales growth rates and our cost of capital or discount rate, are based on the best available market information. Changes in these estimates or a continued decline in general economic conditions could change our conclusion regarding an impairment of goodwill and potentially result in a non-cash impairment loss in a future period.  The assumptions used in our impairment testing could be adversely affected by certain of the risks discussed in “Risk Factors” in this report.  At September 30, 2010, remaining recorded goodwill was $1,383, and the net balance of other intangible assets was $84.

Stock-Based Compensation

We recognize the cost resulting from all stock-based payment transactions in our financial statements using a fair-value-based method.  We measure compensation cost for all stock-based awards based on estimated fair values and recognize compensation over the vesting period for awards. We recognized stock-based compensation related to stock options of $226 and $570 during the fiscal years ended September 30, 2010 and 2009, respectively.

We use the binomial option valuation model to determine the grant date fair value. The determination of fair value is affected by our share price as well as assumptions regarding subjective and complex variables such as expected employee exercise behavior and our expected share price volatility over the term of the award. Generally, our assumptions are based on historical information and judgment is required to determine if historical trends may be indicators of future outcomes. We estimated the following key assumptions for the binomial valuation calculation:

•	Risk-free interest rate. The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant for the expected term of the option.

•	Expected volatility. We use our historical share price volatility on our common shares for our expected volatility assumption.

•
Expected term. The expected term represents the weighted-average period the stock options are expected to remain outstanding. The expected term is determined based on historical exercise behavior, post-vesting termination patterns, options outstanding and future expected exercise behavior.

•	Expected dividends. We assumed that we will pay no dividends.

Employee stock-based compensation expense recognized in fiscal 2010 and 2009 was calculated based on awards ultimately expected to vest and has been reduced for estimated forfeitures. Forfeitures are revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates and an adjustment will be recognized at that time.

Changes to our underlying share price, our assumptions used in the binomial option valuation calculation and our forfeiture rate as well as future grants of equity could significantly impact compensation expense recognized in future periods.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) cost method of accounting.

Income Tax Accounting

We use the asset and liability method of accounting for income taxes.  We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date.  We record valuation allowances based on a determination of the expected realization of tax assets.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. We measure the amount of the accrual for which an exposure exists as the largest amount of benefit determined on a cumulative probability basis that we believe is more likely than not to be realized upon ultimate settlement of the position.

 We record interest and penalties accrued in relation to uncertain income tax positions as a component of income tax expense.  Any changes in the accrued liability for uncertain tax positions would impact our effective tax rate. Over the next twelve months we do not anticipate resolution to the carrying value of our reserve.  Interest and penalties are included in the reserve.

As of September 30, 2010 and 2009, we had a $30 and $473 liability for uncertain income tax positions, respectively.

We file income tax returns in the U.S., several U.S. states, and the foreign jurisdiction of the United Kingdom.  We remain subject to examination by taxing authorities in the jurisdictions in which we have filed returns for years after 2006.

In April 2010, we settled state tax litigation relating to our fiscal tax years 2003 through 2006 by agreeing to pay $35 and foregoing a refund claim for $63.  Because we had previously recorded a $443 liability for this uncertain tax position, we recognized a net tax benefit of $345 in our second fiscal quarter ended March 31, 2010.

We have an accumulated net deficit in our UK subsidiary. Consequently, United States deferred tax assets on such earnings have not been recorded.  Also, a valuation allowance was established in fiscal 2009 against the U.S. deferred income tax balance.  We had previously recorded a valuation allowance on the UK subsidiary deferred income tax balance

Results of Operations

Three Months ended December 31, 2010 compared to three months ended December 31, 2009

Service and Product Revenues

Revenues for the fiscal quarter ended December 31, 2010 increased 26.9% to $8,090 compared to $6,377 for the same period last year.

Our Service revenue increased 27.7% to $6,143 in the first quarter of fiscal 2011 compared to $4,811 for the comparable prior year period primarily as a result of higher bioanalytical analysis and toxicology revenues.  Volumes of studies and number of samples to assay continued to increase, though pricing still lagged pre-recession levels.  An increase in proposal opportunities and in new orders accepted in calendar 2010 has led to an increase in our bioanalytical analysis and toxicology revenues in the first quarter of fiscal 2011.

	Three Months Ended December 31,
	2010	2009	Change	%
Bioanalytical analysis	$3,797	$2,630	$1,167	44.4%
Toxicology	1,953	1,563	390	25.0%
Other laboratory services	393	618	(225)	-36.4%

Sales in our Products segment increased 24.3% to $1,947 in the first quarter of fiscal 2011 from $1,566 for the same period in the prior year.  The majority of the increase stems from sales of our Culex automated in vivo sampling systems.   Though we continue to experience sluggish demand for higher-priced capital assets, a few customers have begun to release capital funds for larger projects.  Sales of our analytical products also increased in the first quarter of fiscal 2011 over the comparable period in fiscal 2010 as these sales are less dependent on capital investment cycles.

	Three Months Ended December 31,
	2010	2009	Change	%
Culex®, in-vivo sampling systems	$1,087	$705	$382	54.2%
Analytical instruments	697	626	71	11.3%
Other instruments	163	235	(72)	-30.6%

Cost of Revenues

Cost of revenues for the first quarter of fiscal 2011 was $5,374 or 66.4% of revenue, compared to $5,181, or 81.2% of revenue for the comparable prior year period.

Cost of Service revenue as a percentage of Service revenue decreased to 76.0% in the first quarter of fiscal 2011 from 95.0% in the comparable period last year.  The principal cause of this decrease was the increase in revenues, which led to higher absorption of the fixed costs in our Service segment.  A significant portion of our costs of productive capacity in the Service segment are fixed.   Thus, increases in revenues lead to decreases in costs as a percentage of revenue.  Also, a reduction of our work force in January 2010 and other cost containment measures contributed to the decline in the cost of Service revenue.

Cost of Product revenue as a percentage of Product revenue in the first quarter of fiscal 2011 decreased to 36.3% from 39.0% in the comparable prior year period.   This decrease is mainly due to a change in the mix of products sold in the fiscal 2011 period.

Operating Expenses

Selling expenses for the three months ended December 31, 2010 decreased 12.7% to $685 from $785 for the comparable period last year.  This decrease was primarily driven by a decrease in salary expense resulting from the reduction in work force in January 2010 and other departures and reduced marketing expenditures.

Research and development expenses for the first quarter of fiscal 2011 decreased 34.5% over the comparable period last year to $112 from $171.  The decrease was partially due to a decrease in salaries from the reduction in work force in January 2010, as well as reduced spending on temporary labor, operating supplies and consulting services.

General and administrative expenses for the first quarter of fiscal 2011 decreased 7.1% to $1,381 from $1,487 for the comparable prior year period.  A decline in salaries and hourly wages from the January 2010 reduction in force and strict controls on other variable expenses contributed to the reduction in expenses in the 2011 fiscal quarter.

Other Income (Expense)

Other expense for the first quarter of fiscal 2011 decreased to $228 from $241 for the same quarter of the prior year. The primary reasons for the decrease are the mark to market adjustments to the interest rate swaps slightly offset by increased interest expense from our new line of credit agreement and from capital leases that were not in place in the first quarter of fiscal 2010.

Income Taxes

Our effective tax rate for the quarters ended December 31, 2010 and 2009 was 0.0%.  We continue to maintain a full valuation allowance on our U.S. and UK subsidiary deferred income tax balances.

Fiscal years ended September 30, 2010 and 2009

Service and Product Revenues

Overall, our Service and Product revenues continued to be negatively impacted by the U.S. and European economic recession.  Revenues for the year ended September 30, 2010 declined 9.5% to $28,781 compared to $31,784 for the year ended September 30, 2009.  A substantial portion of the decline was in the first half of fiscal 2010.

In fiscal 2010, our Service revenue declined 9.5% to $21,864 compared to $24,158 for the prior fiscal year primarily as a result of lower bioanalytical analysis, pharmaceutical analysis and toxicology revenues.  Our bioanalytical analysis revenues for fiscal 2010 decreased $904 (a 6.6% decline from fiscal 2009), mainly due to study delays in existing projects by clients and price declines.  While new orders and samples continued to increase, pricing still lagged pre-recession levels.    Our Oregon facility experienced the majority of the decline in bioanalytical analysis revenues, or $1,049. Likewise, the decrease in toxicology revenues in fiscal 2010 of $411, or 5.2%, from the prior fiscal year is mainly due to study delays and cancellations.  Further, other laboratory services declined from fiscal 2009 to fiscal 2010 by $979, or 38.8%, due in part to customers bringing these services in house.

	Fiscal Year Ended September 30,
	2010	2009	Change	%
Bioanalytical analysis	$12,779	$13,683	$(904)	-6.6%
Toxicology	7,543	7,954	(411)	-5.2%
Other laboratory services	1,542	2,521	(979)	-38.8%

In fiscal 2010, sales in our Products segment decreased 9.3% from $7,626 to $6,917 when compared to the prior fiscal year.  The majority of that decrease stems from lower grant revenue in fiscal 2010 as a grant funded by the NIH expired in January 2010.  Also contributing to the decline in Products revenues in fiscal 2010 were lower sales of our Culex automated in vivo sampling systems, which declined 3.5% from $3,263 to $3,150, when compared to the prior fiscal year, and a decline in the sales of our mature analytical instruments, which declined $186 or 5.7% from the prior fiscal year.  Though we continue to experience sluggish demand for higher priced capital assets as customers reduce spending as part of their overall cost savings initiatives, a few customers have begun to release capital funds for larger projects.

	Fiscal Year Ended September 30,
	2010	2009	Change	%
Culex, in-vivo sampling systems	$3,150	$3,263	$(113)	-3.5%
Analytical instruments	3,070	3,256	(186)	-5.7%

Although our revenues for fiscal 2010 were less than fiscal 2009, our revenues increased 16% in the second half of fiscal 2010 from the first half of fiscal 2010.  This increase is the result of increased proposal opportunities and acceptance rates for our Service segment revenues in fiscal 2010, as well as slightly increased capital spending by Products segment customers in the second half of fiscal 2010.

Cost of Revenue

Cost of revenue for the fiscal year ended September 30, 2010 was $21,448 or 74.5% of revenue compared to $24,180, or 76.1% of revenue for the comparable prior year period.

Cost of Service revenue as a percentage of Service revenue decreased to 85.0% in fiscal 2010 from 86.8% in fiscal 2009.  The principal cause of this decrease was a reduction of our work force in January 2010 and other cost containment measures.

Cost of Product revenue as a percentage of Product revenue in fiscal 2010 decreased to 41.6% from 42.2% in fiscal 2009.  This decrease is mainly due to headcount and other expense reductions, as well as a reduction in the cost of obsolete and slow moving inventory in fiscal 2010 compared to the cost recognized in the prior fiscal year.

Operating Expenses

Selling expenses for the year ended September 30, 2010 decreased by 19.1% to $2,665 from $3,296 for the year ended September 30, 2009.   This decrease was primarily driven by a decrease in salary expense resulting from the reduction in work force and other departures, lower commissions due to the decline in sales and reduced spending on marketing.  The reduction in marketing expenditures is related to the initial costs of our branding and marketing campaign in fiscal 2009.

Research and development expenses for the year ended September 30, 2010 decreased 28.3% to $546 from $762 for the year ended September 30, 2009. The decrease was partially due to a decrease in salaries from the reduction in work force as well as reduced spending on temporary labor, operating supplies and consulting services.

General and administrative expenses for fiscal 2010 decreased 20.3% to $6,119 from $7,674 for the prior fiscal year.  The decrease is mainly due to the following:  1) severance expenses for former employees recorded in fiscal 2009 exceeded those recorded in fiscal 2010; 2) a decline in stock-based compensation expense as grants became fully vested; and 3) company-wide efforts at cost containment.  This decline was after incurring $216 in fiscal 2010 for lease settlement costs.

Other Income/Expense

Other income (expense), net, was $(1,027) for the year ended September 30, 2010 as compared to $(1,060) for the year ended September 30, 2009. The primary reason for the decrease is a $103 non-cash charge on our interest rate swaps in fiscal 2009, slightly offset by increased interest expense from our new line of credit agreement in fiscal 2010.

Income Taxes

Our effective tax rate for continuing operations for the year ended September 30, 2010 was (11.0%) compared to (3.5%) for the prior fiscal year.  In fiscal 2009, a valuation allowance was recorded against the entire U.S. deferred income tax balance, adjusting the rate from (36.4%) to (3.5%) due to the uncertainty of the benefit realization.  The benefit in fiscal 2010 is the result of resolving an uncertain state tax liability for less than the recorded amount.  No net benefits have been provided on taxable losses in fiscal 2010.

Liquidity and Capital Resources

Comparative Cash Flow Analysis

Three Months ended December 31, 2010 compared to three months ended December 31, 2009

Since inception, our principal sources of cash have been cash flow generated from operations and funds received from bank borrowings and other financings.  At December 31, 2010, we had cash and cash equivalents of $1,238, compared to $1,422 at September 30, 2010.

Net cash provided by operating activities was $737 for the three months ended December 31, 2010 compared to $242 for the three months ended December 31, 2009.  The increase in cash provided by operating activities in the current fiscal year partially results from our operating income versus an operating loss in the prior year period.  Other contributing factors to our cash from operations in the first quarter of fiscal 2011 were $530 of depreciation and amortization, net collections on accounts receivable of $128 and an increase in customer advances of $136 as our new accepted quotes improved.  Included in operating activities for the first quarter of fiscal 2010 are non-cash charges of $607 for depreciation and amortization and a reduction in accounts receivable of $1,437.  The impact on operating cash flow of other changes in working capital was not material.

We anticipate that this impact on our cash flow from operations will continue through fiscal 2011.  We have seen increased order activity in the calendar year 2010, which we expect will translate into earned revenues in future quarters of fiscal 2011.  Selling, general and administrative expenses and other operating expenses declined approximately 11.0% in the first quarter of fiscal 2011 from the comparable prior year period due to the reduction in work force in January 2010 and cost containment initiatives.  We expect the reduced spending levels to continue and that our efforts to reduce costs will positively impact the remainder of fiscal 2011.

Investing activities used $311 in the first quarter of fiscal 2011 due to capital expenditures as compared to $57 in the first three months of fiscal 2010. Our principal investment was a mandated waste-water treatment facility at one of our sites, with selected investments for laboratory equipment replacements and upgrades in all of our facilities, as well as general building and information technology infrastructure expenditures at all sites.  Although we may consider strategic acquisition opportunities, we do not intend to aggressively pursue additional acquisitions until we fully utilize existing capacity.

Financing activities used $603 in the first three months of fiscal 2011 as compared to $509 used for the first three months of fiscal 2010. The main use of cash in the first quarter of fiscal 2011 was for long-term debt and capital lease payments of $868, offset slightly by net borrowings on our line of credit of $265.  In the first quarter of fiscal 2010, we had long-term debt and capital lease payments of $319, as well as net payments on our line of credit of $190.

Fiscal year ended September 30, 2010 compared to fiscal year ended September 30, 2009

At September 30, 2010, we had cash and cash equivalents of $1,422 compared to $870 at September 30, 2009.

Net cash provided by continuing operating activities was $2,441 for the year ended September 30, 2010, compared to $1,999 for the year ended September 30, 2009. The increase in cash provided by operating activities in fiscal 2010 partially results from a decrease in our operating loss.  Other contributing factors to our cash from operations in fiscal 2010 were $2,323 of depreciation and amortization, net collections on accounts receivable of $650, an increase in customer advances of $1,719 as we booked new business and the recording of a $216 long-term liability in settlement of a contingent lease liability on our former Baltimore facility.  Included in operating activities for fiscal 2009 are non-cash charges of $2,645 for depreciation and amortization, $103 recorded to reflect the fair value of our interest rate swaps and $472 for impairment of goodwill for our UK operations.  The impact on operating cash flow of other changes in working capital was not material.

In January 2010, we completed a reduction in work force, through both attrition and terminations, which impacted all areas of operations and reduced our annual compensation expense by approximately 10%.

Investing activities used $450 in fiscal 2010, primarily for capital expenditures.  Our principal investments were for laboratory equipment replacements and upgrades in all of our facilities as well as general building and information technology infrastructure expenditures at all sites.  The 46% reduction in capital spending from fiscal 2009 is a result of our efforts to contain cash commitments throughout the organization, funding only necessary expenditures.  We intend to increase capital expenditures, particularly for laboratory equipment, in fiscal 2011 when financing becomes available to fund our purchases.

Financing activities used $1,458 in fiscal 2010 as compared to $1,476 used for fiscal 2009. The main use of cash in fiscal 2010 was for long term debt and capital lease payments of $1,325, as well as net payments on our line of credit of $564. We also conducted a sale and leaseback of some of our unencumbered laboratory equipment in fiscal 2010, which netted $431 in cash. In fiscal 2009, our net payments on our line of credit were $264 with long term debt and capital lease payments of $1,212.

During fiscal 2009, cash provided by operating activities for discontinued operations of $588 was mainly due to the collection of outstanding receivables.

Capital Resources

Property and equipment spending totaled $311, $450 and $834 in the three months ended December 31, 2010, the year ended September 30, 2010 and the year ended September 30, 2009, respectively. The decrease in spending in fiscal 2010 is the result of cash savings initiatives, funding only necessary expenditures. Capital investments for the purchase of additional laboratory equipment are driven by anticipated increases in research services, and by the replacement or upgrading of our equipment. Although we may consider strategic acquisition opportunities, we do not intend to aggressively pursue additional acquisitions until we fully utilize existing capacity.

We have notes payable to Regions Bank (“Regions”) aggregating approximately $7,500 as of December 31, 2010 and a $3,000 line of credit with Entrepreneur Growth Capital LLC (“EGC”), which is subject to qualifying collateral that may substantially reduce or eliminate our borrowing capacity at any time. The Regions notes payable include three outstanding mortgages on our facilities in West Lafayette and Evansville, Indiana, which total $6,901 at December 31, 2010.  Two of the mortgages mature in November 2012 with an interest rate fixed at 7.1%, while the other matured in February 2011 with an interest rate of 6.1%.  In addition to the mortgages, we also have a note payable with Regions, which matured December 18, 2010.  Interest on this term loan was equal to 6.1%. Monthly payments were $9 plus interest. The notes payable are collateralized by real estate at our West Lafayette and Evansville, Indiana locations.

On November 29, 2010, we executed amendments on two loans with Regions. Regions agreed to accept a $500 principal payment on the note payable with $1.1 million of principal maturing on December 18, 2010 and a $500 principal payment on one mortgage with $1.3 million of principal maturing on February 11, 2011. The principal payments were made on December 17, 2010 and February 11, 2011, respectively. Thereafter, on February 22, 2011, the unpaid principal on the note payable and the mortgage was incorporated into a replacement note maturing on November 1, 2012. The replacement note bears interest at LIBOR plus 300 basis points (minimum of 4.5%) with monthly principal amortization.

We have interest rate swap agreements with respect to the note payable and mortgage mentioned in the above paragraph to fix the interest rate at 6.1%. We entered into the derivative transactions to hedge interest rate risk of this debt obligation and not to speculate on interest rates. The notional values of the swaps as of December 31, 2010, September 30, 2010 and 2009 were $1,309, $2,442 and $2,701, respectively. One swap matured on December 18, 2010. The fair value of the swaps was determined with a level two analysis. As a result of recent declines in short term interest rates, the swaps had a negative fair value of $10 at December 31, 2010, $31 at September 30, 2010 and $103 at September 30, 2009, with the decline in the liability being recorded in our consolidated financial statements as a reduction in interest expense in the current fiscal year and the increase in liability recorded as an increase in interest expense in the prior fiscal year. The terms of the interest rate swaps match the scheduled principal outstanding under the loans. We do not intend to prepay the loans, and expect the swaps to expire under their terms in fiscal 2011 without payment by us. Upon expiration of the swaps, the net fair value recorded in the consolidated financial statements is expected to be zero.

As part of the amendment, Regions also agreed to amend the loan covenants for the related debt to be more favorable to us. Provided we comply with the revised covenant ratios, the amendment removes limitations on the Company’s purchase of fixed assets. The covenants, which are common to such agreements, include maintenance of certain financial ratios including a fixed charge coverage of 1.25 to 1.0 and total liabilities to tangible net worth of no greater than 2.1 to 1.0. At September 30, 2010 and December 31, 2010, we were in compliance with these ratios and based on projections for fiscal 2011, we expect to be in compliance with our covenants throughout fiscal 2011.

The Regions loan agreements both contain cross-default provisions with each other and with the revolving line of credit with EGC described below.

Revolving Line of Credit

On January 13, 2010, we entered into a new $3,000 revolving line of credit agreement (“Credit Agreement”), with EGC, which we use for working capital and other purposes. The Credit Agreement was amended on December 23, 2010. References to the Credit Agreement refer to the Credit Agreement as so amended.

Borrowings under the Credit Agreement bear interest at an annual rate equal to the prime rate plus five percent (5%), with minimum monthly interest payments of $15 per month. The Credit Agreement also carries an annual facilities fee of 2% and a 0.2% collateral monitoring fee.

Borrowings under the Credit Agreement are secured by a blanket lien on our personal property, including certain eligible accounts receivable, inventory, and intellectual property assets, a second mortgage on our West Lafayette and Evansville real estate and all common shares of our U.S. subsidiaries and 65% of the common shares of our non-United States subsidiary. Borrowings are calculated based on 75% of eligible accounts receivable. Under the Credit Agreement, the Company has agreed to restrict advances to subsidiaries, limit additional indebtedness and capital expenditures and comply with certain financial covenants outlined in the Credit Agreement. The term of the Credit Agreement terminates January 31, 2013. If we terminate the Credit Agreement and prepay the outstanding balance prior to the expiration of the term, then we are subject to an early termination fee equal to the minimum interest charges of $15 for each of the months remaining until expiration.

The covenants in the Credit Agreement require that we maintain a minimum tangible net worth of $8,500. The Credit Agreement also contains cross-default provisions with the Regions loans and any future EGC loans. At September 30, 2010, we were not in compliance with the minimum tangible net worth covenant requirement. The December amendment waived all non-compliances with this covenant through the date of the amendment.

Based on our current business activities and cash on hand, we expect to borrow on our revolving credit facility in fiscal 2011 to finance working capital. To conserve cash, we instituted a freeze on non-essential capital expenditures.  As of December 31, 2010, we had $2,120 of total borrowing capacity with the line of credit, of which $1,460 was outstanding, and $1,238 of cash on hand.  We had an increase in our total borrowing capacity of $346, from $1,774 to $2,120, from the fiscal year ended September 30, 2010 primarily as a result of higher revenues.

Based on our expected revenues, the availability on our line of credit, and the impact of the cost reductions we have implemented, we believe that we will have the liquidity required to meet our fiscal 2011 operations and debt obligations.   Should operations materially fail to meet our expectations for fiscal 2011, we may not be able to comply with all of our debt covenants, requiring that we obtain a waiver at that time.  If that situation arises, we will be required to negotiate with our lending bank again to obtain loan modifications or waivers as described above.  We cannot predict whether our lenders will provide those waivers, if required, what the terms of any such waivers might be or what impact any such waivers will have on our liquidity, financial condition or results of operations.

New Accounting Pronouncements

In August 2008, the SEC announced that it will issue for comment a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with IFRS (International Financial Reporting Standards). IFRS is a comprehensive series of accounting standards published by the IASB (International Accounting Standards Board). Under the proposed roadmap, we could be required to prepare financial statements in accordance with IFRS. The SEC has indicated it will make a determination in 2011 regarding mandatory adoption of IFRS, at which time our required adoptive date will be determined.

In October 2009, the FASB issued an Accounting Standards Update on the accounting for revenue recognition to specifically address how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting.  This guidance is applicable to revenue arrangements entered into or materially modified during our next fiscal year that begins October 1, 2010.  This update has not impacted revenue in the periods presented, and we do not expect a material change from the methods we have historically used to report revenues.

Business

Overview

Bioanalytical Systems, Inc., a corporation organized in Indiana in 1974, provides contract drug development services and research equipment to many leading global pharmaceutical, medical research and biotechnology companies and institutions. We offer an efficient, variable-cost alternative to our clients' internal product development programs. Outsourcing development work to reduce overhead and speed drug approvals through the Food and Drug Administration ("FDA") is an established alternative to in-house development among pharmaceutical companies. We derive our revenues from sales of our research services and drug development tools, both of which are focused on determining drug safety and efficacy.  The Company has been involved in the research of drugs to treat numerous therapeutic areas since its formation.

We support the preclinical and clinical development needs of researchers and clinicians for small molecule and large biomolecule drug candidates.  We believe our scientists have the skills in analytical instrumentation development, chemistry, computer software development, physiology, medicine, analytical chemistry and toxicology to make the services and products we provide increasingly valuable to our current and potential clients. Our principal clients are scientists engaged in analytical chemistry, drug safety evaluation, clinical trials, drug metabolism studies, pharmacokinetics and basic neuroscience research from small start-up biotechnology companies to many of the largest global pharmaceutical companies.

Changing Nature of the Pharmaceutical Industry

Our services and products are marketed globally to pharmaceutical, medical research and biotech companies and institutions engaged in drug research and development. The research services industry is highly fragmented among many niche vendors led by a small number of larger companies; the latter offer an ever-growing portfolio of start-to-finish pharmaceutical development services. Our products are also marketed to academic and governmental institutions. Our services and products may have distinctly different clients (often separate divisions in a single large pharmaceutical company) and requirements. We believe that clients are facing increased pressure to outsource facets of their research and development activities and that the following factors will increase client outsourcing:

Accelerated Drug Development
Clients continue to demand faster, more efficient, more selective development of an increasing pool of drug candidates. Consequently, our clients require fast, high-quality service in order to make well-informed decisions to quickly exclude poor candidates and speed development of successful ones. The need for additional development capacity to exploit more opportunities, accelerate development, extend market exclusivity and increase profitability drives the demand for outsourced services.

Cost Containment
Pharmaceutical companies continue to push for more efficient operations through outsourcing to optimize profitability as development costs climb, staff costs increase, generic competition challenges previously secure profit generators, political and social pressures to reduce health care costs escalate, and shareholder expectations mount.

Patent Expiration
As exclusivity ends with patent expiry, drug companies defend their proprietary positions against generic competition with various patent extension strategies. Both the drug company creating these extensions and the generic competitors should provide additional opportunities for us.

Alliances
Strategic alliances allow pharmaceutical companies to share research know-how and to develop and market new drugs faster in more diverse, global markets. We believe that such alliances will lead to a greater number of potential drugs in testing, many under study by small companies lacking broad technical resources. Those small companies can add shareholder value by further developing new products through outsourcing, reducing risk for potential allies.  Clients seek realistic business partnerships with their service provider in an effort to ensure that costs are controlled as their development programs progress.  We have long-standing business relationships with many pharmaceutical companies and continue to offer flexible services and adapt to our client’s requirements.

Mergers and Acquisitions
Consolidation in the pharmaceutical industry is commonplace. As firms blend personnel, resources and business activities, we believe they will continue to streamline operations and minimize staffing, which may lead to more outsourcing. Consolidation may result in a disruption in the progress of drug development programs as merging companies rationalize their respective drug development pipelines.

Biotechnology Industry and Virtual Drug Company Growth
The biotechnology industry continues to grow and has introduced many new developmental drugs. Many biotechnology drug developers do not have in-house resources to conduct development. Many new companies choose only to carry a product to a developed stage sufficient to attract a partner who will manufacture and market the drug. Efficient use of limited funds motivates smaller firms to seek outside service providers rather than build expensive infrastructure.

Unique Technical Expertise
The increasing complexity of new drugs requires highly specialized, innovative, solution-driven research not available in all client labs. We believe that this need for unique technical expertise will increasingly lead to outsourcing of research activity.

Data Management and Quality Expertise
Our clients and the FDA require more data, greater access to that data, consistent and auditable management of that data, and greater security and control of that data. We have made significant investments in software throughout our contract services groups to optimize efficiency and ensure compliance with FDA regulations and market expectations.

Globalization of the Marketplace
Foreign firms rely on independent development companies with experience in the U.S. to provide integrated services through all phases of product development and to assist in preparing complex regulatory submissions. Domestic drug firms are broadening product availability globally, demanding local regulatory approval. We believe that domestic service providers with global reach, established regulatory expertise, and a broad range of integrated development services will benefit from this trend.

The Company's Role in the Drug Development Process

After a new drug candidate is identified and carried through preliminary screening, the development process for new drugs has three distinct phases.

1)           The preclinical phase includes safety testing to prepare an Investigational New Drug ("IND") for submission to the FDA. The IND must be accepted by the FDA before the drug can be tested in humans. Once a pharmacologically active molecule is fully analyzed to confirm its integrity, the initial dosage form for clinical trials is created. An analytical chemistry method is developed to enable reliable quantification. Stability and purity of the formulation are also determined.

Clients work with our preclinical services group to establish pharmacokinetics (PK), pharmacodynamics (PD) and safety testing of the new drug. These safety studies range from dose ranging studies, that involve acute safety monitoring of drugs and medical devices to chronic, multi-year oncogenicity and reproductive toxicity studies. Dose level confirmation is provided by our pharmaceutical analysis group.  Bioanalyses of blood sampled under these protocols by our bioanalytical services group provide pharmacokinetic and metabolism data that is used with the safety and toxicity information to determine the exposure required to demonstrate toxicity.  A no effect level is then established for the drug and sets the basis for future dose levels in further safety testing and clinical phase I studies.  Upon successful completion of preclinical safety studies, an IND submission is prepared and provided to the FDA for review prior to human clinical trials.

Many of our products are designed for use in discovery and preclinical development. The Culex® family of robotic automated dose delivery and blood and other biofluids sampling and physiological parameters measurement systems enable researchers to quickly and cost effectively determine PK/PD profiles of drugs in large and small animal models.  The Culex system allows experiments on freely moving conscious animals from early research for therapeutic target validation to lead optimization of compounds.  Using the Culex system, researchers are able to automatically dose and sample in-vivo to develop pharmacokinetic and pharmacodynamic profiles of drugs during early screening in rodents and other animals quickly and cost effectively. Our bioanalytical services group utilizes our depth of expertise in liquid chromatography with detection by mass spectrometry as a mainstay of our bioanalytical laboratories to support research, preclinical and clinical programs.  We also offer bioanalytical services that utilize electrochemistry, spectrophotometric (UV/Vis or fluorescence) and Corona Discharge detection as options. We have invested heavily in robotics and mass spectrometry systems in previous years.  Application of this technology allows us to rapidly develop and validate methods for new compounds and obtain information suitable for regulatory submission.

2)           The clinical phase further explores the safety and efficacy of the substance in humans. The sponsor conducts Phase I human clinical trials in a limited number of healthy individuals to determine safety and tolerability. Bioanalytical assays determine the availability and metabolism of the active ingredient following administration. Expertise in method development and validation is critical, particularly for new chemical entities. Exhaustive safety, tolerability and dosing regimens are established in sick humans in Phase II trials. Phase III clinical trials verify efficacy and safety. After successful completion of Phase III trials, the sponsor of the new drug submits a New Drug Application ("NDA") or Product License Application ("PLA") to the FDA requesting that the product be approved for marketing. Early manufacturing demonstrates production of the substance in accordance with FDA Good Manufacturing Practices ("GMP") guidelines. Data are compiled in an NDA, or for biotechnology products a PLA, for submission to the FDA requesting approval to market the drug or product. Our bioanalytical work per study grows rapidly from Phase I through Phase III. The number of samples per patient declines as the number of patients grows in later studies. Phase II and III studies take several years, supported by well-proven, consistently applied analytical methods. It is unusual for a sponsor to change laboratories unless there are problems in the quality or timely delivery of results.

Our services include evaluation of bioequivalence and bioavailability to monitor the rate and extent to which a drug is available in the body and to demonstrate that the availability is consistent between formulations.  We additionally offer support in clinical sample development, release and stability of clinical samples including comparators.

3)           The Post-approval phase follows FDA approval of the NDA or PLA. This includes production and continued analytical and clinical monitoring of the drug. The post-approval phase also includes development and regulatory approval of product modifications and line extensions, including improved dosage forms. The drug manufacturer must comply with quality assurance and quality control requirements throughout production and must continue analytical and stability studies of the drug during commercial production to continue to validate production processes and confirm product shelf life. Samples from each manufactured batch must be tested prior to release of the batch for distribution to the public.

We also provide services in all areas during the post-approval phase, concentrating on bioequivalence studies of new formulations, line extensions, new disease indications and drug interaction studies.  Our ability to offer quick sample analysis has provided increased business opportunities for release testing.

The increases in our services offerings as a result of both acquisition and internal development have resulted in our ability to provide a broader range of services to our clients, often using combined services of several disciplines to address client needs.  Our ability to solve client problems by combining our knowledge base, services and products has been a factor in our selection by major pharmaceutical companies to assist in several preclinical through the post-approval phases.

Company Services and Products

Overview

We operate in two business segments – contract research services and research products, both of which address the bioanalytical, preclinical, and clinical research needs of drug developers. Both segments arose out of our expertise in a number of core technologies designed to quantify trace chemicals in complex matrices. We evaluate performance and allocate resources based on these segments.

Services

The contract research services segment provides screening and pharmacological testing, preclinical safety testing, formulation development, regulatory compliance and quality control testing. The following is a description of the services provided by our contract research services segment:

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Product Characterization, Method Development and Validation: Analytical methods, primarily performed in West Lafayette, Indiana, determine potency, purity, chemical composition, structure and physical properties of a compound. Methods are validated to ensure that data generated are accurate, precise, reproducible and reliable and are used consistently throughout the drug development process and in later product support.

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Bioanalytical Testing: We analyze specimens from preclinical and clinical trials to measure drug and metabolite concentrations in complex biological matrices. Bioanalysis is performed at our facilities in Indiana, Oregon and the United Kingdom.

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Stability Testing: We test stability of drug substances and formulated drug products and maintain secure storage facilities in West Lafayette, Indiana to establish and confirm product purity, potency and shelf life. We have multiple International Conference on Harmonization validated controlled-climate GMP systems in place, and the testing capability to complete most stability programs.

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In Vivo Pharmacology: We provide preclinical in vivo sampling services for the continuous monitoring of chemical changes in life, in particular, how a drug enters, travels through, and is metabolized in living systems. Most services are performed in customized facilities in Evansville, Indiana using our robotic Culex® APS (Automated Pharmacology System) system.

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Preclinical and Pathology Services: We provide pharmacokinetic and safety testing in studies ranging from acute safety monitoring of drugs and medical devices to chronic, multi-year oncogenicity studies in our Evansville, Indiana site. Depending on protocol, multiple tissues may be collected to monitor pathological changes.

Products

Our products business is focused on expediting preclinical screening of developmental drugs. We compete in small niches of the multibillion dollar analytical instrument industry. The products business targets unique niches in life science research. We design, develop, manufacture and market state-of-the-art in vivo sampling systems and accessories (including disposables, training and systems qualification), physiology monitoring tools and liquid chromatography and electrochemistry instruments platforms. We offer three (3) principal product lines:  Analytical Products, In Vivo Sampling Products and Vetronics’ Products.  The following is a brief description of the products offered:

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Analytical Products:  The analytical products consist of our liquid chromatographic and electrochemical instruments with associated accessories.  The critical component of these products is the Epsilon® electrochemical platform.  This incorporates all the hardware capabilities needed for most electrochemical experiments but can be modified through software development.  The market is principally academic institutions and industrial research companies.

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In Vivo Sampling Products:  The in vivo sampling products consist of the Culex® family of automated in vivo sampling and dosing instruments.  These are used by pharmaceutical researchers to dose animals and collect biological samples (blood, bile, urine, microdialysate, feces or any bio-fluid) from the animals.  Since dosing and sample collections are automated, animals are not manually handled, reducing stress on the animals and producing more representative pharmacological data.  Behavior and other physiological parameters can also be monitored simultaneously.  Compared to manual methods, the Culex® products offer significant reduction in test model use and comparable reduction in labor.  The line also includes miniaturized in vivo sampling devices sold to drug developers and medical research centers to assist in the study of  a number of medical conditions including stroke, depression, Alzheimer’s and Parkinson’s diseases, diabetes and osteoporosis.

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Vetronics’ Products:  The Vetronics’ products consist of instruments and related software to monitor and diagnose cardiac function (electro-cardiogram) and measure other vital physiological parameters primarily in cats and dogs in veterinary clinics.

Clients

Over the past five years, we have regularly provided our services and/or products to most of the top 25 pharmaceutical companies in the world, as ranked by the number of research and development projects.  Approximately 11% of our revenues are generated from customers outside of North America.  We balance our business development effort between large pharmaceutical developers and smaller drug development companies.

Pfizer, Inc. is our largest client, accounting for approximately 7.0% of our total revenues in fiscal 2010 and 2009. Pfizer, Inc. accounted for 4.7% and 3.2% of total trade accounts receivable at September 30, 2010 and 2009, respectively.

There can be no assurance that our business will not continue to be dependent on continued relationships with Pfizer, Inc. or other clients, or that annual results will not be dependent on a few large projects. In addition, there can be no assurance that significant clients in any one period will continue to be significant clients in other periods. In any given year, there is a possibility that a single pharmaceutical company may account for 5% or more of our total revenue. Since we do not have long-term contracts with our clients, the importance of a single client may vary dramatically from year to year.

Sales and Marketing

Our current sales and marketing efforts target both the top 200 global pharmaceutical companies and smaller companies. We recognize that our growth and customer satisfaction depend upon our ability to continually improve and create new client relationships.

Our products and services are sold directly to the client. We currently have 10 employees on our sales and marketing staff.  Sales, marketing and technical support is based in the corporate headquarters located in West Lafayette, Indiana.

We have a network of 11 established distributors covering Japan, the Pacific Basin, South America, the Middle East, India, South Africa and Eastern Europe. All of our distributor relationships are managed from the corporate headquarters in West Lafayette, Indiana.

Contractual Arrangements

Our service contracts typically establish an estimated fee to be paid for identified services. In most cases, some percentage of the contract costs is paid in advance. While we are performing a contract, clients often adjust the scope of services to be provided based on interim project results. Fees are adjusted accordingly. Generally, our fee-for-service contracts are terminable by the client upon written notice of 30 days or less for a variety of reasons, including the client's decision to forego a particular study, the failure of product prototypes to satisfy safety requirements, and unexpected or undesired results of product testing. Cancellation or delay of ongoing contracts may result in fluctuations in our quarterly and annual results. We are generally able to recover at least our invested costs when contracts are terminated.

Our products business offers annual service agreements on most product lines.

Backlog

The contracts pursuant to which we provide our services are terminable upon written notice of 30 days or less.  We maintain projections based on bids and contracts to optimize asset utilization. We have increased the use of sales forecasts in manufacturing our products, with the result that we rarely have a significant backlog for Products. For Services, backlog generally includes work to be performed under signed agreements (i.e., contracts and letters of intent). Once work under a signed agreement begins, net revenues are recognized over the life of the project.  Some of our studies and projects are performed over an extended period of time, which may exceed several years. We maintain an order backlog to track anticipated net revenues yet to be earned for work that has not been performed.

Although backlog can provide meaningful information to our management with respect to a particular study, we believe that our backlog for Services as of any date is not necessarily a meaningful indicator of our future results for a variety of reasons. Studies vary in duration; the scope of studies may change, which may either increase or decrease their value; and studies may be terminated, or delayed at any time by the client or regulatory authorities.

Competition

Services

We compete with in-house research, development, quality control and other support service departments of pharmaceutical and biotechnology companies. There are also full-service Contract Research Organizations ("CROs") that compete in this industry. Several of our competitors have significantly greater financial resources than we do. The largest CRO competitors offering similar research services include:

•	Covance, Inc.;
•	Pharmaceutical Product Development, Inc.;
•	Charles River Laboratories, Inc.;
•	Parexel; and
•	MDS Health Group Ltd.

CROs generally compete on the basis of:

•	regulatory compliance record;
•	reputation for on-time quality performance
•	quality system;
•	previous experience;
•	medical and scientific expertise in specific therapeutic areas;
•	scientist-to-scientist relationships;
•	quality of contract research;
•	financial viability;
•	database management;
•	statistical and regulatory services;
•	ability to recruit investigators;
•	ability to integrate information technology with systems to optimize research efficiency;
•	quality of facilities;
•	an international presence with strategically located facilities; and
•	price.

Products

Founded as a provider of instrumentation and products utilized in life and physical sciences research laboratories, we continue to serve these product niches today.  Though many global analytical instruments competitors exist, we have an extensive, long standing network of customers who are repeat buyers and recommend our products.  In contrast, there are few competitors for our in vivo sampling products.  The primary markets are large and small pharmaceutical researchers.  Our differentiators are high quality, flexibility to meet customers’ specific needs and superior technical support and service.  We provide equipment that enables our customers to attain premium scientific laboratory information on a reasonable operating investment.  As customers’ needs constantly change, we continually invest in the refinement of our products and in new product opportunities that meet our operating objectives.

Government Regulation

We are subject to various regulatory requirements designed to ensure the quality and integrity of our data and products. These regulations are promulgated primarily under the Federal Food, Drug and Cosmetic Act, and include Good Laboratory Practice ("GLP"), Good Manufacturing Practice ("GMP"), and Good Clinical Practice ("GCP") guidelines administered by the FDA. The standards of GLP, GMP, and GCP are required by the FDA and by similar regulatory authorities around the world. These guidelines demand rigorous attention to employee training; detailed documentation; equipment validation; careful tracking of changes and routine auditing of compliance. Noncompliance with these standards could result in disqualification of project data collected by the Company. Material violation of GLP, GMP, or GCP guidelines could result in regulatory sanctions and, in severe cases, could also result in a discontinuance of selected operations.  Since October 2004, we have been audited, on a routine basis, by the FDA and UK’s MHRA fifteen times. The FDA has visited five times in West Lafayette, and twice each at the UK, Oregon, and Evansville locations. MHRA has visited the UK facility four times. Of the eleven FDA audits, five were without findings.  Where the FDA had findings, which have not been significant to our operations, we have taken actions to address the findings.  The UK facility was found to be compliant with GLP and GCP.

We have not experienced any significant problems to date in complying with the regulations of such agencies and do not believe that any existing or proposed regulations will require material capital expenditures or changes in our method of operation.

Analytical Services

Laboratories that provide information included in INDs, NDAs and PLAs must conform to regulatory requirements that are designed to ensure the quality and integrity of the testing process. Most of our contract research services are subject to government standards for laboratory practices that are embodied in guidelines for GLP. The FDA and other regulatory authorities require that test results submitted to such authorities be based on studies conducted in accordance with GLP. These guidelines are set out to help the researcher perform work in compliance with a pre-established plan and standardized procedures. These guidelines include but are not restricted to:

•     Resources – organization, personnel, facilities and equipment
•     Rules – protocols and written procedures
•     Characterization – test items and test systems
•     Documentation – raw data, final report and archives
•     Quality assurance unit – formalized internal audit function

We must also maintain reports for each study for specified periods for auditing by the study sponsor and by the FDA or similar regulatory authorities in other parts of the world. Noncompliance with GLP can result in the disqualification of data collected during the preclinical trial.

Preclinical Services

Our animal research facilities are subject to a variety of federal and state laws and regulations, including The Animal Welfare Act and the rules and regulations enforced by the United States Department of Agriculture ("USDA") and the National Institutes of Health ("NIH"). These regulations establish the standards for the humane treatment, care and handling of animals by dealers and research facilities. Our animal research facilities maintain detailed standard operating procedures and other documentation necessary to comply with applicable regulations for the humane treatment of the animals in our custody. Besides being licensed by the USDA as a research facility, we are also accredited by the Association for Assessment and Accreditation of Laboratory Animal Care International ("AAALAC") and have registered assurance with the NIH.

Quality Assurance and Information Technology

To assure compliance with applicable regulations, we have established quality assurance programs at our facilities that audit test data, train personnel and review procedures and regularly inspect facilities. In addition, FDA regulations and guidelines serve as a basis for our Standard Operating Procedures (“SOPs”) where applicable. On an ongoing basis, we endeavor to standardize SOPs across all relevant operations. In addition, we have both developed and purchased software to ensure compliant documentation, handling and reporting of all laboratory-generated study data. In fiscal 2004, we purchased similar 21 CFR Part 11 (FDA guidelines on electronic records and electronic signatures that define the criteria under which electronic records and electronic signatures are considered to be trustworthy, reliable and equivalent to paper records) compliant software for our preclinical research group.  At the end of fiscal 2010, the majority of our laboratory operations in the U.S. were fully in compliance with 21 CFR Part 11, in our analytical, bioanalytical, toxicology, lab information management, and document management systems. Systems compliant with 21 CFR Part 11 were formally validated and released for use in regulated studies.

We manage our business systems through the use of an Enterprise Resource Planning ("ERP") system. We are continually refining and adjusting our ERP system to improve efficiency, provide better management tools and address changes in our business.  These changes are appropriately documented and tested before implementation.  We also test these systems in connection with management’s annual review of our internal control systems.

Controlled, Hazardous, and Environmentally Threatening Substances

Some of our development and testing activities are subject to the Controlled Substances Act administered by the Drug Enforcement Agency ("DEA"), which strictly regulates all narcotic and habit-forming substances. We maintain restricted-access facilities and heightened control procedures for projects involving such substances due to the level of security and other controls required by the DEA. In addition, we are subject to other federal and state regulations concerning such matters as occupational safety and health and protection of the environment.

Our U.S. laboratories are subject to licensing and regulation under federal, state and local laws relating to hazard communication and employee right-to-know regulations, the handling and disposal of medical specimens and hazardous waste, as well as the safety and health of laboratory employees. All of our laboratories are subject to applicable federal and state laws and regulations relating to the storage and disposal of all laboratory specimens, including the regulations of the Environmental Protection Agency, the Department of Transportation, the National Fire Protection Agency and the Resource Conservation and Recovery Act. Although we believe that we are currently in compliance in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

The regulations of the U.S. Department of Transportation, the U.S. Public Health Service and the U.S. Postal Service apply to the surface and air transportation of laboratory specimens. Our laboratories also comply with the International Air Transport Association regulations which govern international shipments of laboratory specimens. Furthermore, when materials are sent to a foreign country, the transportation of such materials becomes subject to the laws, rules and regulations of such foreign country.

Safety

In addition to comprehensive regulation of safety in the workplace, the Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for health care employers whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to chemicals, and transmission of blood-borne and airborne pathogens. Furthermore, relevant employees receive initial and periodic training focusing on compliance with applicable hazardous materials regulations and health and safety guidelines.

HIPAA

The U.S. Department of Health and Human Services has promulgated final regulations under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") that govern the disclosure of confidential medical information in the United States. We have had a global privacy policy in place since January 2001 and believe that we are in compliance with the current European Union and HIPAA requirements. We continue to monitor our compliance with these regulations, and we intend to take appropriate steps to ensure compliance as these and other privacy regulations are revised or come into effect.

Product Liability and Insurance

We maintain product liability and professional errors and omissions liability insurance, providing approximately $3.0 million in coverage on a claims-made basis. Additionally, in certain circumstances, we seek to manage our liability risk through contractual provisions with clients requiring us to be indemnified by the client or covered by the client’s product liability insurance policies. Also, in certain types of engagements, we seek to limit our contractual liability to clients to the amount of fees received. The contractual arrangements are subject to negotiation with clients, and the terms and scope of such indemnification, liability limitation and insurance coverage vary by client and project.

Research and Development

In fiscal 2010 and 2009, we spent $546,000 and $762,000, respectively, on research and development. Separate from our contract research services business, we maintain applications research and development to enhance our products business.

Expenditures cover hardware and software engineering costs, laboratory supplies, labor, prototype development and laboratory demonstrations of new products and applications for those products.

Intellectual Property

We believe that our patents, trademarks, copyrights and other proprietary rights are important to our business and, accordingly, we actively seek protection for those rights both in the United States and abroad. Where we deem it to be an appropriate course of action, we will vigorously prosecute patent infringements. We do not believe, however, that the loss of any one of our patents, trademarks, copyrights or other proprietary rights would be material to our consolidated revenues or earnings.

We currently hold three federally registered trademarks, as well as one copyright registration for software. We also have two pending patents, one on the Dried Blood Spot (DBS) sampling card for the Culex Automated Blood Sampling Instrumentation and the second for the No Blood Waste technology also for the Culex instrument. The former (DBS) reduces the cost of bio-sample collection, shipment and storage and the latter is important for precisely sampling of bio-fluids of very small volume from animals such as mice. We also generate client value through continuing client support, hardware and software upgrades, system reliability and accuracy. In addition to these formal intellectual property rights, we rely on trade secrets, unpatented know-how and continuing applications research which we seek to protect through means of reasonable business procedures, such as confidentiality agreements. We believe that the greatest value that we generate for our clients comes from these trade secrets, know-how and applications research.

Environmental Compliance

We are subject to certain requirements and potential liabilities under foreign, national, regional and municipal environmental laws, ordinances and regulations.  We may generate certain wastes that may be deemed hazardous or toxic under applicable environmental laws, and we from time to time have incurred, and in the future may incur, costs relating to compliance with environmental laws.  Although we may incur remediation and other environmental-related costs during the ordinary course of operations, management anticipates that such costs will not have a material adverse effect on our operations or financial condition.

Raw Materials

There are no specialized raw materials that are particularly essential to our business.  We have a variety of alternative suppliers for our essential components.

Employees

At September 30, 2010, we had 233 full-time employees and 15 part-time employees. All employees enter into confidentiality agreements intended to protect our proprietary information. We believe that our relations with our employees are good. None of our employees are represented by a labor union. Our performance depends on our ability to attract and retain qualified professional, scientific and technical staff. The level of competition among employers for skilled personnel is high. We believe that our employee benefit plans enhance employee morale, professional commitment and work productivity and provide an incentive for employees to remain with the Company.

Investor Information

We file various reports with, or furnish them to, the Securities and Exchange Commission (the “SEC”), including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports.  These reports are available free of charge upon written request or by visiting www.BASInc.com/invest.  The information on our website is not part of this prospectus.  Other media inquiries and requests for reports or investor’s kits should be directed to: Other media inquiries and requests for reports or investor’s kits should be directed to:

Corporate Communications Director, Corporate Center
2701 Kent Avenue, West Lafayette, IN  47906   USA

Inquiries from shareholders, security analysts, portfolio managers, registered representatives and other interested parties should be directed to:

BASi Investor Relations, NASDAQ:  BASi
Phone 765-463-4527, Fax 765-497-1102,
basi@BASInc.com, www.BASInc.com

Properties

We operate in the following locations, all of which we own, except as otherwise indicated:

•
Our principal executive offices are located at 2701 Kent Avenue, West Lafayette, Indiana 47906, and constitute multiple buildings with approximately 117,000 square feet of operations, manufacturing, and administrative space. Both the services segment and the products segment conduct operations at this facility. The buildings have been financed by mortgages.

•
BAS Evansville Inc., is in Evansville, Indiana. We occupy 10 buildings with roughly 92,000 square feet of operating and administrative space on 52 acres. Most of this site is engaged in preclinical toxicology testing of developmental drugs in animal models. A recent addition was financed by a mortgage.

•
Bioanalytical Systems, Ltd. is in Warwickshire, UK.  This facility contains our contract services and instruments operations for laboratories, sales and technical support services in the U.K.  During fiscal 2008, we moved into a newly constructed laboratory space in the same office park as the previous leased space.  Our space of approximately 8,000 square feet is leased and is specifically designed for laboratory use and will allow us to potentially double capacity over the previous space.

•
BASi Northwest Laboratory is in McMinnville, Oregon, approximately 40 miles from Portland. We lease roughly 8,600 square feet of laboratory and administrative space, principally used for bioanalytical services.

We believe that our facilities are adequate for our operations and that suitable additional space will be available if and when needed.

Management

Executive Officers

The following table illustrates information concerning the persons who serve as our executive officers. Except as indicated in the following paragraphs, the principal occupations of these persons have not changed in the past three years.

Name	Age	Position
Anthony S. Chilton, Ph.D.	54	President, Chief Executive Officer
Michael R. Cox	63	Vice President, Finance; Chief Financial and Administrative Officer; Treasurer
Alberto Hidalgo	45	Vice President, Business Development and Marketing
Craig S. Bruntlett, Ph.D.	61	Senior Vice President, Instruments Division
Lina L. Reeves-Kerner	59	Senior Vice President, Human Resources

Anthony S. Chilton, Ph.D. was named as the Chief Executive Officer, effective May 13, 2010.  Dr. Chilton had previously served as Chief Operating Officer since December 1, 2008 and interim President since January 27, 2010.  Dr. Chilton has over 30 years of experience as a scientist and executive in leading life sciences companies in England, Canada and the United States.  For the two years prior to joining the Company, Dr. Chilton was in charge of early development programs at Atherogenics, Inc., a private pharmaceutical company,  of Alpharetta, Ga.  In the two years prior to that, Dr. Chilton provided consulting and advisory services to various pharmaceutical companies.  Prior to that, he was Vice President of the Biopharmaceutical Development Division of Cardinal Health Inc., a major supplier of distribution and scientific services to pharmaceutical companies, which he joined through a predecessor company in 1998 that was acquired by Cardinal in 2002. Previously, Dr. Chilton spent three years with life sciences companies in Canada, prior to which he held positions in his native United Kingdom.  Dr. Chilton received his bachelor’s degree in Chemistry from the University of East Anglia in 1981, and his Ph.D. in Analytical Chemistry from the University of Hertfordshire in 1993.

Michael R. Cox has been Vice President, Finance, Chief Financial Officer and Treasurer since April 2004. In October 2007, he assumed the additional duties of Chief Administrative Officer.  He was Vice President, Finance and CFO of Integrity Pharmaceutical Corporation, a private specialty pharmaceutical company, from October 2003 until its acquisition and merger in March 2004. Prior to that he was Senior Vice President, Finance of Intergen Company, a private biotech manufacturing and research products company, from 1997 until its acquisition in 2001, and continued with the acquirer, Serologicals Corporation, also a manufacturing and research products company, on special projects until joining Integrity. Prior to that, Mr. Cox held various executive positions in two environmental services firms and an investment firm. He was a partner in Touche Ross & Co., an international CPA firm, where he began his career after obtaining a BS in business administration from the University of North Carolina.

Alberto Hidalgo was hired as the Vice President of Business Development and Marketing, effective August 18, 2010.  Mr. Hidalgo has over 15 years of senior-level sales experience in both domestic and international markets. From 2009 to 2010, he was Director of Financial Investigations for the Indiana Gaming Commission, the state agency that assesses casino applications.  During that time period, he also consulted independently with companies to develop and implement new sales and marketing strategies. From 2005 to 2009, he served as Area Director of Sales with Covance Central Laboratory Services, a large Contract Research Organization.  For more than ten years prior to that, he held various positions at Eli Lilly and Company, a major pharmaceutical company, including Director of Sales, for Eli Lilly Export, Puerto Rico. Mr. Hidalgo has a bachelor of science in chemical engineering from Rutgers University, and an MBA from the University of Michigan.

Craig S. Bruntlett, Ph.D. has been Senior Vice President of the Instruments Division since September 2005. From 1999 to 2005, he was Senior Vice President of International Sales.  From 1992 to 1999 he was Vice President, Electrochemical Products. From 1980 to 1990, Dr. Bruntlett was Director of New Products Development for the Company. Dr. Bruntlett has a Bachelor of Arts degree in Chemistry and Mathematics from St. Cloud State University in Minnesota and a Ph.D. in Chemistry from Purdue University.

Lina L. Reeves-Kerner has been Vice President, Human Resources since 1995 and is responsible for the administrative support functions of the Company, including shareholder relations, human resources and community relations. From 1980 to 1990, Ms. Reeves-Kerner served as an Administrative Assistant with the Company. Ms. Reeves-Kerner has a Bachelor of Science degree in Business Administration from Indiana Wesleyan University.

Directors

The following information concerns the persons who serve as the non-employee directors of the Company. Each of such directors is “independent” as such term is defined in the listing standards of The NASDAQ Stock Market and the applicable rules of the SEC.  Except as indicated in the following paragraphs, the principal occupations of these persons have not changed in the past five years.

Name	Age	Position	Board Committees
John B. Landis, Ph.D.	58	Chairman	Compensation; Nominating
Larry S. Boulet	64	Director	Audit
David W. Crabb, M.D.	57	Director	Audit; Compensation; Nominating
David L. Omachinski	58	Director	Audit
A. Charlene Sullivan, Ph.D.	61	Director	Audit

John B. Landis, Ph.D. was elected as a director of the Company on November 12, 2009 and elected as the Chairman of the Board on February 11, 2010.  Dr. Landis retired from his position as Senior Vice President, Pharmaceutical Sciences of Schering-Plough, a major pharmaceutical company, in October 2008 and is currently an Adjunct Professor at Purdue University's Department of Chemistry.  Prior to joining Schering-Plough in 2003, Dr. Landis served as Senior Vice President, Preclinical Development at Pharmacia Corporation, a pharmaceutical company, from 1997 to 2003.  Prior to that, Dr. Landis held various positions with The Upjohn Company, a pharmaceutical company, and its subsidiaries.  Dr. Landis also serves on the boards of the Metabolic Solutions Development Company, a private therapeutic development company, and on the Science Advisory Board of the Southwest Michigan Venture Capital Fund.  Dr. Landis received his Bachelor of Science in Chemistry from Kent State University, his Masters in Analytical Chemistry from Purdue University and his Ph.D. in Analytical Chemistry from Purdue University.

Larry S. Boulet has served as a director of the Company since May 2007.  Mr. Boulet was a Senior Audit Partner with PricewaterhouseCoopers (PwC), an international CPA firm, and a National Financial Services Industry Specialist.  For the last five years of his career with PwC, Mr. Boulet served as Partner-in-charge of the Indianapolis office’s Private Client Group.  Prior to serving on our Board, he served on the Board of Directors of Century Realty Trust, an Indiana based, real estate investment trust.  He also served as Audit Committee Chairman until the Trust’s sale and liquidation in 2007.  Currently, Mr. Boulet also serves on the Indiana State University Foundation Board of Directors, where he is a past Chairman of the Board.  He holds a Bachelor of Science degree in Accounting from Indiana State University.

David W. Crabb, M.D. has served as a director of the Company since February, 2004. He has been Chairman of the Indiana University Department of Medicine since 2001. He has been a member of the faculty of the Departments of Medicine and Biochemistry and Molecular Biology since 1983.  He served as Vice Chairman for Research for the department and as an Assistant Dean for Research from 1993 to 2000. Dr. Crabb is the Director of the Indiana Alcohol Research Center, serves on several editorial boards and is a member of the Boards of Directors of Polymer Technology Systems, Inc., The Regenstrief Institute, and the Health and Hospital Corporation of Marion County. He was a recipient of a NIH Merit award and numerous other research and teaching awards.

David L. Omachinski was elected as a director of the Company on October 8, 2009.  Mr. Omachinski is currently an executive management consultant.  From 1993 to 2005, he served in various executive management positions with Oshkosh B'Gosh, Inc., a publicly-held children’s clothing manufacturer, including President, Chief Operating Officer, Chief Financial Officer, Vice President of Finance and Treasurer.  Mr. Omachinski also previously held various executive roles with Schumaker, Romenesko & Associates, S.C., a Wisconsin-based, full service, regional accounting firm. Mr. Omachinski also serves on the board of Anchor Bancorp Wisconsin, Inc., a publicly traded savings and loan holding company ("Anchor Bancorp"), since 2002, and its wholly owned subsidiary, AnchorBank, FSB (the "Bank"), since 1999, the University of Wisconsin-Oshkosh Foundation since 2003, and Chamco, Inc. (a non-profit regional development organization) since 2002.  Mr. Omachinski received his Bachelor of Business Administration from the University of Wisconsin-Oshkosh and is a certified public accountant.  Mr. Omachinski is the Chairman of the Board of Directors and Chair of the Audit Committee of Anchor Bancorp.  On June 26, 2009, Anchor Bancorp and the Bank each consented to the issuance of an Order to Cease and Desist (together, the "Orders") by the Office of Thrift Supervision (the "OTS"). The Orders require Anchor Bancorp and its directors, officers and employees to cease and desist from engaging in any unsafe and unsound practices that resulted in the operation of Anchor Bancorp with insufficient liquidity and earnings and an inadequate level of capital for its risk profile or the Bank operating at a loss, with a large volume of adversely classified assets, or with an inadequate level of capital for the kind and quality of assets held.  The Orders require Anchor Bancorp and the Bank to notify, and in some cases receive permission from, the OTS prior to making certain payments, incurring indebtedness, entering into certain contractual arrangements or changing its management or directors.  Further, the Orders require each of Anchor Bancorp and the Bank to submit financial plans to the OTS within a prescribed period of time.  Finally, the Bank must meet and maintain certain core capital and total risk-based capital ratios.

A. Charlene Sullivan, Ph.D. was elected as a director of the Company in January 2010.  Dr. Sullivan is an Associate Professor of Management at the School of Management and the Krannert Graduate School of Management at Purdue University since 1984 and has been a faculty member at Purdue since 1978.  Throughout her career at Purdue, Dr. Sullivan has taught undergraduate and graduate classes on corporate finance, financial institutions and markets and financial and managerial accounting and has received numerous awards and honors from the university.  Since 2000, Dr. Sullivan also has served as the Management Faculty Advisor for the Technical Assistance Program at Purdue, which consults with small businesses in Indiana.  In addition, Dr. Sullivan has served as a financial analyst for the Indiana Gaming Commission since 1995 and as a risk management consultant for Edgar Dunn & Company (a strategy and consulting firm) since 1994.  Dr. Sullivan has served on the boards of directors of several private financial institutions and not-for-profit organizations, including the Federal Reserve Bank of Chicago from 1990 until 1996 and the Purdue Employees Federal Credit Union from 1997 until April 2009.  She currently serves on the board of directors of the Greater Lafayette Community Foundation and on the Asset-Liability Committee for the Purdue Employees Federal Credit Union.  Dr. Sullivan earned a B.S. degree in Home Economics from the University of Kentucky and a M.S. and Ph.D. in Management from Purdue University.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. The Audit Committee is responsible for recommending and approving the Company’s independent auditors, reviewing, in connection with the independent auditors, the audit plan, the adequacy of internal controls, the audit report and management letter and undertaking such other incidental functions as the board may authorize.  Audit Committee members are not employees of BASi and, in the opinion of the Board of Directors, are “independent” (as defined by Rule 4200(a)(15) of the NASD listing standards and Item 7(d)(3)(iv) of Schedule 14A). Larry S. Boulet, David W. Crabb, David Omachinski and A. Charlene Sullivan are the members of the Audit Committee. The Board of Directors has determined that each of Mr. Boulet and Mr. Omachinski is an audit committee financial expert (as defined by Item 401(h) of Regulation S-K).

The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to compensation arrangements for the executive officers, policies relating to salaries and job descriptions, insurance programs, benefit programs, including retirement plans, and administration of the 2008 Stock Option Plan.  The Board of Directors has adopted a written charter for the Compensation Committee and for the Audit Committee, which are available on the Company’s website at www.BASInc.com.

The Nominating / Corporate Governance Committee is responsible for receiving and reviewing recommendations for nominations to the Board of Directors and recommending individuals as nominees for election to the Board of Directors. Nominating Committee members are not employees of BASi and, in the opinion of the Board of Directors, are “independent” (as defined by rule 4200 (a)(15) of the NASD listing standards and Item 7(d)(3)(iv) of Schedule 14A). The Board of Directors has adopted a written charter for the Nominating Committee, which is available on the Company’s website at www.BASInc.com.

The Board of Directors will consider for nomination as directors persons recommended by shareholders. Such recommendations must be made to the Board of Directors or to an individual director in writing and delivered to Bioanalytical Systems, Inc., Attention: Corporate Secretary, 2701 Kent Avenue, West Lafayette, Indiana 47906, not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual shareholders meeting. The Secretary will forward all such communications to the addressee.  Nominations must set forth, with respect to the person nominated, such person’s name, age, business address and residence address, principal occupation or employment, class and number of shares of BASi which are owned beneficially or of record by the person, and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  The shareholder making this proposal must state his, her or its name and record address, the class and number of shares of BASi which he, she or it owns beneficially or of record, a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.  The Chair of the Nominating/Corporate Governance Committee or his or her designee shall have the authority to determine whether a nomination is properly made.

There is no fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Nominating Committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, diversity, experience with business and other organizations comparable with BASi, the interplay of the candidate’s experience with that of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and to any of the committees of the Board of Directors. The Nominating Committee will evaluate nominees for directors submitted by shareholders in the same manner in which it evaluates other director nominees.

Family Relationships

There are no family relationships among the directors and executive officers of BASi.

Certain Relationships and Transactions

The Board reviews transactions with related parties, but has no formal policies in place with respect to such review or the approval of such transactions. There were no transactions with related parties in fiscal 2010 or fiscal 2011 through the date of this prospectus.

Executive and Director Compensation

Executive Officer Compensation

Compensation Committee and Compensation Methodology

During the 2010 fiscal year, the Compensation Committee of the Board was responsible for administering the compensation and benefit programs for BASi's team members, including the executive officers. Historically, the Compensation Committee annually reviewed and evaluated cash compensation and stock option award recommendations along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation, provided to BASi's executive officers. The Compensation Committee examined these recommendations in relation to BASi's overall objectives and made compensation recommendations to the Board for final approval. The Compensation Committee also historically sent to the Board for approval its recommendations on compensation for the Chairman of the Board and the President and Chief Executive Officer, who do not participate in the decisions of the Board as to their compensation packages. Neither the Chairman of the Board nor the President and Chief Executive Officer was a member of the Compensation Committee during the 2010 fiscal year.

BASi has not hired a compensation consultant to review its compensation practices. The compensation of BASi's executives who were employees as of September 30, 2007 was frozen by the Compensation Committee at the 2008 compensation level through fiscal 2010 as part of the effort to return the Company to profitability, except for the amended employment agreement with Dr. Chilton as discussed below.

BASi's executive compensation practices are also affected by the highly competitive nature of the biotechnology industry and the location of BASi's executive offices in West Lafayette, Indiana. The fact that West Lafayette, Indiana is a small city in a predominantly rural area can present challenges to attracting executive talent from other industries and parts of the country. However, the favorable cost of living in this area and the small number of competitive employers in this market, enable the Company to pay generally lower salaries for comparable positions than others in its industry. The Company has also recruited a number of key employees from Purdue University, particularly for scientific and technical responsibilities.

The Compensation Committee, in collaboration with management, is in the process of reviewing the compensation structure of the Company in order to provide the proper incentives and necessary retention of key employees, including the named executive officers, to achieve financial success and an appropriate return to shareholders. These efforts will be ongoing in the current fiscal year.

The Company intends to develop compensation packages for BASi's executive officers that meet each of the following three criteria: (1) compensation levels competitive with companies of similar size and performance to BASi; (2) performance-based "at risk" pay that is based on both short- and long-term goals; and (3) shareholder-aligned incentives that are structured to create alignment between the shareholders and executives with respect to short- and long-term objectives.

Fiscal 2010 Summary Compensation Table

The following narrative, tables and footnotes describe the "total compensation" earned during BASi's 2010 fiscal year by each person who served as the chief executive officer of BASi at any time during fiscal 2010 and the next two most highly compensated executive officers of BASi who earned more than $100,000 in fiscal 2010.  We call these people our named executive officers, or NEOs. The total compensation presented below does not reflect the actual compensation received by BASi's NEOs or the target compensation of BASi's NEOs during its 2010 fiscal year because there was no value realized by BASi's NEOs during its 2010 fiscal year from long-term incentives (exercise of options).

The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary. Base salary earned during BASi's 2010 fiscal year. The terms of the Employment Agreements governed the base salary for Dr. Chilton and Mr. Cox.

Bonus. The amounts presented as bonuses for Dr. Chilton below represent a sign on bonus paid in two equal installments per the employment agreement in fiscal 2009 and an accrued cash bonus of 2% of EBITDA per the amended employment agreement in fiscal 2010.  No other bonuses were paid or accrued in fiscal 2009 or 2010.

Option Awards. The awards disclosed under the heading "Option Awards" consist of the aggregate grant date fair value of the stock option awards granted in fiscal 2010 in accordance with FASB ASC 718. The grant date fair value of the option awards may vary from the actual amount ultimately realized by the NEO based on a number of factors. The factors include BASi's actual operating performance, common share price fluctuations, differences from the valuation assumptions used, the restricted nature of shares acquired under non-qualified stock option grants, the limited liquidity in the trading of the Company’s shares and the timing of exercise or applicable vesting.

Company Contributions to 401(k).  Amounts paid by the Company on behalf of the NEO for matching contributions to a Company qualified 401(k) plan.

All Other Compensation. The amounts included under the All Other Compensation are described in the footnotes to the table.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)		Bonus ($)		Option Awards (1) ($)		Company Contributions to 401(k) ($)	All Other Compensation ($)		Total ($)
Richard M. Shepperd,
President & Chief	2009	285,000		—		—		3,010	9,000	(3)	297,010
Executive Officer (2)	2010	90,000		—		—		—	130,036	(4)	220,036
Anthony S. Chilton, Ph.D.,
President, Chief
Executive Officer;	2009	195,000		10,000	(7)	79,200	(9)	—	—		284,200
Director (5)	2010	227,200	(6)	32,403	(8)	121,100	(10)	—	28,667	(11)	409,370
Michael R. Cox, Vice
President, Finance and
Chief Financial Officer (12)	2009	165,000		—		—		1,900	—		166,900
	2010	165,000		—		22,800	(13)	—	—		187,800

(1)  Aggregate grant date fair value of the stock option awards granted in fiscal years 2010 and 2009 in accordance with FASB ASC Topic 718.  There were three stock option grants to an NEO in fiscal 2010 and three grants to an NEO in fiscal 2009.

 (2) On January 27, 2010, Mr. Shepperd retired as President of the Company and retired as Chief Executive Officer and as a director of the Company on February 12, 2010.

(3) Housing allowance of $1,000 per month per amended employment agreement with Mr. Shepperd executed on January 12, 2009.

 (4) Retirement payment approved by the Board of Directors upon Mr. Shepperd’s retirement of $120,000 plus a housing allowance of $1,000 per month per amended employment agreement with Mr. Shepperd executed on January 12, 2009, plus vacation payout of $5,536 for vacation accrued up to his retirement.

 (5) Dr. Chilton was hired on December 1, 2008, during fiscal 2009.  On January 27, 2010, Dr. Chilton was elected as the interim President of the Company.  On May 13, 2010, Dr. Chilton was elected as President and Chief Executive Officer of the Company.

 (6) Per amendment to the employment agreement executed on February 1, 2010, Dr. Chilton’s base salary was increased to $19,105 per month for the months in which he served as the Interim President of the Company.  His base salary was increased again to $21,188 per month when, on May 13, 2010, he was elected as the President and Chief Executive Officer of the Company.

 (7)  Sign-on bonus in two installments of $5,000 each, paid on March 15, 2009 and July 15, 2009.

 (8)  EBITDA bonus per amended employment agreement accrued in fiscal 2010, paid in fiscal 2011.

 (9)  Grant date fair value of new grant on December 1, 2008 for 30,000 options on common shares, vesting in equal installments beginning December 1, 2009 and each successive year through December 1, 2011.  As of January 31, 2011, 20,000 option shares have vested and are exercisable.

 (10)  Grant date fair value of two new grants in fiscal 2010.  The first grant was on February 1, 2010 for 25,000 options on common shares, vesting evenly beginning January 31, 2011 and each successive year through January 1, 2013.  The second grant was on May 12, 2010 for 125,000 options on common shares, vesting evenly beginning on January 31, 2011 and each successive year through January 31, 2013.  As of January 31, 2011, 50,000 option shares have vested and are exercisable.

 (11)  $600 monthly car allowance and reimbursement of reasonable living and travel expenses per amended employment agreement with Dr. Chilton signed on February 1, 2010.

 (12)  Effective October 4, 2007, Mr. Cox also assumed the responsibilities of Chief Administrative Officer. In April, 2010, as discussed above, Mr. Cox entered into a new employment agreement and was awarded additional stock option grants.

 (13)  Grant date fair value of new grant on April 15, 2010 for 20,000 options on common shares, vesting in equal installments beginning April 15, 2011 and each successive year through April 15, 2013.  As of January 31, 2011, no shares have vested and are exercisable.

Outstanding Equity Awards at Fiscal Year-End Table

BASi has awarded stock options to members of its senior management and other BASi team members. The terms of these awards typically provide for vesting over a defined period of time. Option awards generally have a four-part vesting schedule in which the first of the four installments vests on the second anniversary of the grant date. Each subsequent one-fourth installment thereafter vests on the anniversary of the grant date for the next three years: however, the Compensation Committee and the Board has to ability to alter, and occasionally does alter, the vesting schedule to meet specific objectives. The options expire if not exercised within ten years from the date of grant.  The following table shows the equity awards granted to BASi's NEOs that were outstanding as of the end of BASi's 2010 fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END
OPTION AWARDS

	Number of Securities Underlying Unexercised Options
Name	(#) Exercisable	(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Richard M. Shepperd (1)	—	—		—	—
Anthony S. Chilton, Ph.D.	10,000	20,000	(2)	3.53	November 30, 2018
	—	25,000	(3)	0.79	January 31, 2020
	—	125,000	(4)	0.99	May 11, 2020
Michael R. Cox	50,000	—		4.58	March 31, 2014
	20,000	10,000	(5)	8.60	November 5, 2017
		20,000	(6)	1.35	April 14, 2020

(1)	Mr. Shepperd’s options were forfeited upon retirement.

(2)	Options on 10,000 shares vested on December 1, 2010 and 10,000 shares vest on December 1, 2011.

(3)	Options on 8,334 shares vested on January 31, 2011, 8,333 shares vest on January 31, 2012 and 8,333 shares vest on January 31, 2013.

(4)	Options on 41,666 shares vested on January 31, 2011, 41,667 shares vest on January 31, 2012 and 41,667 shares vest on January 31, 2013.

(5)	Options on 10,000 shares vested on November 5, 2010.

(6)	Options on 6,667 shares vest on April 15, 2011, 6,667 shares vest on April 15, 2012 and 6,666 shares vest on April 15, 2013.

Fiscal 2010 Option Exercises

There were no options exercised by NEOs in fiscal 2010.

Employment Agreements and Post-Termination Payments

BASi has Employment Agreements with Dr. Chilton and Mr. Cox and had an Employment Agreement with Richard M. Shepperd, our former President and Chief Executive Officer.

Employment Agreement with Anthony S. Chilton

On February 1, 2010, BASi and Dr. Chilton entered into an Amended and Restated Employment Agreement. Under the amended Employment Agreement, the Company extended the term of Dr. Chilton's employment until January 31, 2013. The amended Employment Agreement provides that, during any period Dr. Chilton serves as Interim President of the Company, (a) his base salary will be increased to $19,105 per month, and (b) he will receive a cash bonus equal to two percent (2%) of the consolidated earnings before interest expense, income tax expense, depreciation expense and amortization expense of the Company for that period ("EBITDA Bonus"). In addition to reimbursement of business expenses in accordance with the Company’s standard reimbursement policies, Dr. Chilton will be entitled to reimbursement for reasonable living expenses in the Lafayette, Indiana area during the term of his employment, and reasonable travel expenses for travel to and from his residence in Alpharetta, Georgia. The Company has also agreed to provide Dr. Chilton a $600 monthly car allowance and certain other benefits consistent with other executive level employees.

On May 13, 2010, Dr. Chilton was elected as President and Chief Executive Officer of the Company.

The Employment Agreement provides that if Dr. Chilton becomes the Company's President and Chief Executive Officer, then (i) his base salary will increase to $21,188.33 per month, (ii) he will receive a grant of options to purchase an additional 125,000 common shares of the Company on the date he is elected to those positions and grants of additional options to purchase 25,000 common shares on the first and second anniversaries of the date of the Employment Agreement, (iii) he will continue to earn the EBITDA Bonus, and (iv) he will be elected to the Company's Board of Directors. All of the options will be granted at an exercise price that is equal to the fair market value of the common shares on the date of grant. The options granted on the date of Dr. Chilton's election would vest in three equal installments on January 31, 2011, 2012 and 2013. The options granted in 2011 would vest in two equal installments on January 31, 2012 and 2013 and the options granted in 2012 would vest on January 31, 2013.

According to the Employment Agreement, if Dr. Chilton's employment is terminated without Cause (as defined in the Employment Agreement) or he resigns for "Good Reason" (as defined in the Employment Agreement), then the Company shall (a) pay Dr. Chilton (i) his current salary through the termination date or resignation date; (ii) all vacation accrued as of the date of resignation or termination, and (iii) all bonuses earned but not paid as of the date of termination or resignation; and (b) pay Dr. Chilton as compensation for loss of office twelve (12) months base salary at the then current salary, provided that such payments shall cease if Dr. Chilton becomes employed during such period.  If Dr. Chilton is terminated for Cause or resigns without Good Reason, the Company will pay Dr. Chilton (x) his earned but unpaid then-current base salary through the date of termination or resignation (y) all vacation accrued as of the date of termination or resignation and (z) all bonuses earned but not paid as of the date of termination or resignation.

The Agreement provides that Dr. Chilton could be entitled to severance benefits following the termination of his employment, as is further described below under the heading, “Change-in Control Agreements.”

Employment Agreement with Michael R. Cox

On November 6, 2007 BASi entered into an Employment Agreement with Mr. Cox to serve as Vice President, Finance and Administration and Chief Financial Officer of BASi. Pursuant to the terms of the agreement between BASi and Mr. Cox, the agreement has an initial term that ends on December 30, 2010, but this employment term can be extended for successive one year periods unless either BASi or Mr. Cox gives the other party written notice at least 90 days before the end of the term. Mr. Cox will receive a base salary of $165,000 per year in the first year, which may be increased by the Company in the future. Mr. Cox is also eligible for any bonus plans adopted by the Company at the discretion of the Compensation Committee of the Board of Directors.
The Agreement provides that Mr. Cox could be entitled to severance benefits following the termination of his employment, as is further described below under the heading, “Change-in Control Agreements.” If he is terminated by BASi without "cause", or if Mr. Cox terminates his employment for "good reason" he would be entitled to the following:

•	Mr. Cox’s base salary, payable monthly for 12 months following termination;
•	All vacation accrued as of the date of termination;
•	All bonus amounts earned buy not paid as of the date of termination; and
•	All salary earned but not paid through the date of termination.

In addition, the non-solicitation provision of Mr. Cox's employment contract will not apply in the event of termination without cause or resignation with good reason.

On April 15, 2010, BASi entered into an Amendment to the Employment Agreement with Mr. Cox.  The Amendment revised the definition of a "Change of Control" to exclude the filing of a Form 13-D with the Securities and Exchange Commission as a triggering event.  The Amendment further stipulates that no event constituting a Change of Control from the filing of Form 13-D prior to the date of the Amendment has occurred or will be asserted.   Additionally, the term of Mr. Cox's employment was extended until December 30, 2011.

Employment Agreement with Richard M. Shepperd

On January 12, 2009, BASi entered into an Amendment to Employment Agreement with Mr. Shepperd. The Amendment reduced Mr. Shepperd's base salary from $35,000 per month to $20,000 per month.  Partially offsetting this, the Amendment provided for a new housing allowance of $1,000 per month, for a total of $12,000 in calendar 2009.  The Amendment also contemplated that, if a "Change in Control" (as defined in the employment contract) occurs prior to the end of the term of the Agreement, Mr. Shepperd will receive a bonus payment of $201,600.

The agreement provided that Mr. Shepperd could be entitled to certain severance benefits following termination of employment.  If he was terminated by BASi without "cause", or if Mr. Shepperd terminated his employment for "good reason," he would have been entitled to the following:

•	Mr. Shepperd's base salary through December 31, 2009, to be paid monthly;
•	all vacation accrued as of the date of termination;
•	all bonus amounts earned but not paid as of the date of termination; and
•	all salary earned but not paid through the date of termination.

In addition, the non-solicitation provisions of Mr. Shepperd’s employment contract would not have applied in the event of termination without cause or resignation with good reason.

The agreement further provided that if Mr. Shepperd's employment ended for any reason other than termination without cause or resignation with “good reason,” Mr. Shepperd would have received his earned but unpaid salary through the date of termination, all bonus amounts earned but not paid as of the date of termination and all vacation accrued through the date of such termination.

On January 27, 2010, Mr. Shepperd retired as President of the Company and retired as Chief Executive Officer and as a director of the Company on February 12, 2010.  In connection with Mr. Shepperd's retirement from the Company, the Board of Directors approved a retirement payment to Mr. Shepperd of $120,000, payable in twelve equal monthly installments commencing March 1, 2010.

Change-in-Control Agreements

Dr. Chilton’s and Mr. Cox's Employment Agreements contain a change in control feature. Under these Employment Agreements, if Dr. Chilton or Mr. Cox is “involuntarily terminated” for any reason following a change in control, Dr. Chilton or Mr. Cox would receive an amount equal to his monthly base salary for the 12 months prior to termination payable for at least 2 years.  Each would also be eligible for any special bonus program and be eligible to participate in Company sponsored benefits, savings and retirement plans, practices, policies and programs, with the employee contribution paid by the employee.

“Involuntarily terminated” is defined in the Employment Agreements as resulting from a “change in control” of the Company, and due to either (1) the elimination or diminution of the Employee’s position, authority, duties and responsibilities relative to the most significant of those held, exercised and assigned at any time during the six month period immediately preceding a “change in control”; or (2) a change in location requiring the Employee’s services to be performed at a location other than the location where the Employee was employed immediately preceding a “change in control,” other than any office which is the headquarters of the Company and is less than 35 miles from such location.

A "change in control" is defined as (1) approval by shareholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its common shares immediately prior to the consolidation or merger have substantially the same proportionate ownership of voting common shares of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (2) a change in the majority of members of the Board of Directors of the Company within a twenty-four (24) month period unless the election, or nomination for election by the Company shareholders, of each new director was approved by a vote of two-thirds (2/3) of the directors then still in office who were in office at the beginning of the twenty-four (24) month period; or (3) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than fifty percent (50%) of the voting common shares of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting common shares of the combined company, any shares received by affiliates (as defined in the rules of the SEC) of such other company in exchange for shares of such other company).

Non-Employee Director Compensation and Benefits

Non-Employee Director Compensation and Benefits

BASi's compensation package for non-employee directors is generally comprised of cash (annual retainers and board and committee meeting fees) and stock option awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent BASi's shareholders and reflect BASi's position in the industry. With the 2008 Stock Option Plan, BASi intended to better align director and shareholder interests through the use of stock option awards to directors. Actual annual pay varies among directors based on Board committee memberships, committee chair responsibilities and meetings attended. BASi has not adopted guidelines with respect to non-employee director ownership of common shares. Directors who are employees, if any, receive no additional compensation for their service on the Board.

Compensation for non-employee directors during the 2010 fiscal year consisted of the following:

Type of Compensation	Amount ($)
Annual retainer for Board membership	$3,300
Annual retainer for director serving as Chair of the Audit Committee	2,000
Annual retainer for director serving as Chair of the Compensation Committee	1,000
Annual retainer for director serving as Chair of the Nominating Committee	500
Meeting fee for Board meeting, in person	1,000
Meeting fee for Board meeting, by phone	500
Committee meetings, non-Board meeting days, in person	500
Committee meetings, non-Board meeting days, by phone	250
Daily fee for consultation with management	1,000

For meetings of the standing Board committees held in conjunction with a meeting of the Board, no additional fees are paid.

Option Awards

The amounts disclosed under the heading "Option Awards" in the table below consist of the aggregate grant date fair value of the stock option awards granted in fiscal 2010 in accordance with FASB ASC Topic 718.  The grant date fair value of the option awards may vary from the actual amount ultimately realized based on a number of factors. The factors include BASi's actual operating performance, Common Share price fluctuations, differences from the valuation assumptions used, the limited liquidity in the trading of the Company’s shares and the timing of exercise or applicable vesting.

Business Expenses

The directors are reimbursed for their business expenses related to their attendance at BASi meetings, including room, meals and transportation to and from Board and committee meetings.   Directors are also encouraged to attend educational programs related to Board issues and corporate governance, which are reimbursed by the Company.

Non-Employee Directors' Compensation Table

The following table shows information regarding the compensation of BASi's non-employee directors for the 2010 fiscal year.

DIRECTOR COMPENSATION FOR FISCAL 2010
Name (4)	Fees paid in cash ($)	Option Awards (1) ($)	All Other Compensation ($)(3)	Total ($)
Larry S. Boulet	19,450	4,245	—	23,695
David W. Crabb	15,200	—	—	15,200
Leslie B. Daniels (2)	15,700	4,245	1,504	21,449
John B. Landis	5,675	8,490	227	14,392
David L. Omachinski	5,975	8,490	560	15,025
A. Charlene Sullivan	4,925	8,490	185	13,600

(1)
Stock option awards granted to non-employee directors on August 16, 2010 with an exercise price of $1.01 per share and grant date fair value of $.849 per share.  Assumptions used in the calculation of the grant date fair value are included in Note 8 in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(2)	Mr. Daniels resigned as a director on October 5, 2010.

(3)	Reimbursement for travel expenses associated with Board meetings.

(4)
Total options outstanding for each director at fiscal year end 2010 are as follows:  10,000 outstanding options for each of Dr. Landis, Mr. Omachinski and Dr. Sullivan; 15,000 outstanding options for each of Mr. Boulet and Mr. Daniels.  Mr. Daniels’ options were subsequently forfeited upon his resignation on October 5, 2010.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Principal Shareholders Table

The following table shows, as of February 28, 2011, the number of common shares owned by our directors, executive officers named in the Summary Compensation Table below, our current directors and executive officers as a group, and beneficial owners known to us to hold more than 5% of our outstanding common shares. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by such individual, subject to community property laws, where applicable, unless otherwise noted.  As of February 28, 2011, there were 4,915,318 common shares outstanding.

NAME	Shares Owned		Shares Owned Jointly	Shares / Options Owned Beneficially	Total	%
Peter T. Kissinger (1)	427,547		595,910	252,310	1,275,767	26.0
Candice B. Kissinger (1)	252,310		595,910	427,547	1,275,767	26.0
Thomas A. Harenburg (2)	276,767		—	—	276,767	5.6
Michael R. Cox (3)	87,667	(4)	—	—	87,667	1.8
Anthony S. Chilton (3)	70,000	(5)	—	—	70,000	1.4
David L. Omachinski (3)	10,000		—	—	10,000	0.2
Larry S. Boulet (3)	6,000	(6)	—	—	6,000	0.1
David W. Crabb (3)	1,300		—	—	1,300	*
John B. Landis (3)	—		—	—	—	*
A. Charlene Sullivan (3)	—		—	—	—	*
11 Executive Officers and Directors as a group	223,886		—	—	223,886	4.6

* Less than 0.1%

(1) Dr. and Mrs. Kissinger’s shares owned beneficially include the shares owned individually by the other spouse and 1,354 shares jointly owned with their children, as set forth in their Schedule 13D filings under the Exchange Act. The address for the Kissingers is 111 Lorene Place, West Lafayette, Indiana 47906.

(2) Mr. Harenburg’s shares owned beneficially include 155,307 shares over which he has sole voting and investment power and 121,460 shares over which he has shared voting and investment power, as set forth in his 13D filings under the Exchange Act.  Mr. Harenburg’s address is 206 N. Main St., Oshkosh, WI  54901.

(3) Addresses are in care of BASi at 2701 Kent Avenue, West Lafayette, Indiana 47906.

(4) Shares owned include 86,667 exercisable stock options.

(5) Shares owned include 70,000 exercisable stock options.

(6) Shares owned include 2,500 exercisable stock options.

Equity Compensation Plan

BASi maintains stock option plans that allow for the granting of options to certain key employees and directors of BASi. The following table gives information about equity awards under the stock option plans of BASi as of December 31, 2010:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under the Equity Compensation Plan (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	664,500	$2.56	3,000

Equity compensation plans not approved by security holders (1)	25,000	$4.58	—

Total	689,500	$2.63	3,000

(1) Includes option to purchase 25,000 shares at $4.58 granted to Michael R. Cox on April 1, 2004.  This grant is fully vested and expires after 10 years.

For additional information regarding BASi’s stock option plans, please see Note 8 in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Material U.S. Federal Income Tax Considerations

This is a general summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our units, comprised of convertible preferred shares and warrants, which we refer to collectively as our securities, purchased pursuant to this offering. This discussion assumes that public shareholders will hold our securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a public shareholder in light of such public shareholder’s particular circumstances. In addition, this discussion does not address: (1) U.S. gift or estate tax laws except to the limited extent set forth below, (2) state, local or foreign tax consequences, (3) the special tax rules that may apply to certain public shareholders, including without limitation banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the United States, or (4) the special tax rules that may apply to a public shareholder that acquires, holds, or disposes of our securities as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated investment. Additionally, this discussion does not consider the tax treatment of partnerships (including entities treated as partnerships for U.S. federal tax purposes) or other pass-through entities or persons who hold our securities through such entities. The tax treatment of a partnership and each partner thereof generally will depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our securities through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this “Material U.S. Federal Income Tax Considerations” section only, the term “U.S. Person” means a person that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. Person. As used in this discussion, the term “U.S. holder” means a beneficial owner of our securities that is a U.S. Person and the term “non-U.S. holder” means a beneficial owner of our securities (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Person. Each prospective investor is urged to consult its own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences to such investor of the acquisition, ownership and disposition of our securities.

General

There is no authority addressing the treatment, for U.S. federal income tax purposes, of securities with terms substantially the same as the units, and, therefore, that treatment is not entirely clear. Each unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one Series A preferred share which is convertible into our common shares at a conversion price of $_.__, one Class A Warrant to acquire ___ of our common shares, and one Class B Warrant to acquire ___ of our common shares. Each holder of a unit must allocate the purchase price paid by such holder for such unit among the Series A preferred shares, the Class A Warrant and the Class B Warrant based on their respective relative fair market values. A holder’s initial tax basis in the Series A preferred shares and each warrant included in each unit should equal the portion of the purchase price of the unit allocated thereto.

The foregoing treatment of the Series A preferred shares and warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local and any foreign tax consequences of an investment in a unit (including alternative characterizations of a unit). Unless otherwise stated, the following discussions are based on the assumption that the characterization of the Series A preferred shares and warrants described above is accepted for U.S. federal tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions to U.S. holders of our common shares or Series A preferred shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common shares or Series A preferred shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the common shares or Series A preferred shares and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Shares or Convertible Preferred Shares” below.

Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met and the U.S. holder refrains from making certain elections, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to net capital gains (currently 15 percent) for tax years beginning before January 1, 2013, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.  Also starting in 2013, the distinction between ordinary and qualified dividends will disappear, and all dividends will be subject to the ordinary income tax rates.

Conversion of Convertible Preferred Shares into Common Shares

A U.S. holder who converts Series A preferred shares into our common shares generally will not recognize gain or loss, except that the fair market value of any common shares attributable to dividend arrearages may be treated as a deemed distribution if not previously recognized, taxable as described above under “—U.S. Holders—Taxation of Distributions”. The adjusted tax basis of the common shares (excluding any common shares treated as a deemed distribution) will equal the tax basis of the Series A preferred shares exchanged and the holding period of the common shares received (excluding any common shares treated as a deemed distribution) will include the holding period of the Series A preferred shares. The tax basis of any common shares treated as a deemed distribution will equal its fair market value on the date of the conversion, and the U.S. holder will begin a new holding period for such common shares.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Shares or Convertible Preferred Shares

In general, a U.S. holder must treat any gain or loss recognized upon a sale, exchange or other taxable disposition of our common shares or Series A preferred shares as capital gain or loss (other than a conversion of Convertible Preferred Shares into our common shares, which will be treated as described above in “—U.S. Holders—Conversion of Convertible Preferred Shares into Common Shares”). Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the disposition of common shares or Series A preferred shares exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the Series A preferred share is held as part of a unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the Series A preferred shares based upon the then fair market values of the Series A preferred shares and the warrants included in the unit) and (2) the U.S. holder’s adjusted tax basis in the disposition of common shares or Series A preferred shares. A U.S. holder’s adjusted tax basis in its common shares or Series A preferred shares generally will equal the U.S. holder’s acquisition cost (that is, as discussed above, the portion of the purchase price of a unit allocated to a Series A preferred share) plus any deemed distributions as described above less any prior distributions treated as a return of capital, as described above. Long-term capital gain realized by a non-corporate U.S. holder generally will be subject to a maximum rate of 15 percent for tax years beginning before January 1, 2013, after which the maximum long-term capital gains rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

Exercise of a Warrant

A U.S. holder will not be required to recognize taxable gain or loss upon exercise of a warrant. The U.S. holder’s tax basis in the common shares received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant (i.e., the portion of the U.S. holder’s purchase price for a unit that is allocated to the warrant, as described above) and the exercise price. The U.S. holder’s holding period in our common shares received upon exercise of the warrant will begin on the date following the date of exercise and will not include the period during which the U.S. holder held the warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, a U.S. holder will be required to recognize gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration (or, if the warrant is held as part of a unit at the time of the disposition of the unit, the portion of the amount realized on such disposition that is allocated to the warrant based on the then fair market values of the warrants and the Series A preferred shares included in the unit) and (2) the U.S. holder’s tax basis in the warrant (that is, as discussed above, the portion of the U.S. holder’s purchase price for a unit that is allocated to the warrant). Such gain or loss generally would be treated as long-term capital gain or loss if the warrant was held by the U.S. holder for more than one year at the time of such disposition or expiration. The deductibility of capital losses is subject to various limitations.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions we make to a non-U.S. holder of our common shares or Series A preferred shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we generally will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in our convertible preferred shares or common shares and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the convertible preferred shares or common shares, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Shares, Series A Preferred Shares and Warrants” below. In addition, if we determine that we are likely to be classified as a “U.S. real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Shares, Series A Preferred Shares and Warrants” below), we will withhold 10 percent of any distribution that exceeds our current and accumulated earnings and profits, which withheld amount may be claimed by the non-U.S. holder as a credit against the non-U.S. holder’s U.S. federal income tax liability.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Persons. If the ultimate holder (ignoring intervening pass through entities) is a non-U.S. corporation or transparent entity or vehicle ultimately owned by a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty) when ultimately remitted from the permanent establishment or fixed base to the non-U.S. holder.  A corporation for this purpose means any entity treated as or electing to be treated as a corporation under U.S. tax law.

Conversion of Series A Preferred Shares into Common Shares

Non-U.S. holders generally will not recognize any gain or loss for U.S. federal income tax purposes upon the conversion of Series A preferred shares into our common shares, except that the fair market value of any common shares attributable to dividend arrearages may be treated as a deemed distribution if not previously recognized, taxable as described above under “—Non-U.S. Holders—Taxation of Distributions.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Shares, Series A Preferred Shares and Warrants

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of our common shares, Series A preferred shares or warrants (including an expiration or redemption of our warrants), in each case without regard to whether those securities were held as part of a unit, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the security disposed of, and, generally, in the case where our common shares or Series A preferred shares, as applicable, are regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly or constructively, more than 5 percent of our common shares, or 5 percent of our Series A preferred shares, as applicable, at any time within the shorter of the five-year period ending on the date of disposition or such non-U.S. holder’s holding period for such securities disposed of. There can be no assurance that our common shares or our Series A preferred shares will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first and third bullet points above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional 30 percent “branch profits tax”. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30 percent U.S. federal income tax. The gross proceeds from transactions that generate gains described in the third bullet point above generally will be subject to a 10 percent withholding tax, which withheld amount may be claimed by the non-U.S. holder as a credit against the non-U.S. holder’s U.S. federal income tax liability. Non-U.S. holders should consult any income tax treaties applicable to them, as those treaties may provide for different rules.

We currently are not a U.S. real property holding corporation. However, we can provide no assurance that we will not become a U.S. real property holding corporation in the future. We will be classified as a U.S. real property holding corporation if the fair market value of our “U.S. real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Each non-U.S. holder should consult its own tax advisors as to whether the shares or warrants will be treated as “U.S. real property interests” and the tax consequences resulting from such treatment.

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise of a Warrant” above.

Legislation Relating to Foreign Accounts

Legislation has been recently enacted that imposes significant certification, information reporting and other requirements, and in certain cases, withholding taxes, on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation is generally effective for payments made after December 31, 2012. The failure to comply with the certification, information reporting and other specified requirements in the legislation would result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. Non-U.S. holders should consult their own tax advisers regarding the application of this legislation to them.

Federal Estate Tax

Common shares, Series A preferred shares or warrants owned or treated as owned by an individual who is not a U.S. citizen or resident (as specifically defined for U.S. federal estate tax purposes) at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless there is no federal estate tax in existence at such time or an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the U.S. Internal Revenue Service and to each U.S. holder and to each non-U.S. holder the amount of dividends paid to that holder and the amount of tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which a non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

Backup withholding, currently imposed at a rate of 28%, may apply to dividends paid by us.  If you are a U.S. holder, backup withholding will apply if you fail to provide an accurate taxpayer identification number or certification of exempt status or fail to report all interest and dividends required to be shown on your federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. If you are a non-U.S. Holder, backup withholding will apply to dividend payments if you fail to provide us with the required certification that you are not a United States person.

Payments of the proceeds from a disposition (including a redemption) effected outside the United States by or through a non-US. broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner of the disposed shares is a non-U.S. Holder and either specified conditions are met or an exemption is otherwise established. Backup withholding and information reporting will apply to dispositions made by or through a U.S. office of any broker (U.S. or foreign).

Backup withholding is not an additional tax. Any amounts withheld from a payment to you that result in an overpayment of taxes generally will be refunded, or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

U.S. Holders and non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury regulations.

Legal Proceedings

As of the date hereof, we do not have any material pending legal proceedings.

Legal Matters

The validity of the common shares offered hereby and certain other legal matters will be passed upon for us by Ice Miller LLP, Indianapolis, Indiana.

Experts

The consolidated financial statements of Bioanalytical Systems, Inc. at September 30, 2010 and 2009, and for each of the years ended September 30, 2010 and 2009, appearing in this Prospectus have been so included in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Index to Financial Statements

Bioanalytical Systems Inc.

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of September 30,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,422	$870
Accounts receivable
Trade	3,670	3,996
Unbilled revenues and other	1,298	1,684
Inventories	1,673	1,847
Refundable income taxes	16	544
Prepaid expenses	555	622
Total current assets	8,634	9,563

Property and equipment, net	19,439	21,282
Deferred income taxes	—	12
Goodwill	1,383	1,383
Intangible assets, net	84	114
Debt issue costs	123	145
Other assets	80	86
Total assets	$29,743	$32,585

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,911	$1,997
Accrued expenses	1,848	2,113
Customer advances	4,582	2,863
Income tax accruals	30	473
Revolving line of credit	1,195	1,759
Fair value of interest rate swaps	31	103
Current portion of capital lease obligation	524	650
Current portion of long-term debt	1,855	524
Total current liabilities	11,976	10,482

Capital lease obligation, less current portion	623	792
Long-term debt, less current portion	6,477	8,191

Shareholders’ equity:
Preferred Shares:
Authorized 1,000 shares; none issued and outstanding	—	—
Common shares, no par value:
Authorized 19,000 shares; issued and outstanding 4,915 at September 30, 2010 and 2009	1,191	1,191
Additional paid-in capital	13,357	13,131
Accumulated deficit	(3,981)	(1,290)
Accumulated other comprehensive income	100	88
Total shareholders’ equity	10,667	13,120
Total liabilities and shareholders’ equity	$29,743	$32,585

The accompanying notes are an integral part of the consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Years Ended September 30,
	2010	2009
Service revenue	$21,864	$24,158
Product revenue	6,917	7,626
Total revenue	28,781	31,784

Cost of service revenue	18,574	20,959
Cost of product revenue	2,874	3,221
Total cost of revenue	21,448	24,180

Gross profit	7,333	7,604
Operating expenses:
Selling	2,665	3,296
Research and development	546	762
General and administrative	6,119	7,674
Impairment loss	—	472
Total operating expenses	9,330	12,204

Operating loss	(1,997)	(4,600)

Interest income	—	2
Interest expense	(1,028)	(1,063)
Other income	1	1
Loss before income tax benefit	(3,024)	(5,660)

Income tax benefit	(333)	(197)

Net loss	$(2,691)	$(5,463)

Basic net loss per share:	$(0.55)	$(1.11)
Diluted net loss per share:	$(0.55)	$(1.11)

Weighted common shares outstanding:
Basic	4,915	4,915
Diluted	4,915	4,915

The accompanying notes are an integral part of the consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(In thousands)

	Common shares		Additional paid-in-	Accumulated	Accumulated other comprehensive	Total shareholders'
	Number	Amount	capital	deficit	Income (loss)	equity

Balance at October 1, 2008	4,915	$1,191	$12,561	$4,173	$(130)	$17,795

Comprehensive loss:
Net loss	—	—	—	(5,463)	—	(5,463)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	—	218	218
Total comprehensive loss						(5,245)

Stock compensation	—	—	570	—	—	570
Balance at September 30, 2009	4,915	$1,191	$13,131	$(1,290)	$88	$13,120

Comprehensive loss:
Net loss	—	—	—	(2,691)	—	(2,691)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	—	12	12
Total comprehensive loss						(2,679)

Stock compensation	—	—	226	—	—	226

Balance at September 30, 2010	4,915	$1,191	$13,357	$(3,981)	$100	$10,667

The accompanying notes are an integral part of the consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended September 30,
	2010	2009
Operating activities:
Net loss	$(2,691)	$(5,463)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,323	2,645
Impairment loss	—	472
Employee stock compensation expense	226	570
Provision for doubtful accounts	61	(2)
Liability incurred on settlement of lease	216	—
(Gain) loss on interest rate swaps	(72)	103
(Gain) loss on sale of property and equipment	(1)	37
Deferred income taxes	12	160
Changes in operating assets and liabilities:
Accounts receivable	650	3,680
Inventories	174	338
Refundable income taxes	529	739
Prepaid expenses and other assets	90	49
Accounts payable	(86)	(212)
Accrued expenses	(709)	52
Customer advances	1,719	(1,169)
Net cash provided by operating activities	2,441	1,999

Investing activities:
Capital expenditures	(450)	(834)
Net cash used by investing activities	(450)	(834)

Financing activities:
Payments of long-term debt	(599)	(491)
Payments on revolving line of credit	(28,948)	(19,052)
Borrowings on revolving line of credit	28,384	18,788
Proceeds from sale and leaseback	431	—
Payments on capital lease obligations	(726)	(721)
Net cash used by financing activities	(1,458)	(1,476)

Cash flow of discontinued operations:
Cash provided by operating activities	—	588
Net cash provided by discontinued operations	—	588

Effect of exchange rate changes	19	258

Net increase in cash and cash equivalents	552	535
Cash and cash equivalents at beginning of year	870	335
Cash and cash equivalents at end of year	$1,422	$870

The accompanying notes are an integral part of the consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands unless otherwise listed)

1.   DESCRIPTION OF THE BUSINESS

Bioanalytical Systems, Inc. and its subsidiaries (the “Company” or “BASi” or “we”) engage in research services and other services related to pharmaceutical development. We also manufacture scientific instruments for medical research, which we sell with related software for use in industrial, governmental and academic laboratories. We conduct our businesses through our research facilities in Indiana, Oregon, and the United Kingdom and our manufacturing facility in Indiana. Our customers are located throughout the world.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

(b)	Revenue Recognition

The majority of our service contracts involve the development of analytical methods and the processing of bioanalytical samples for pharmaceutical companies and generally provide for a fixed fee for each sample processed. Revenue is recognized under the specific performance method of accounting and the related direct costs are recognized when services are performed. Our research service contracts generally consist of preclinical studies, and revenue is recognized based on the ratio of direct costs incurred to total estimated direct costs under the proportional performance method of accounting. Losses on both types of contracts are provided in the period in which the loss becomes determinable. Revisions in profit estimates, if any, are reflected on a cumulative basis in the period in which such revisions become known. The establishment of contract prices and total contract costs involves estimates we make at the inception of the contract. These estimates could change during the term of the contract and impact the revenue and costs reported in the consolidated financial statements. Revisions to estimates have generally not been material. Research service contract fees received upon acceptance are deferred until earned, and classified within customer advances. Unbilled revenues represent revenues earned under contracts in advance of billings.

Product revenue from sales of equipment not requiring installation, testing or training is recognized upon shipment to customers. One product includes internally developed software and requires installation, testing and training, which occur concurrently. Revenue from these sales is recognized upon completion of the installation, testing and training when the services are bundled with the equipment sale.

(c)	Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

(d)	Financial Instruments

Our credit risk consists principally of trade accounts receivable. We perform periodic credit evaluations of our customers’ financial conditions and generally do not require collateral on trade accounts receivable. We account for trade receivables based on the amounts billed to customers. Past due receivables are determined based on contractual terms. We do not accrue interest on any of our trade receivables.  The allowance for doubtful accounts is determined by management based on our historical losses, specific customer circumstances, and general economic conditions.  Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables when all attempts to collect have failed.  Our allowance for doubtful accounts was $165 and $110 at September 30, 2010 and 2009, respectively.

A summary of activity in our allowance for doubtful accounts is as follows:

	2010	2009

Opening balance	$110	$83
Charged to expense, net	61	39
Accounts written off	(6)	(12)
Ending balance	$165	$110

(e)	Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) cost method of accounting.

(f)	Property and Equipment

We record property and equipment at cost, including interest capitalized during the period of construction of major facilities. We compute depreciation, including amortization on capital leases, using the straight-line method over the estimated useful lives of the assets, which we estimate to be: buildings and improvements, 34 to 40 years; machinery and equipment, 5 to 10 years, and office furniture and fixtures, 10 years. Depreciation expense was $2,287 in fiscal 2010 and $2,609 in fiscal 2009. Expenditures for maintenance and repairs are expensed as incurred.

Property and equipment, net, as of September 30, 2010 and 2009 consisted of the following:

	2010	2009
Land and improvements	$488	$490
Buildings and improvements	21,296	21,298
Machinery and equipment	20,652	20,462
Office furniture and fixtures	952	972
Construction in progress	109	40
	43,497	43,262
Less: accumulated depreciation	(24,058)	(21,980)
Net property and equipment	$19,439	$21,282

(g)	Long-Lived Assets including Goodwill

Long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized of the amount by which the carrying amount of the asset exceeds the fair value of the asset.

We carry goodwill at cost. Other intangible assets with definite lives are stated at cost and are amortized on a straight-line basis over their estimated useful lives. All intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented, or exchanged, are recognized as an asset apart from goodwill. Goodwill is not amortized.

Goodwill is tested annually for impairment, and more frequently if events and circumstances indicate that the asset might be impaired, using a two-step process.  In the first step, we compare the fair value of each reporting unit, as computed primarily by present value cash flow calculations, to its book carrying value, including goodwill. We do not believe that market value is indicative of the true fair value of the Company mainly due to average daily trading volumes of less than 1%.  If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and we would then complete step 2 in order to measure the impairment loss. In step 2, the implied fair value is compared to the carrying amount of the goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, we would recognize an impairment loss equal to the difference. The implied fair value is calculated by allocating the fair value of the reporting unit (as determined in step 1) to all of its assets and liabilities (including unrecognized intangible assets) and any excess in fair value that is not assigned to the assets and liabilities is the implied fair value of goodwill.

The discount rate and sales growth rates are the two material assumptions utilized in our calculations of the present value cash flows used to estimate the fair value of the reporting units when performing the annual goodwill impairment test. Our reporting units with goodwill at September 30, 2010 are Vetronics, Oregon and Evansville, based on the discrete financial information available which is reviewed by management.  We utilize a cash flow approach in estimating the fair value of the reporting units, where the discount rate reflects a weighted average cost of capital rate. The cash flow model used to derive fair value is sensitive to the discount rate and sales growth assumptions used. Due to fiscal year 2009 operating losses and lowered expectations for the near future, we performed an impairment test for our UK reporting unit as of June 30, 2009.  As a result of this test, we recorded a $472 impairment loss equal to the total value of the UK goodwill in fiscal 2009.

We performed our annual impairment test for all other reporting units mentioned above at September 30, 2010.  Using a discount rate of 22% and a revenue growth rate of 0%, the fair values of our Vetronics, Oregon and Evansville reporting units is greater than the carrying values by approximately $2,500.

Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows. Assumptions used in our impairment evaluations, such as forecasted sales growth rates and our cost of capital or discount rate, are based on the best available market information. Changes in these estimates or a continued decline in general economic conditions could change our conclusion regarding an impairment of goodwill and potentially result in a non-cash impairment loss in a future period.  The assumptions used in our impairment testing could be adversely affected by certain of the risks discussed in “Risk Factors” in Item 1A of this report.  There have been no significant events since the timing of our impairment tests that would have triggered additional impairment testing.

At September 30, 2010, remaining recorded goodwill was $1,383, and the net balance of other intangible assets was $84.

A summary of activity in our goodwill account is as follows:

	2010	2009

Opening balance	$1,383	$1,855
UK impairment charge	—	(472)
Ending balance	$1,383	$1,383

The components of intangible assets subject to amortization are as follows:

		September 30, 2010
	Weighted average life (years)	Gross Carrying Amount	Accumulated Amortization

FDA compliant facility	10	$302	$218

		September 30, 2009
	Weighted average life (years)	Gross Carrying Amount	Accumulated Amortization

FDA compliant facility	10	$302	$188
Amortization expense for intangible assets for fiscal years ended September 30, 2010 and 2009 was $30.  The following table provides information regarding estimated amortization expense for the next five fiscal years:

2011	$30
2012	30
2013	24
2014	—
2015	—

(h)	Advertising Expense

We expense advertising costs as incurred. Advertising expense was $180 and $219 for the years ended September 30, 2010 and 2009, respectively.

(i)	Shares-Based Compensation

We have a stock-based employee compensation plan and a stock-based employee and outside director compensation plan, which are described more fully in Note 8.  All options granted under these plans have an exercise price equal to the market value of the underlying common shares on the date of grant.  We expense the estimated fair value of stock options over the vesting periods of the grants.  Our policy is to recognize expense for awards subject to graded vesting using the straight-line attribution method, reduced for estimated forfeitures. Forfeitures are revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates and an adjustment is recognized at that time.

We use a binomial option-pricing model as our method of valuation for share-based awards, requiring us to make certain assumptions about the future, which are more fully described in Note 8.  Shares-based compensation expense for employee stock options for the years ended September 30, 2010 and 2009 was $226 and $570, respectively.

(j)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  We record valuation allowances based on a determination of the expected realization of tax assets.

We may recognize the tax benefit from an uncertain tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that we believe is more likely than not to be realized upon ultimate settlement of the position.

           We record interest and penalties accrued in relation to uncertain income tax positions as a component of income tax expense.  Any changes in the liability for uncertain tax positions would impact our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

(k)	New Accounting Pronouncements

In August 2008, the SEC announced that it will issue for comment a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with IFRS (International Financial Reporting Standards). IFRS is a comprehensive series of accounting standards published by the IASB (International Accounting Standards Board). Under the proposed roadmap, we could be required to prepare financial statements in accordance with IFRS beginning in fiscal 2014. The SEC has indicated it will make a determination in 2011 regarding mandatory adoption of IFRS.

In October 2009, the FASB issued an Accounting Standards Update on the accounting for revenue recognition to specifically address how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting.  This guidance is applicable to revenue arrangements entered into or materially modified during our next fiscal year that begins October 1, 2010.  The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively.  We are currently reviewing this authoritative guidance to determine the potential impact, if any, that it may have on our consolidated financial statements.

(l)	Fair Value

The provisions of the Fair Value Measurements and Disclosure Topic defines fair value, establishes a consistent framework for measuring fair value and provides the disclosure requirements about fair value measurements. This Topic also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s judgment about the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the inputs as follows:

•	Level 1 – Valuations based on quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The carrying amounts for cash and cash equivalents, accounts receivable, inventories, prepaid expenses and other assets, accounts payable and other accruals approximate their fair values because of their nature and respective duration.  The fair value of the revolving credit facility and certain long-term debt is equal to their carrying values due to the variable nature of their interest rates.  Our long-term fixed rate debt was adjusted to a market rate on June 30, 2010, which approximates market rates for similar debt instruments at September 30, 2010. See Note 6 for further discussion of the fair value of our interest rate swap.

(m)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates as part of the issuance of these consolidated financial statements include but are not limited to the determination of fair values, allowance for doubtful accounts, inventory obsolescence, deferred tax valuations, depreciation, impairment charges and shares compensation.  Our actual results could differ from those estimates.

(n)	Research and Development

In fiscal 2010 and 2009, we spent $546 and $762, respectively, on research and development. Separate from our contract research services business, we maintain applications research and development to enhance our products business.

(o)	Comprehensive Loss

We report comprehensive income (loss) in the consolidated statement of shareholders’ equity and comprehensive loss.  Other comprehensive income (loss) represents changes in shareholders’ equity and is comprised of foreign currency translation adjustments.  At September 30, 2010 and 2009, accumulated other comprehensive income consisted of foreign currency translation adjustments of $100 and $88, respectively.

(p)	Foreign Currency

For our subsidiary outside of the United States that operates in a local currency environment, income and expense items are translated to United States dollars at the monthly average rates of exchange prevailing during the year, assets and liabilities are translated at year-end exchange rates and equity accounts are translated at historical exchange rates. Translation adjustments are accumulated in a separate component of shareholders' equity in the consolidated balance sheets and are included in the determination of comprehensive income (loss) in the consolidated statements of shareholders' equity. Transaction gains and losses are included in the determination of net income (loss) in the consolidated statements of operations.

3.  LOSS PER SHARE

We compute basic loss per share using the weighted average number of common shares outstanding.  We compute diluted loss per share using the weighted average number of common and potential common shares outstanding. Potential common shares include the dilutive effect of shares issuable upon exercise of options to purchase common shares.  At September 30, 2010 and 2009, we had 705 and 620 shares, respectively, issuable upon exercise of stock options that are not included in our outstanding share calculation as they are anti-dilutive.

The following table reconciles our computation of basic net loss per share to diluted net loss per share:

	Years Ended September 30,
	2010	2009

Basic net loss per share:
Net loss applicable to common shareholders	$(2,691)	$(5,463)
Weighted average common shares outstanding	4,915	4,915
Basic net loss per share	$(0.55)	$(1.11)

Diluted net loss per share:
Diluted net loss applicable to common shareholders	$(2,691)	$(5,463)
Weighted average common shares outstanding	4,915	4,915
Dilutive stock options/shares	—	—
Diluted weighted average common shares outstanding	4,915	4,915

Diluted net loss per share	$(0.55)	$(1.11)

4.  INVENTORIES

Inventories at September 30 consisted of the following:

	2010	2009
Raw materials	$1,534	$1,732
Work in progress	283	131
Finished goods	218	271
	$2,035	$2,134
Obsolescence reserve	(362)	(287)
	$1,673	$1,847

5.  LEASE ARRANGEMENTS

The total amount of equipment capitalized under capital lease obligations as of September 30, 2010 and 2009 was $4,334 and $3,884, respectively. Accumulated amortization on capital leases at September 30, 2010 and 2009 was $2,736 and $1,981, respectively. Amortization of assets acquired through capital leases is included in depreciation expense.

During fiscal years 2010 and 2009, we did not acquire any new equipment through capital lease arrangements. On February 1, 2010, we conducted a sale and leaseback of some of our unencumbered laboratory equipment with a term of 36 months and a monthly payment of $19.  This accounts for the increase in equipment capitalized under capital leases.  Future minimum lease payments on capital leases at September 30, 2010 are as follows:

	Principal	Interest	Total
2011	$524	$177	$701
2012	476	89	565
2013	147	12	159
2014	—	—	—
	$1,147	$278	$1,425

We lease office space and equipment under noncancelable operating leases that terminate at various dates through 2013. The UK building lease expires in 2023 but includes an opt out provision after 7 years. Certain of these leases contain renewal options. Total rental expense under these leases was $439 and $485 in fiscal 2010 and 2009, respectively.

Future minimum lease payments for the following fiscal years under operating leases at September 30, 2010 are as follows:

2011	$435
2012	430
2013	416
2014	413
2015	340
After 2015	2,579
$4,613

6.  DEBT ARRANGEMENTS

Long-term debt consisted of the following at September 30:

	2010	2009
Mortgage note payable to a bank, payable in monthly principal and interest installments of $40. Interest is fixed at 7.1% through June 30, 2010, and thereafter fixed at 4.1%. Collateralized by underlying property. Due November, 2012.	$3,896	$4,117

Mortgage note payable to a bank, payable in monthly principal and interest installments of $19. The interest rate is 6.1%. Collateralized by underlying property. Due February, 2011. (a)	1,346	1,489

Mortgage note payable to a bank, payable in monthly principal and interest installments of $17. Interest is fixed at 7.1% through June 30, 2010, and thereafter fixed at 4.1%. Collateralized by underlying property. Due November, 2012.	1,809	1,897

Note payable to a bank, payable in monthly principal installments of $9 plus interest. The interest rate is 6.1%. Collateralized by West Lafayette and Evansville properties. Due December, 2010. (a)	1,095	1,212

Note payable to Algo Holdings, payable in monthly installments of $10. There is no interest on this note if paid within terms. Due May 1, 2012. See Note 11.	185	—
	$8,332	$8,715

Less current portion	1,855	524

	$6,477	$8,191

The following table summarizes our principal payment obligations for the years ending September 30:

2011	$1,855
2012	888
2013	5,589
$8,332

Cash interest payments of $1,067 and $917 were made in 2010 and 2009, respectively.

Mortgages and note payable

(a) On November 29, 2010, we executed an amendment to the loans with Regions.  Regions agreed to accept a $500 principal payment on the note payable with $1.1 million of principal maturing on December 18, 2010 and a $500 principal payment on one mortgage with $1.3 million of principal maturing on February 11, 2011.  The principal payments are to be made on or before December 18, 2010 and February 11, 2011, respectively.  Thereafter, the unpaid principal on the note payable and the mortgage will then be incorporated into a replacement note maturing on November 1, 2012.  The replacement note will bear interest at a monthly LIBOR plus 300 basis points (minimum of 4.5%) with monthly principal amortization.  On December 17, 2010, we made the $500 principal payment on the $1.1 million note.  Since we have made the first payment and expect to have the financial capacity to make the additional $500 payment in February 2011, we have classified this debt, to the extent of the amount of debt that will be reset to a due date past September 30, 2011, as non-current.

We entered into interest rate swap agreements with respect to the above loans noted by (a) to fix the interest rate at 6.1%.  We entered into these derivative transactions to hedge interest rate risk of the related debt obligation and not to speculate on interest rates. The notional values of the swaps as of September 30, 2010 and 2009 were $2,442 and $2,701, respectively. The fair value of the swaps was determined with a level two analysis.  As a result of recent declines in short term interest rates, the swaps had a negative fair value of $31 at September 30, 2010 and $103 at September 30, 2009, with the decline in the liability being recorded in our consolidated financial statements as a reduction in interest expense in the current fiscal year and the increase in liability recorded as an increase in interest expense in the prior fiscal year.  The terms of the interest rate swaps match the scheduled principal outstanding under the loans.  We do not intend to prepay the loans, and expect the swaps to expire under their terms in fiscal 2011 without payment by us.  Upon expiration of the swaps, the net fair value recorded in the consolidated financial statements is expected to be zero.

As part of the amendment, Regions also agreed to amend the loan covenants for the related debt to be more favorable to us beginning with our fiscal quarter ending December 31, 2010.  Regions requires us to maintain certain ratios including a fixed charge coverage ratio and total liabilities to tangible net worth ratio.  The fixed charge coverage ratio calculation has been adjusted with an ending ratio required of not less than 1.25 to 1.00.  Also, the total liabilities to tangible net worth ratio has been adjusted to not greater than 2.10 to 1.00.  Provided we comply with the revised covenant ratios, the amendment removes limitations on the Company’s purchase of fixed assets. Based on projections for fiscal 2011, we expect to be in compliance with the adjusted covenants.  The first compliance test under the amendment will be on the balance sheet and trailing twelve months at March 31, 2011

The Regions loans contain both cross-default provisions with each other and with the revolving line of credit with Entrepreneur Growth Capital described below.  At September 30, 2010, we were in compliance with Region’s covenant ratios.

Revolving Line of Credit

Through January 15, 2010, we had a revolving line of credit with PNC Bank, which we used for working capital and other purposes. Borrowings under this line were collateralized by substantially all assets related to our operations, other than the real estate securing the Regions loans, all common shares of our United States subsidiaries and 65% of the common shares of our non-United States subsidiaries.

On January 13, 2010, we entered into a new $3,000 revolving line of credit agreement (“Credit Agreement”) with Entrepreneur Growth Capital LLC (“EGC”) to replace the PNC Bank line of credit that expired on January 15, 2010.  The initial term of the Credit Agreement was set to expire on January 31, 2011.  If we prepay prior to the expiration of the initial term (or any renewal term), then we are subject to an early termination fee equal to the minimum interest charges of $15 for each of the months remaining until expiration.

Borrowings bear interest at an annual rate equal to Citibank’s Prime Rate plus five percent (5%), or 8.25% as of September 30, 2010, with minimum monthly interest of $15.  Interest is paid monthly.  The line of credit also carries an annual facilities fee of 2% and a 0.2% collateral monitoring fee.  Borrowings under the Credit Agreement are secured by a blanket lien on our personal property, including certain eligible accounts receivable, inventory, and intellectual property assets, and a second mortgage on our West Lafayette and Evansville real estate. Borrowings are calculated based on 75% of eligible accounts receivable.  Under the Credit Agreement, the Company has agreed to restrict advances to subsidiaries, limit additional indebtedness and capital expenditures and comply with certain financial covenants outlined in the Credit Agreement.  At September 30, 2010, we had available borrowings of $1.8 million on this line.

The covenants in the Credit Agreement required that we maintain a minimum tangible net worth of $9,000.  The Credit Agreement also contains cross-default provisions with the Regions loans and any future EGC loans. At September 30, 2010, we were not in compliance with the minimum tangible net worth covenant requirement.

On December 23, 2010, we negotiated an amendment to this Credit Agreement.  As part of the amendment, the maturity date was extended to January 31, 2013.  The Amendment reduced the minimum tangible net worth covenant requirement to $8,500 and waived all non-compliances with this covenant through the date of the Amendment.

7.  INCOME TAXES

Significant components of our deferred tax assets and liabilities as of September 30 are as follows:

	2010	2009
Long-term deferred tax assets:
Tax over book depreciation	$(709)	$(842)
Lower tax basis on assets of acquired company	(448)	(418)
Domestic net operating loss carryforward	2,396	1,440
Shares compensation expense	416	363
Foreign net operating loss	1,592	1,293
Foreign tax credit carryover	119	119
AMT credit carryover	13	13
Total long-term deferred tax assets	$3,379	$1,968

Current deferred tax assets:
Inventory pricing	$232	$186
Accrued compensation and vacation	283	240
Accrued expenses and other – net	35	—
Foreign net operating loss	—	(1)
Total current deferred tax assets	$550	$425

Valuation allowance for deferred tax assets	(3,929)	(2,381)

Net deferred tax assets	$—	$12

Significant components of the provision (benefit) for income taxes are as follows as of the year ended September 30:

	2010	2009
Current:
Federal	$—	$(345)
State	(345)	(11)
Foreign	—	(1)
Total Current	$(345)	$(357)

Deferred:
Federal	$—	$118
State	—	41
Foreign	12	1
Total deferred	$12	$160

	$(333)	$(197)

The effective income tax rate on continuing operations varied from the statutory federal income tax rate as follows:

	2010	2009
Statutory federal income tax rate	(34 .0)%	(34 .0)%
Increases (decreases):
Nondeductible expenses	3 .2	2 .6
State income taxes, net of federal tax benefit	—	(5 .4)
Nontaxable foreign (gains) losses	4 .6	2 .5
Uncertain tax positions	(15 .6)	—
Valuation allowance	33 .3	32 .9
Other	(2 .5)	(2 .1)
	(11 .0)%	(3 .5)%

We have not provided any U.S. income taxes benefit on the accumulated losses of our UK subsidiary. In fiscal 2010 and 2009, our foreign operations generated losses before income taxes of $993 and $2,293, respectively.  We have foreign net operating loss carryforwards of $4,975 that have an indefinite life under current UK tax law.  Payments made in fiscal 2010 and 2009 for income taxes amounted to $3 and $1, respectively.

Realization of deferred tax assets associated with the net operating loss carryforward and credit carryforward is dependent upon generating sufficient taxable income prior to their expiration.  We have a valuation allowance for the deferred tax asset related to the foreign net operating losses.  In fiscal 2009, a valuation allowance of $1,088 was established for our domestic operations to reflect our estimate of the temporary deductible differences that may expire prior to their utilization.  The valuation allowance in fiscal 2010 was $2,337 for our domestic operations.

At September 30, 2010, we had domestic net operating loss carryforwards of approximately $4,691 for federal and $9,420 for state, which expire from September 30, 2028 through 2030.  Also, we have a foreign tax credit carryforward of approximately $119, which expires on September 30, 2016.  Further, we have an alternative minimum tax credit carryforward of approximately $13 available to offset future federal income taxes.  This credit has an unlimited expiration.

We may recognize the tax benefit from an uncertain tax position only if it is more likely than not to be sustained upon regulatory examination based on the technical merits of the position. The amount of the benefit for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that we believe is more likely than not to be realized upon ultimate settlement of the position. At September 30, 2010, a $30 liability remained for other uncertain income tax positions.

A reconciliation of the total amounts of unrecognized tax liability at September 30, 2009 and 2010 is as follows:

Beginning of year balance, October 1, 2008	$473
Changes during the year	—
End of year balance, September 30, 2009	$473
Changes during the year	(443)
End of year balance, September 30, 2010	$30

As noted in the table above, we had a reduction of $443 in our gross uncertain tax positions during fiscal 2010.  This was a result of the settlement of our state tax litigation.  We paid approximately $98 and released the remaining $345 of unrecognized tax benefits associated with our state tax litigation.  We file income tax returns in the U.S., several U.S. States, and the foreign jurisdiction of the United Kingdom.  We remain subject to examination by taxing authorities in the jurisdictions in which we have filed returns for years after 2006.

8.  STOCK-BASED COMPENSATION

Summary of Stock Option Plans and Activity

In March 2008, our shareholders approved the 2008 Stock Option Plan (the “Plan”) to replace the 1997 Outside Director Stock Option Plan and the 1997 Employee Stock Option Plan.  Future common shares will be granted from the 2008 Stock Option Plan.  The purpose of the Plan is to promote our long-term interests by providing a means of attracting and retaining officers, directors and key employees.  The Compensation Committee shall administer the Plan and approve the particular officers, directors or employees eligible for grants.  Under the Plan, employees are granted the option to purchase our common shares at fair market value on the date of the grant.  Generally, options granted vest and become exercisable in four equal installments commencing one year from date of grant and expire upon the earlier of the employee’s termination of employment with us, or ten years from the date of grant.  This plan terminates in fiscal 2018.

The maximum number of common shares that may be granted under the Plan is 500 shares.  At September 30, 2010, 3 shares remain available for grants under the Plan.

The weighted-average assumptions used to compute the fair value of options granted for the fiscal years ended September 30 were as follows:

	2010	2009
Risk-free interest rate	2.85%	2.89%
Dividend yield	0.00%	0.00%
Volatility of the expected market price of the Company's common shares	55.00%- 96.00%	55.00%-77.00%
Expected life of the options (years)	8.0	8.0

A summary of our stock option activity and related information for the years ended September 30, 2010 and 2009, respectively, is as follows (in thousands except for share prices):

	Options (shares)	Weighted-Average Exercise Price	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Outstanding - October 1, 2008	754	$6.00
Exercised	-	$-
Granted	60	$4.07	$2.73
Terminated	(194)	$6.74
Outstanding - September 30, 2009	620	$5.97	$3.36	7.4	$-

Outstanding - October 1, 2009	620	$5.97
Exercised	-	$-
Granted	432	$1.06	$0.89
Terminated	(347)	$6.58
Outstanding - September 30, 2010	705	$2.66	$1.82	8.2	$9

Exercisable at September 30, 2010	185	$5.22	$3.36	4.9	$-

A summary of non-vested options for the year ended September 30, 2010 is as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value

Non-vested options at October 1, 2009	299	$3.30
Granted	432	$0.89
Vested	(158)	$3.49
Forfeited	(53)	$3.02
Non-vested options at September 30, 2010	520	$1.27

No options were exercised in fiscal years 2010 and 2009.   As of September 30, 2010, our total unrecognized compensation cost related to non-vested stock options was $441 and is expected to be recognized over a weighted-average service period of 1.99 years.

The following table summarizes outstanding and exercisable options as of September 30, 2010 (in thousands except per share amounts):

Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
$ 0.79 - 2.80	432	9 .69	$1 .06	—	$—
$ 2.81 - 4.59	114	4 .70	$4 .28	94	$4 .44
$ 4.60 - 8.79	159	6 .70	$5 .85	91	$6 .03

9.  RETIREMENT PLAN

We have a 401(k) Retirement Plan (the “Plan”) covering all employees over twenty-one years of age with at least one year of service. Under the terms of the Plan, we contribute 1% of each participant’s total wages to the Plan and match 22% of the first 10% of the employee contribution. The Plan also includes provisions for various contributions which may be instituted at the discretion of the Board of Directors. The contribution made by the participant may not exceed 30% of the participant’s annual wages. We made no discretionary contributions under the plan in 2010 and 2009. Contribution expense was $43 and $296 in fiscal 2010 and 2009, respectively.  The decrease in contribution expense in fiscal 2010 occurred because we suspended our match of the employee contribution as part of our cost reduction efforts.

10.  SEGMENT INFORMATION

We operate in two principal segments – research services and research products. Our Services segment provides research and development support on a contract basis directly to pharmaceutical companies. Our Products segment provides liquid chromatography, electrochemical and physiological monitoring products to pharmaceutical companies, universities, government research centers, and medical research institutions. We evaluate performance and allocate resources based on these segments. Certain of our assets are not directly attributable to the Services or Products segments. These assets are grouped into the Corporate segment and include cash and cash equivalents, deferred income taxes, refundable income taxes, debt issue costs and certain other assets. We do not allocate such items to the principal segments because they are not used to evaluate their financial position. The accounting policies of these segments are the same as those described in the summary of significant accounting policies.

(a)	Operating Segments

	Years Ended September 30,
	2010	2009
Revenue:
Service	$21,864	$24,158
Product	6,917	7,626
	$28,781	$31,784

Operating loss:
Service	$(2,350)	$(3,884)
Product	353	(716)
	$(1,997)	$(4,600)

Corporate Expenses	1,027	1,060

Loss before income taxes	$(3,024)	$(5,660)

	Years Ended September 30,
	2010	2009
Identifiable assets:
Service	$17,309	$19,102
Product	7,406	8,046
Corporate	5,028	5,437
	$29,743	$32,585

Goodwill, net:
Service	$1,009	$1,009
Product	374	374
	$1,383	$1,383

Intangible assets, net:
Service	$84	$114
Product	—	—
	$84	$114

Depreciation and amortization:
Service	$2,108	$2,377
Product	215	268
	$2,323	$2,645

Capital Expenditures:
Service	$383	$698
Product	67	136
	$450	$834

(b)	Geographic Information

	Years Ended September 30,
	2010	2009
Sales to External Customers:
North America	$25,578	$28,656
Pacific Rim	500	661
Europe	2,495	2,215
Other	208	252
	$28,781	$31,784
Long-lived Assets:
North America	$20,650	$22,472
Europe	459	550
	$21,109	$23,022

(c)	Major Customers

In 2010 and 2009, Pfizer accounted for approximately 7.0% and 7.0%, respectively, of our total revenues and 4.7% and 3.2% of total trade accounts receivable, respectively.

11.  SETTLEMENT OF CONTINGENT LIABILITY

In June of 2008 as part of selling our Baltimore Clinical Pharmacology Research Unit, we subleased the building space it occupied to the purchaser of the assets.  We remained contingently liable for the rent payments of $800 per year through 2015 in the event the sublessor did not perform.  In 2009, the purchaser ceased operations in Baltimore and sought to renegotiate the terms of its sublease.  In March of 2010, a settlement was reached with the landlord of the building which canceled the sublessor’s and our obligations under the lease in exchange for a cash payment from the sublessor.  We agreed to contribute $250 to the settlement, payable in twenty-five monthly installments of $10 without interest.  We recorded the discounted liability of $216 in March 2010 and recognized the related expense in general and administrative expenses.  At September 30, 2010, the balance of this liability was $185.

12.  CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for fiscal years 2010 and 2009 (in thousands except per share amounts).

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010
Total Revenue	$6,377	$6,935	$8,064	$7,405
Gross Profit	1,196	1,485	2,671	1,981
Net income (loss)	(1,488)	(1,212)	288	(279)
Basic net income (loss) per share	(0.30)	(0.25)	0.06	(0.06)
Diluted net income (loss) per share	(0.30)	(0.25)	0.06	(0.06)

2009
Total Revenue	$8,076	$7,066	$8,121	$8,521
Gross Profit	2,047	872	2,135	2,550
Net loss	(1,584)	(1,831)	(632)	(1,416)
Basic net loss per share	(0.32)	(0.37)	(0.13)	(0.29)
Diluted net loss per share	(0.32)	(0.37)	(0.13)	(0.29)

13.   SUBSEQUENT EVENTS

On November 29, 2010, Regions agreed to accept a $500 principal payment on a note with $1.1 million of principal maturing on December 18, 2010 and a $500 principal payment on another note with $1.3 million of principal maturing on February 11, 2011.  Thereafter, the unpaid principal on the notes will then be incorporated into a replacement note maturing on November 1, 2012.  On December 17, 2010, we made the $500 principal payment on the $1.1 million note. On December 15, 2010, EGC agreed to provide back-up financing up to $300 towards the second $500 principal payment on the $1.3 million note.

On December 23, 2010, we negotiated an amendment to our line of credit agreement with EGC, extending the maturity date until January 31, 2013 and reducing the minimum tangible net worth covenant requirement. See Note 6 for additional information.

No additional matters were identified that would materially impact our consolidated financial statements or require disclosure.

14.  RISKS AND UNCERTAINTIES

Our long-term strategic objective is to maximize the Company’s intrinsic value per share.   However, in the second quarter of fiscal 2009, in response to cancellations and delays of projects by our customers, we began to operate the business in a manner designed to place more emphasis on cash flow generation.  Thus, our short-term tactical objective is to maximize free cash flow from operating activities.

The overall economic downturn first began to negatively affect our operating results in fiscal 2009 and continued to negatively impact revenues in fiscal 2010.  Revenues for fiscal 2010 declined approximately 9.5% or $3 million from our prior fiscal year due to study delays and cancellations initiated by the sponsors as well as price declines for accepted work.  The lower sales volume and a decrease in our operating expenses created a net loss of $2.7 million, which is a 51% improvement from the prior fiscal year’s net loss of $5.5 million.  We experienced a 16% increase in revenue in the second half versus the first half of fiscal 2010 as the volume of bookings improved and products customers increased capital spending.   To improve cash flow and reduce our break-even level, we implemented additional cost reductions starting in the second quarter of fiscal 2010.  One such control was a reduction in work force, through both attrition and terminations, impacting all areas of operations.  This reduced our annual compensation expense and is expected to save us approximately $2.4 million annually.  These and other cost control measures resulted in the reduction of operating expenses, excluding goodwill impairment, by approximately 20% ($2.4 million) in fiscal 2010 compared to the prior fiscal year.  In addition, we reduced our capital expenditures by 46% ($400) in fiscal 2010.

In fiscal 2011, we will continue to monitor and address the impact that the challenging economy is having on our company and industry.   In fiscal 2011, we expect to see slow but continued improvement in the volume of new bookings, but little improvement in pricing.  We also expect improved gross profit margins due to the cost controls implemented.  If current economic factors and industry trends for the CRO industry continue or deteriorate in fiscal 2011, our results of operations could be adversely affected.  We have renegotiated our note payable and one mortgage, which were set to expire in December 2010 and February 2011, respectively, to extend the maturity dates to November 2012.  We will continue to assess the need for additional cost controls such as freezing non-essential capital expenditures and current wage rates, reducing employee costs through personnel reductions either by attrition or reduction in workforce, reducing non-essential expenses, and monitoring our operations for efficiencies to further reduce our break-even point.  We have debt and lease obligations of approximately $3.0 million in fiscal 2011.  Based on our expectation of a small increase in revenue, the availability on our line of credit, and the impact of the cost reductions implemented, we project that we will have the liquidity required to meet our fiscal 2011 operations and debt obligations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bioanalytical Systems Inc.

We have audited the consolidated balance sheets of Bioanalytical Systems, Inc. as of September 30, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity and comprehensive loss and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bioanalytical Systems, Inc as of September 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Indianapolis, Indiana
January 12, 2011

BIOANALYTICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2010	September 30, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,238	$1,422
Accounts receivable
Trade	3,704	3,670
Unbilled revenues and other	1,133	1,298
Inventories	1,618	1,673
Refundable income taxes	16	16
Prepaid expenses	496	555
Total current assets	8,205	8,634

Property and equipment, net	19,233	19,439
Goodwill	1,383	1,383
Intangible assets, net	76	84
Debt issue costs	96	123
Other assets	67	80
Total assets	$29,060	$29,743

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,535	$1,911
Accrued expenses	1,688	1,848
Customer advances	4,718	4,582
Income tax accruals	22	30
Revolving line of credit	1,460	1,195
Fair value of interest rate swaps	10	31
Current portion of capital lease obligation	470	524
Current portion of long-term debt	1,376	1,855
Total current liabilities	11,279	11,976

Capital lease obligation, less current portion	513	623
Long-term debt, less current portion	6,252	6,477

Shareholders’ equity:
Preferred Shares:
Authorized 1,000 shares; none issued and outstanding	—	—
Common shares, no par value:
Authorized 19,000 shares; issued and outstanding 4,915 at
December 31, 2010 and September 30, 2010 December, 2007	1,191	1,191
Additional paid-in capital	13,412	13,357
Accumulated deficit	(3,671)	(3,981)
Accumulated other comprehensive income	84	100
Total shareholders’ equity	11,016	10,667
Total liabilities and shareholders’ equity	$29,060	$29,743

The accompanying notes are an integral part of the condensed consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2010	2009
Service revenue	$6,143	$4,811
Product revenue	1,947	1,566
Total revenue	8,090	6,377

Cost of service revenue	4,668	4,570
Cost of product revenue	706	611
Total cost of revenue	5,374	5,181

Gross profit	2,716	1,196
Operating expenses:
Selling	685	785
Research and development	112	171
General and administrative	1,381	1,487
Total operating expenses	2,178	2,443

Operating income (loss)	538	(1,247)

Interest expense	(235)	(241)
Other income	7	—
Income (loss) before income taxes	310	(1,488)

Income taxes	—	—

Net income (loss)	$310	$(1,488)

Basic net income (loss) per share	$0.06	$(0.30)
Diluted net income (loss) per share	$0.06	$(0.30)

Weighted common shares outstanding:
Basic	4,915	4,915
Diluted	4,981	4,915

The accompanying notes are an integral part of the condensed consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2010	2009
Operating activities:
Net income (loss)	$310	$(1,488)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	530	607
Employee stock compensation expense	54	89
Provision for doubtful accounts	3	12
Gain on interest rate swaps	(21)	(17)
Loss on sale of property and equipment	1	—
Deferred income taxes	(8)	—
Changes in operating assets and liabilities:
Accounts receivable	128	1,437
Inventories	55	(160)
Refundable income taxes	—	6
Prepaid expenses and other assets	85	176
Accounts payable	(376)	53
Accrued expenses	(160)	(526)
Customer advances	136	53
Net cash provided by operating activities	737	242

Investing activities:
Capital expenditures	(311)	(57)
Net cash used by investing activities	(311)	(57)

Financing activities:
Payments of long-term debt	(704)	(128)
Payments on revolving line of credit	(7,752)	(7,334)
Borrowings on revolving line of credit	8,017	7,144
Payments on capital lease obligations	(164)	(191)
Net cash used by financing activities	(603)	(509)

Effect of exchange rate changes	(7)	(22)

Net decrease in cash and cash equivalents	(184)	(346)
Cash and cash equivalents at beginning of period	1,422	870
Cash and cash equivalents at end of period	$1,238	$524

The accompanying notes are an integral part of the condensed consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands unless otherwise indicated)
(Unaudited)

1.	DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Bioanalytical Systems, Inc. and its subsidiaries (“We,” the “Company” or “BASi”) engage in contract laboratory research services and other services related to pharmaceutical development. We also manufacture scientific instruments for life sciences research, which we sell with related software for use in industrial, governmental and academic laboratories. Our customers are located throughout the world.

We have prepared the accompanying unaudited interim condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”), and therefore should be read in conjunction with our audited consolidated financial statements, and the notes thereto, for the year ended September 30, 2010.  In the opinion of management, the condensed consolidated financial statements for the three months ended December 31, 2010 and 2009 include all adjustments which are necessary for a fair presentation of the results of the interim periods and of our financial position at December 31, 2010. The results of operations for the three months ended December 31, 2010 are not necessarily indicative of the results for the year ending September 30, 2011.

2.	STOCK-BASED COMPENSATION

The 2008 Stock Option Plan (“the Plan”) is used to promote our long-term interests by providing a means of attracting and retaining officers, directors and key employees and aligning their interests with those of our shareholders.  The Plan is described more fully in Note 8 in the Notes to the Consolidated Financial Statements in our Form 10-K for the year ended September 30, 2010.  All options granted under the plan had an exercise price equal to the market value of the underlying common shares on the date of grant.  We expense the estimated fair value of stock options over the vesting periods of the grants.  We recognize expense for awards subject to graded vesting using the straight-line attribution method, reduced for estimated forfeitures. Forfeitures are revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates and an adjustment is recognized at that time.  The assumptions used are detailed in Note 8 to the Consolidated Financial Statements in our Form 10-K for the year ended September 30, 2010.  Stock based compensation expense for the three months ended December 31, 2010 and 2009 was $54 and $89 with no tax benefits, respectively.

A summary of our stock option activity for the three months ended December 31, 2010 is as follows (in thousands except for share prices):

	Options (shares)	Weighted-Average Exercise Price	Weighted- Average Grant Date Fair Value

Outstanding - October 1, 2010	705	$2.66	$1.82
Exercised	-	-	-
Granted	-	-	-
Terminated	(15)	$3.73	$2.33
Outstanding - December 31, 2010	690	$2.63	$1.81

3.	INCOME (LOSS) PER SHARE

We compute basic income (loss) per share using the weighted average number of common shares outstanding.  We compute diluted income (loss) per share using the weighted average number of common and potential common shares outstanding. Potential common shares include the dilutive effect of shares issuable upon exercise of options to purchase common shares.  Shares issuable upon exercise of options were excluded from the computation of income (loss) per share for the quarter ended December 31, 2009, as they are anti-dilutive.

The following table reconciles our computation of basic income (loss) per share to diluted income (loss) per share:

	Three Months Ended December 31,
	2010	2009

Basic net income (loss) per share:
Net income (loss) applicable to common shareholders	$310	$(1,488)
Weighted average common shares outstanding	4,915	4,915
Basic net income (loss) per share	$0.06	$(0.30)

Diluted net income (loss) per share:
Diluted net income (loss) applicable to common shareholders	$310	$(1,488)
Weighted average common shares outstanding	4,915	4,915
Dilutive stock options/shares	66	—
Diluted weighted average common shares outstanding	4,981	4,915

Diluted net income (loss) per share	$0.06	$(0.30)

4.	INVENTORIES

Inventories consisted of the following:

	December 31, 2010	September 30, 2010

Raw materials	$1,417	$1,534
Work in progress	300	283
Finished goods	263	218
	$1,980	$2,035
Obsolescence reserve	(362)	(362)
	$1,618	$1,673

5.	SEGMENT INFORMATION

We operate in two principal segments - research services and research products. Our Services segment provides research and development support on a contract basis directly to pharmaceutical companies. Our Products segment provides liquid chromatography, electrochemical and physiological monitoring products to pharmaceutical companies, universities, government research centers and medical research institutions.  Our accounting policies in these segments are the same as those described in the summary of significant accounting policies found in Note 2 to Consolidated Financial Statements in our annual report on Form 10-K for the year ended September 30, 2010.

	Three Months Ended December 31,
	2010	2009
Revenue:
Service	$6,143	$4,811
Product	1,947	1,566
	$8,090	$6,377

Operating income (loss):
Service	$228	$(1,193)
Product	310	(54)
	$538	$(1,247)

6.	INCOME TAXES

We use the asset and liability method of accounting for income taxes.  We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date.  We record valuation allowances based on a determination of the expected realization of tax assets.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. We measure the amount of the accrual for which an exposure exists as the largest amount of benefit determined on a cumulative probability basis that we believe is more likely than not to be realized upon ultimate settlement of the position.  At December 31, 2010 and September 30, 2010, we had a $30 liability for other uncertain income tax positions.

We record interest and penalties related to income tax matters as a component of income tax expense.  Over the next twelve months we do not expect the total amount of unrecognized tax benefits to change significantly.  Interest and penalties are included in the reserve.

We file income tax returns in the U.S., several U.S. States, and the United Kingdom.  We remain subject to examination by taxing authorities in the jurisdictions in which we have filed returns for years after 2006.

We have an accumulated net deficit in our UK subsidiary. Therefore, we continue to maintain a full valuation allowance on the UK subsidiary deferred income tax balance. Also, a valuation allowance was established in fiscal 2009 against the US deferred income tax balance.

7.	DEBT

Mortgages and note payable

We have notes payable to Regions aggregating approximately $7,500. Regions notes payable include three outstanding mortgages on our facilities in West Lafayette and Evansville, Indiana, which total $6,901.  Two of the mortgages mature in November 2012 with an interest rate fixed at 7.1%, while the other matures in February 2011 with an interest rate of 6.1%.  In addition to the mortgages, we also have a note payable with Regions, which matured on December 18, 2010.  The annual interest rate on this term loan is equal to 6.1%. Monthly payments are $9 plus interest. The notes payable are collateralized by real estate at our West Lafayette and Evansville, Indiana locations.

On November 29, 2010, we executed amendments on two loans with Regions (“Regions”).  Regions agreed to accept a $500 principal payment on a note payable with $1.1 million of principal maturing on December 18, 2010 and a $500 principal payment on one mortgage with $1.3 million of principal maturing on February 11, 2011.  The principal payments are to be made on or before December 18, 2010 and February 11, 2011, respectively.  Thereafter, the unpaid principal on the note payable and the mortgage will be incorporated into a replacement note maturing on November 1, 2012.  The replacement note will bear interest at a monthly LIBOR plus 300 basis points (minimum of 4.5%) with monthly principal amortization.  On December 17, 2010, we made the $500 principal payment on the $1.1 million note.  Since we have made the first payment and expect to have the financial capacity to make the additional $500 payment in February 2011, we have classified this debt, to the extent of the amount of debt that will be reset to a due date past September 30, 2011, as non-current.

As part of the amendment, Regions also agreed to amend the loan covenants for the related debt to be more favorable to us.  Provided we comply with the revised covenant ratios, the amendment removes limitations on the Company’s purchase of fixed assets.   The covenants, which are common to such agreements, include maintenance of certain financial ratios including a fixed charge coverage of 1.25 to 1.0 and total liabilities to tangible net worth of no greater than 2.1 to 1.0.  At December 31, 2010 we were in compliance with these ratios and based on projections for fiscal 2011, we expect to be in compliance with our covenants throughout fiscal 2011.

The Regions loans contain both cross-default provisions with each other and with the revolving line of credit with Entrepreneur Growth Capital described below.

Revolving Line of Credit

On January 13, 2010, we entered into a new $3,000 revolving line of credit agreement (“Credit Agreement”) with Entrepreneur Growth Capital LLC (“EGC”), which we use for working capital and other purposes, to replace the PNC Bank line of credit that expired on January 15, 2010.  The initial term of the Credit Agreement was set to expire on January 31, 2011.  If we prepay prior to the expiration of the initial term (or any renewal term), then we are subject to an early termination fee equal to the minimum interest charges of $15 for each of the months remaining until expiration.

Borrowings bear interest at an annual rate equal to Citibank’s Prime Rate plus five percent (5%), or 8.25% as of December 31, 2010, with minimum monthly interest of $15.  Interest is paid monthly.  The line of credit also carries an annual facilities fee of 2% and a 0.2% collateral monitoring fee.  Borrowings under the Credit Agreement are secured by a blanket lien on our personal property, including certain eligible accounts receivable, inventory, and intellectual property assets, a second mortgage on our West Lafayette and Evansville real estate and all common shares of our U.S. subsidiaries and 65% of the common shares of our non-United States subsidiary. Borrowings are calculated based on 75% of eligible accounts receivable.  Under the Credit Agreement, the Company has agreed to restrict advances to subsidiaries, limit additional indebtedness and capital expenditures and comply with certain financial covenants outlined in the Credit Agreement.

On December 23, 2010, we negotiated an amendment to this Credit Agreement.  As part of the amendment, the maturity date was extended to January 31, 2013.  The Amendment reduced the minimum tangible net worth covenant requirement from $9,000 to $8,500 and waived all non-compliances with this covenant through the date of the Amendment. The Credit Agreement also contains cross-default provisions with the Regions loans and any future EGC loans. At December 31, 2010, we were in compliance with the minimum tangible net worth covenant requirement.

At December 31, 2010, we had available borrowings of $2,120 on this line, of which $1,460 was outstanding.

8.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, accounts receivable, inventories, prepaid expenses and other assets, accounts payable and other accruals approximate their fair values because of their nature and respective duration.  The fair value of the revolving credit facility and certain long-term debt is equal to their carrying values due to the variable nature of their interest rates.  Our long-term fixed rate debt was adjusted to market rate on June 30, 2010, which we believe approximates market rates for similar debt instruments at December 31, 2010.

9.	COMPREHENSIVE INCOME (LOSS)

Total comprehensive income (loss) is comprised of the total net income (loss) as well as the change in foreign currency translation. The table below presents comprehensive income (loss) for the three months ended December 31, 2010 and 2009, respectively.

	December 31, 2010	December 31, 2009

Net income (loss) as reported	$310	$(1,488)
Foreign currency translation adjustments	(16)	(18)

Comprehensive income (loss)	$294	$(1,506)

10.	NEW ACCOUNTING PRONOUNCEMENTS

In August 2008, the SEC announced that it will issue for comment a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with IFRS (International Financial Reporting Standards). IFRS is a comprehensive series of accounting standards published by the IASB (International Accounting Standards Board). Under the proposed roadmap, we could be required to prepare financial statements in accordance with IFRS beginning in fiscal 2014. The SEC has indicated it will make a determination in 2011 regarding mandatory adoption of IFRS.

In October 2009, the FASB issued an Accounting Standards Update on the accounting for revenue recognition to specifically address how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting.  This guidance was effective for revenue arrangements entered into or materially modified beginning October 1, 2010. This update has not impacted revenue in the periods presented, and we do not expect a material change from the methods in which we have historically reported revenues.

5,000 Series A Convertible Preferred Shares
(and _____ Common Shares underlying the Series A Convertible Preferred Shares)
_____ Warrants
(and _____ Common Shares underlying the Warrants)

____________________________

Prospectus
____________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (estimated except for the registration fee) expected to be incurred in connection with this offering.

SEC Registration Fee		$581
Legal Fees and Expenses	$		*
Accounting Fees and Expenses	$		*
Printing Expenses	$		*
Miscellaneous	$		*
Total

*       To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Indiana Business Corporation Law

Chapter 37 of the Indiana Business Corporation Law, as amended (the "IBCL"), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

Our second amended and restated articles of incorporation and second amended and restated bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers and employees against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the company.

Directors’ and Officers’ Liability Insurance

We maintain directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)	See Exhibit Index

(b)	Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

II-1

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, State of Indiana, on March 14, 2011.

BIOANALYTICAL SYSTEMS, INC.

By:	/s/ Michael R. Cox
Michael R. Cox
Vice President-Finance, Chief Financial and
Administrative Officer and Treasurer

KNOWN ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Anthony S. Chilton and Michael R. Cox, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony S. Chilton, Ph.D.*	President and Chief Executive Officer (principal	March 14, 2011
Anthony S. Chilton, Ph.D.	executive officer)

/s/ Michael R. Cox	Vice President-Finance, Chief Financial and	March 14, 2011
Michael R. Cox	Administrative Officer and Treasurer (principal financial and accounting officer)

/s/ John B. Landis, Ph.D.*	Director	March 14, 2011
John B. Landis, Ph.D.

/s/ Larry S. Boulet*	Director	March 14, 2011
Larry S. Boulet

/s/ David W. Crabb, M.D.*	Director	March 14, 2011
David W. Crabb, M.D.

/s/ David L. Omachinski*	Director	March 14, 2011
David L. Omachinski

/s/ A. Charlene Sullivan, Ph.D. *	Director	March 14, 2011
A. Charlene Sullivan, Ph.D.

*By: /s/ Michael R. Cox
Michael R. Cox, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Placement Agent Agreement
3.1	Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended December 31, 1997, SEC file number 000-23357).
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 10-K for the fiscal year ended September 30, 2009).
4.1	Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to Registration Statement on form S-1, Registration No. 333-36429).
4.2*	Form of Class A Warrant
4.3*	Form of Class B Warrant
4.4*	Form of Certificate of Designation of Preferences, Rights, and Limitations of Convertible Preferred Shares
5.1*	Opinion of Ice Miller LLP
10.1	Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank dated December 18, 2007 (incorporated by reference to Exhibit 10.7 of Form 10-K for the fiscal year ended September 30, 2007).
10.2
Form of Grant of non-qualified stock options dated April 1, 2004 to Michael R. Cox (incorporated by reference to Exhibit 10.3 to Form 10-Q for the fiscal quarter ended March 31, 2004, SEC file number 000-23357).

10.3
Agreement for Lease, by and among Bioanalytical Systems, Inc., Bioanalytical Systems Limited, Abbey (Deer) Park Management Limited and Pettifer Estates Limited, dated October 11, 2007 (incorporated by reference to Exhibit 10.1 to Form 8-K filed October 17, 2007).

10.4	Form of Lease, by and among Bioanalytical Systems, Inc., Bioanalytical Systems Limited and Pettifer Estates Limited (incorporated by reference to Exhibit 10.2 to Form 8-K filed October 17, 2007).
10.5	Employment Agreement between Michael R. Cox and Bioanalytical Systems, Inc., dated November 6, 2007 (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 13, 2007).
10.6
Employee Incentive Stock Option Agreement between Michael R. Cox and Bioanalytical Systems, Inc., dated November 6, 2007 (incorporated by reference to Exhibit 10.2 to Form 8-K filed November 13, 2007).

10.7
Bioanalytical Systems, Inc. 2008 Director and Employee Stock Option Plan (incorporated by reference to Appendix A to the Revised Definitive Proxy Statement filed February 5, 2008, SEC File No. 000-23357).

10.8	Form of Bioanalytical Systems, Inc. 2008 Employee Incentive Stock Option Agreement (*) (incorporated by reference to Exhibit 10.31 to Form 10-K for the fiscal year ended September 30, 2008).
10.9	Employment Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated December 1, 2008 (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 14, 2008).
10.10
Employee Incentive Stock Option Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated December 1, 2008 (incorporated by reference to Exhibit 10.36 to Form 10-K for the fiscal year ended September 30, 2008).

10.11
Temporary amendment to Loan Covenant between Bioanalytical Systems, Inc. and Regions Bank, dated May 18, 2009 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the fiscal quarter ended March 31, 2009).

10.12
Third amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank, dated January 13, 2010 (incorporated by reference to Exhibit 10.34 to Form 10-K for the fiscal year ended September 30, 2009).

10.13
Loan and Security Agreement by and between Bioanalytical Systems, Inc., and Entrepreneur Growth Capital LLC, executed January 13, 2010 (incorporated by reference to Exhibit 10.35 to Form 10-K for the fiscal year ended September 30, 2009).

10.14
Master Lease Agreement, by Bioanalytical Systems, Inc. and Forum Financial Services, dated January 22, 2010 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the fiscal quarter ended December 31, 2009).

10.15
Amended and Restated Employment Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated February 1, 2010 (incorporated by reference to Exhibit 10.6 to Form 10-Q for the fiscal quarter ended December 31, 2009).

10.16
Employee Incentive Stock Option Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated February 1, 2010 (incorporated by reference to Exhibit 10.7 to Form 10-Q for the fiscal quarter ended December 31, 2009).

10.17
Amendment to Employment Agreement between Michael R. Cox and Bioanalytical Systems Inc., dated April 15, 2010 (incorporated by reference to Exhibit 10.1 to Form 10-Q for the fiscal quarter ended June 30, 2010).

10.18
Employee Incentive Stock Option Agreement between Michael R. Cox and Bioanalytical Systems Inc. dated April 15, 2010 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the fiscal quarter ended June 30, 2010).

10.19	Promissory Note between Bioanalytical Systems, Inc. and Algorithme Holding Inc. dated April 30, 2010 (incorporated by reference to Exhibit 10.1 to Form 8-K filed May 3, 2010).
10.20
Employee Incentive Stock Option Agreement between Anthony S. Chilton and Bioanalytical Systems, Inc., dated May 12, 2010 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the fiscal quarter ended June 30, 2010).

10.21
Amendment to Loan and Security Agreement between Bioanalytical Systems, Inc., and Entrepreneur Growth Capital LLC, dated May 13, 2010 (incorporated by reference to Exhibit 10.9 to Form 10-Q for the fiscal quarter ended March 31, 2010).

10.22
Employment Agreement between Alberto F. Hidalgo and Bioanalytical Systems Inc., dated August 18, 2010 (incorporated by reference to Exhibit 10.22 to Form 10-K for the fiscal year ended September 30, 2010).

10.23
Non-Qualified Employee Stock Option Agreement between Alberto F. Hidalgo and Bioanalytical Systems Inc., dated August 18, 2010 (incorporated by reference to Exhibit 10.23 to Form 10-K for the fiscal year ended September 30, 2010).

10.24	Fourth Amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank, executed November 29, 2010 (incorporated by reference to Exhibit 10.1 for Form 8-K filed December 2, 2010).
10.25
Amendment to Loan and Security Agreement between Bioanalytical Systems, Inc., and Entrepreneur Growth Capital LLC, dated December 23, 2010 (incorporated by reference to Exhibit 10.1 to Form 8-K filed December 30, 2010).

10.26
Amendment to the Fourth Amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank, as amended on December 29, 2010 (incorporated by reference to Exhibit 10.1 for Form 8-K filed January 5, 2011).

10.27*	Form of Securities Purchase Agreement
10.28	Fifth Amendment to Loan Agreement between Bioanalytical Systems, Inc. and Regions Bank on February 22, 2011 (incorporated by reference to Exhibit 10.1 for Form 8-K filed February 24, 2011).
21.1	Subsidiaries of Bioanalytical Systems, Inc. (incorporated by reference to Exhibit 21.1 to Form 10-K for the fiscal year ended September 30, 2010).
23.1†	Consent of Crowe Horwath LLP
23.2*	Consent of Ice Miller LLP
24.1	Powers of Attorney (see signature page)

*   To be filed by amendment.
†   Filed herewith.